   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 1996
                                                        REGISTRATION NO. 33-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              CISCO SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       CALIFORNIA                    3679                    77-0059951
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)
                             170 WEST TASMAN DRIVE
                          SAN JOSE, CALIFORNIA 95134
                                (408) 526-4000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                LARRY R. CARTER
    VICE PRESIDENT, FINANCE AND ADMINISTRATION AND CHIEF FINANCIAL OFFICER
                              CISCO SYSTEMS, INC.
                             170 WEST TASMAN DRIVE
                          SAN JOSE, CALIFORNIA 95134
                                (408) 526-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
         EDWARD M. LEONARD, ESQ.                MICHAEL C. PHILLIPS, ESQ.
     BROBECK, PHLEGER & HARRISON LLP             MORRISON & FOERSTER LLP
          TWO EMBARCADERO PLACE                    755 PAGE MILL ROAD
              2200 GENG ROAD                   PALO ALTO, CALIFORNIA 94304
       PALO ALTO, CALIFORNIA 94303                   (415) 813-5600
              (415) 424-0160

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: AT THE EFFECTIVE TIME OF THE MERGER OF A WHOLLY-OWNED SUBSIDIARY OF THE REGISTRANT WITH AND INTO TGV SOFTWARE, INC., WHICH SHALL OCCUR AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND THE SATISFACTION OF ALL CONDITIONS TO CLOSING OF SUCH MERGER.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                       PROPOSED
                                         PROPOSED      MAXIMUM
  TITLE OF EACH CLASS OF     AMOUNT      MAXIMUM      AGGREGATE    AMOUNT OF
     SECURITIES TO BE        TO BE    OFFERING PRICE   OFFERING   REGISTRATION
        REGISTERED         REGISTERED  PER UNIT(1)     PRICE(1)    FEE(1)(2)
------------------------------------------------------------------------------
Common Stock, no par
 value...................  2,432,907     $46.375     $112,826,062  $38,905.54

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on February 21,
    1996 in accordance with Rule 457 under the Securities Act of 1933.
(2) Of this amount, $18,857.08 was paid in connection with the filing of the Preliminary Proxy material of TGV Software, Inc. on February 5, 1996. In accordance with Rule 0-11(a)(2) under the Securities Exchange Act of 1934 and Section 6(b) under the Securities Act of 1933, the balance of the filing fee is being submitted herewith.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              CISCO SYSTEMS, INC.

CROSS-REFERENCE SHEET PURSUANT TO RULE 404(a) OF THE SECURITIES ACT OF 1933, AS AMENDED,AND ITEM 501(b) OF REGULATION S-K, SHOWING THE LOCATION OR HEADING IN THE PROXY STATEMENT/PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

          TITLE OF FORM S-4 ITEM              LOCATION IN PROXY STATEMENT/PROSPECTUS
          ----------------------              --------------------------------------
 A. INFORMATION ABOUT THE TRANSACTION
 Item  1.Forepart of Registration
         Statement and Outside Front
         Cover Page of Prospectus........  Outside Front Cover Page
 Item  2.Inside Front and Outside Back
         Cover Pages of Prospectus.......  Table of Contents; Available Information;
                                            Incorporation of Certain Documents by
                                            Reference
 Item  3.Risk Factors, Ratio of Earnings
         to Fixed Charges and Other
         Information.....................  Summary; Selected Historical and Pro Forma
                                            Financial Data and Comparative Per Share
                                            Data; Risk Factors
 Item  4. Terms of the Transaction.......  Summary; The Merger and Related
                                            Transactions; Comparison of Rights of
                                            Stockholders of Cisco and TGV
 Item  5. Pro Forma Financial
          Information....................  Not Applicable
 Item  6.Material Contracts with the
         Company Being Acquired..........  The Merger and Related Transactions
 Item  7.Additional Information Required
         for Reoffering by Persons and
         Parties Deemed to be
         Underwriters....................  Not Applicable
 Item  8.Interests of Named Experts and
         Counsel.........................  Not Applicable
 Item  9.Disclosure of Commission
         Position on Indemnification for
         Securities Act Liabilities......  Not Applicable
 B. INFORMATION ABOUT THE REGISTRANT
 Item 10.Information With Respect to S-3
         Registrants.....................  Available Information; Incorporation of
                                            Certain Documents by Reference; Summary;
                                            Market Price and Dividend Information;
                                            Selected Historical Financial Data and
                                            Comparative Per Share Data
 Item 11.Incorporation of Certain
         Information by Reference........  Incorporation of Certain Documents by
                                            Reference
 Item 12.Information With Respect to S-2
         or S-3 Registrants..............  Not Applicable
 Item 13.Incorporation of Certain
         Information by Reference........  Not Applicable
 Item 14.Information With Respect to
         Registrants Other Than S-2 or S-
         3 Registrants...................  Not Applicable

          TITLE OF FORM S-4 ITEM              LOCATION IN PROXY STATEMENT/PROSPECTUS
          ----------------------              --------------------------------------
 C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 Item 15.Information With Respect to S-3
         Companies.......................  Not Applicable
 Item 16.Information With Respect to S-2
         or S-3 Companies................  Not Applicable
 Item 17.Information With Respect to
         Companies Other Than S-2 or S-3
         Companies.......................  Available Information; Summary; Market
                                            Price and Dividend Information; Selected
                                            Historical Financial Data and Comparative
                                            Per Share Data; Principal Stockholders of
                                            TGV; TGV Software, Inc.; Selected
                                            Consolidated Financial Data of TGV; TGV's
                                            Management's Discussion and Analysis of
                                            Financial Conditions and Results of
                                            Operations
 D. VOTING AND MANAGEMENT INFORMATION
 Item 18.Information if Proxies, Consents
         or Authorizations Are to Be
         Solicited.......................  Incorporation of Certain Documents by
                                            Reference; Summary; The TGV Meeting; The
                                            Merger and Related Transactions;
                                            Stockholder Proposals
 Item 19.Information if Proxies, Consents
         or Authorizations Are Not to Be
         Solicited, or in an Exchange
         Offer...........................  Not Applicable

                                  [TGV LOGO]


                                                                  March 5, 1996
Dear Stockholder:

  I am pleased to forward the enclosed Proxy Statement/Prospectus for the Special Meeting (the "TGV Meeting") of Stockholders of TGV Software, Inc. ("TGV") to be held March 25, 1996 at 10:00 a.m. local time, at TGV's Scotts Valley facilities located at 5617 Scotts Valley Drive, Suite 200, Scotts Valley, California. The purpose of the TGV Meeting is to consider and vote upon the combination of TGV with Cisco Systems, Inc. ("Cisco") through the merger (the "Merger") of Big Sky Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of Cisco, with and into TGV.

  The Merger is subject to the terms and conditions of an Agreement and Plan of Reorganization, dated as of January 23, 1996, as amended (the "Reorganization Agreement"), by and among Cisco, Merger Sub and TGV. In the Merger, Merger Sub will be merged with and into TGV; TGV will be the surviving corporation and will thus become a wholly-owned subsidiary of Cisco. Pursuant to the Merger, each outstanding share of the Common Stock of TGV ("TGV Common Stock") will be converted, without any action on the part of the holder thereof, into the right to receive two-fifths (0.40) of a share of newly-issued Common Stock of Cisco ("Cisco Common Stock"). In addition, Cisco will assume TGV's obligations with respect to outstanding options and warrants to purchase TGV Common Stock. The shares of Cisco Common Stock held by Cisco stockholders prior to the Merger will remain unchanged by the Merger. It is expected that, as a result of the Merger, Cisco will increase its fully-diluted shares outstanding by approximately 3.0 million shares, which will represent approximately 0.54% of Cisco's outstanding Common Stock as of January 23, 1996. THE FOREGOING EXCHANGE RATIO BETWEEN CISCO SECURITIES AND TGV SECURITIES HAS BEEN ADJUSTED TO REFLECT A TWO-FOR-ONE STOCK SPLIT EFFECTED BY CISCO ON FEBRUARY 16, 1996.

  The accompanying Proxy Statement/Prospectus provides a detailed description of the Reorganization Agreement, certain business and financial information of Cisco and TGV and other important information, which you are urged to read carefully. Copies of the Reorganization Agreement and the form of Certificate of Merger are attached to the Proxy Statement/Prospectus as Appendix A. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS RELATED TO CISCO COMMON STOCK AND THE EXCHANGE RATIO BETWEEN CISCO SECURITIES AND TGV SECURITIES HAS BEEN ADJUSTED TO REFLECT A TWO-FOR-ONE STOCK SPLIT EFFECTED BY CISCO ON FEBRUARY 16, 1996.

  THE TGV BOARD OF DIRECTORS (THE "BOARD") HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE PROPOSED MERGER. THE BOARD UNANIMOUSLY BELIEVES THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE PROPOSED MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE TGV STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE TGV STOCKHOLDERS VOTE "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT AND CONSUMMATION OF THE MERGER.

  TGV retained the investment banking firm of Wessels, Arnold & Henderson, L.L.C. ("Wessels") to advise it with respect to the consideration to be paid by Cisco to the TGV stockholders pursuant to the Merger. Wessels delivered to the TGV Board its written opinion dated January 23, 1996 that, in its opinion, the consideration to be received by the holders of TGV Common Stock pursuant to the Reorganization Agreement is fair, from a financial point of view, to the holders of TGV Common Stock, as of the date of such opinion. A copy of the opinion is attached to the Proxy Statement/Prospectus as Appendix B. At the request of the TGV Board, Wessels delivered an update to its written opinion to the TGV Board on February 27, 1996. In connection with preparing such update, Wessels reviewed the information and analysis identified in the January 23, 1996 opinion in addition to reviewing certain other information made publicly available subsequent to that date. Based on such information and analysis and subject to the same limitations as were contained in the January 23, 1996 opinion, Wessels opined that the consideration to be received by the holders of TGV's Common Stock pursuant to the Reorganization Agreement is fair, from a financial point of view, to the holders of TGV's Common Stock, as of the date of such update. TGV stockholders are urged to read the January 23, 1996 opinion in its entirety.

  The Reorganization Agreement and the consummation of the Merger must be approved by the holders of TGV Common Stock representing a majority of the total votes cast on such matters by holders of TGV Common Stock present in person or represented by proxy at the meeting and entitled to vote. Your vote on this matter is very important. We urge you to review carefully the enclosed material and to return your proxy promptly.

  WHETHER OR NOT YOU PLAN TO ATTEND THE TGV MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. YOU SHOULD NOT SEND IN THE STOCK CERTIFICATE(S) FOR YOUR TGV COMMON STOCK AT THIS TIME.

  On behalf of the Board, I thank you for your support and urge you to vote FOR approval of the Reorganization Agreement and consummation of the Merger.

                                          Sincerely,


                                          /s/ Craig A. Conway

                                          Craig A. Conway
                                          President and Chief Executive
                                           Officer

                              TGV SOFTWARE, INC.
                               101 COOPER STREET
                             SANTA CRUZ, CA 95060

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 25, 1996

                               ----------------

TO THE STOCKHOLDERS OF TGV SOFTWARE, INC.

  NOTICE IS HEREBY GIVEN that a Special Meeting (the "TGV Meeting") of Stockholders of TGV Software, Inc., a Delaware corporation ("TGV"), will be held at 10:00 a.m., local time, on March 25, 1996 at TGV's Scotts Valley facilities located at 5617 Scotts Valley Drive, Suite 200, Scotts Valley, California for the following purposes:

    1. To consider and vote upon a proposal to approve (a) the Agreement and Plan of Reorganization, dated as of January 23, 1996, as amended (the "Reorganization Agreement"), by and among Cisco Systems, Inc., a California corporation ("Cisco"), Big Sky Acquisition Corporation, a Delaware corporation and a newly formed, wholly-owned subsidiary of Cisco ("Merger Sub"), and TGV, and (b) the merger of Merger Sub with and into TGV (the "Merger") whereby, among other things, TGV will survive the Merger and become a wholly-owned subsidiary of Cisco, each outstanding share of TGV Common Stock, $.001 par value per share ("TGV Common Stock"), will be converted into two-fifths (0.40) of a share of Cisco Common Stock, no par value per share ("Cisco Common Stock"), each outstanding option to purchase a share of TGV Common Stock will be assumed by Cisco and converted into an option to purchase two-fifths (0.40) of a share of Cisco Common Stock, with the exercise price adjusted accordingly, and each outstanding warrant to purchase a share of TGV Common Stock will be assumed by Cisco and converted into a warrant to purchase two-fifths (0.40) of a share of Cisco Common Stock, with the exercise price adjusted accordingly. THE FOREGOING EXCHANGE RATIO BETWEEN CISCO SECURITIES AND TGV SECURITIES HAS BEEN ADJUSTED TO REFLECT A TWO-FOR-ONE STOCK SPLIT EFFECTED BY CISCO ON FEBRUARY 16, 1996.

    2. To transact such other business as may properly come before the TGV Meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement/Prospectus, a copy of which is attached hereto and made a part hereof and which you are urged to read carefully.

  The Board of Directors has fixed the close of business on February 15, 1996 as the record date for determining stockholders entitled to notice of and to vote at the TGV Meeting and any adjournment or postponement thereof. Approval of the Reorganization Agreement and the Merger will require the affirmative vote of the holders of TGV Common Stock representing a majority of the total votes cast on such matters by holders of TGV Common Stock present in person or represented by proxy at the TGV Meeting and entitled to vote.

  TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE TGV MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE TGV MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE TGV MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ CRAIG A. CONWAY

                                          Craig A. Conway
                                          President and Chief Executive
                                           Officer

Santa Cruz, California
March 5, 1996

                              TGV SOFTWARE, INC.
                                PROXY STATEMENT

                               ----------------

                              CISCO SYSTEMS, INC.
                                  PROSPECTUS

  This Proxy Statement/Prospectus is being furnished to the stockholders of TGV Software, Inc., a Delaware corporation ("TGV"), in connection with the solicitation of proxies by the TGV Board of Directors for use at the Special Meeting of TGV stockholders (the "TGV Meeting") to be held at 10:00 a.m., local time, on March 25, 1996, at TGV's Scotts Valley facilities located at 5617 Scotts Valley Drive, Suite 200, Scotts Valley, California, and at any adjournments or postponements of the TGV Meeting.

  This Proxy Statement/Prospectus constitutes the Prospectus of Cisco Systems, Inc. ("Cisco") for use in connection with the offer and issuance of shares of Common Stock of Cisco, no par value per share ("Cisco Common Stock"), pursuant to the merger (the "Merger") of Big Sky Acquisition Corporation, a Delaware corporation and a newly formed, wholly-owned subsidiary of Cisco ("Merger Sub"), with and into TGV under the terms of the Agreement and Plan of Reorganization, as amended (the "Reorganization Agreement"), dated as of January 23, 1996, by and among Cisco, Merger Sub and TGV. A copy of the Reorganization Agreement is attached hereto as Appendix A. As a result of the Merger, TGV will become a wholly-owned subsidiary of Cisco. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS RELATED TO CISCO COMMON STOCK AND THE EXCHANGE RATIO BETWEEN CISCO SECURITIES AND TGV SECURITIES HAS BEEN ADJUSTED TO REFLECT A TWO-FOR-ONE STOCK SPLIT EFFECTED BY CISCO ON FEBRUARY 16, 1996.

  Upon the effectiveness of the Merger, (a) each outstanding share of Common Stock of TGV, $.001 par value per share ("TGV Common Stock"), will be converted into two-fifths (0.40) of a share of Cisco Common Stock, (b) each outstanding option to purchase TGV Common Stock (a "TGV Option") will be converted into an option to purchase a number of shares of Cisco Common Stock determined by multiplying the number of shares subject to the TGV Option by two-fifths (0.40), at an exercise price per share equal to the exercise price per share of the TGV Option divided by two-fifths (0.40), and (c) each outstanding warrant to purchase TGV Common Stock (a "TGV Warrant") will be converted into a warrant to purchase a number of shares of Cisco Common Stock determined by multiplying the number of shares subject to the TGV Warrant by two-fifths (0.40), at an exercise price per share equal to the exercise price per share of the TGV Warrant divided by two-fifths (0.40). An aggregate of approximately 2.3 million shares of Cisco Common Stock (based on 5,832,267 shares of TGV Common Stock outstanding as of February 15, 1996) will be issued by Cisco in the Merger, and options to purchase an aggregate of approximately 524,044 additional shares of Cisco Common Stock (based on 1,310,112 shares of TGV Common Stock subject to outstanding TGV Options as of February 15, 1996) and warrants to purchase an aggregate of approximately 100,000 additional shares of Cisco Common Stock (based on 250,000 shares of TGV Common Stock subject to outstanding TGV Warrants as of February 15, 1996) will be assumed by Cisco in the Merger.

  On January 23, 1996, the closing sales prices on the Nasdaq National Market of Cisco Common Stock and TGV Common Stock were $38.94 and $11.00, respectively.

  This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of TGV on or about March 5, 1996.

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/ PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. TGV STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 14.

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MARCH 5, 1996.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................  iv
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   v
TRADEMARKS................................................................   v
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The Merger; Conversion of Securities....................................   2
  The TGV Meeting.........................................................   3
  Opinion of TGV's Financial Advisor......................................   5
  Recommendation of TGV's Board of Directors..............................   5
  Voting Agreements.......................................................   5
  Affiliates Agreements...................................................   5
  Employment and Non-Competition Agreements...............................   5
  Stock Option Agreement..................................................   5
  The Agreement and Plan of Reorganization................................   6
  Interests of Certain Persons in the Merger..............................   8
  Risk Factors............................................................   8
  Regulatory Matters......................................................   8
  Certain Federal Income Tax Considerations...............................   8
  Accounting Treatment....................................................   8
  Comparison of Stockholder Rights........................................   9
MARKET PRICE AND DIVIDEND INFORMATION.....................................  10
  Cisco Market Price Data.................................................  10
  TGV Market Price Data...................................................  10
  Dividend Information....................................................  10
  Recent Closing Prices...................................................  11
  Number of Stockholders..................................................  11
SELECTED HISTORICAL FINANCIAL DATA AND COMPARATIVE PER SHARE DATA.........  12
  Selected Historical Financial Data......................................  12
  Comparative Per Share Data..............................................  13
RISK FACTORS..............................................................  14
  Potential Fluctuations in Quarterly Results and Future Growth Rate......  14
  Acquisition Strategy....................................................  15
  Competition.............................................................  15
  Dependence on New Product Development; Rapid Technological and Market
   Change.................................................................  15
  Patents, Intellectual Property and Licensing............................  16
  Manufacturing Risks.....................................................  16
  Volatility of Stock Price...............................................  17
THE TGV MEETING...........................................................  18
  Date, Time and Place of the TGV Meeting.................................  18
  Record Date and Shares Entitled to Vote.................................  18
  Voting of Proxies.......................................................  18
  Vote Required...........................................................  18
  Quorum; Abstentions and Broker Non-Votes................................  18
  Solicitation of Proxies and Expenses....................................  19
  Board Recommendation....................................................  19

                                                                          PAGE
                                                                          ----
PRINCIPAL STOCKHOLDERS OF TGV............................................  20
THE MERGER AND RELATED TRANSACTIONS......................................  21
  General................................................................  21
  Conversion of Shares...................................................  21
  Conversion of Options..................................................  21
  Conversion of Warrants.................................................  21
  Exchange of Certificates...............................................  22
  Notification Regarding Options and Warrants............................  22
  Background of the Merger...............................................  23
  Reasons for the Merger.................................................  25
  Operations Following the Merger........................................  27
  Opinion of Financial Advisor...........................................  27
  Related Agreements.....................................................  30
  The Agreement and Plan of Reorganization...............................  33
  Regulatory Matters.....................................................  41
  Certain Federal Income Tax Considerations..............................  41
  Accounting Treatment...................................................  43
  No Appraisal Rights....................................................  43
TGV SOFTWARE, INC........................................................  44
  Business...............................................................  44
  Technology.............................................................  44
  Products...............................................................  45
  Other TGV Products.....................................................  46
  Product Development....................................................  47
  Sales and Marketing....................................................  47
  Customers..............................................................  48
  Customer Support and Professional Services.............................  48
  Competition............................................................  49
  Proprietary Rights.....................................................  50
  Employees..............................................................  50
  Properties.............................................................  50
  Legal Proceedings......................................................  50
SELECTED CONSOLIDATED FINANCIAL DATA OF TGV..............................  51
TGV'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  52
  Liquidity and Capital Resources........................................  56
  Business Outlook.......................................................  57
COMPARISON OF RIGHTS OF STOCKHOLDERS OF CISCO AND TGV....................  58
  Vote Required for Extraordinary Transactions...........................  58
  Director Nominations...................................................  58
  Amendment to Governing Documents.......................................  59
  Appraisal Rights.......................................................  59
  Derivative Action......................................................  60
  Stockholder Consent in Lieu of Meeting.................................  60
  Fiduciary Duties of Directors..........................................  60
  Stockholder Proposals..................................................  60
  Indemnification........................................................  61
  Director Liability.....................................................  61
  Anti-Takeover Provisions and Interested Stockholder Transactions.......  62
  Cumulative Voting......................................................  62

                                                                           PAGE
                                                                           ----
STOCKHOLDER PROPOSALS.....................................................  63
EXPERTS...................................................................  63
LEGAL MATTERS.............................................................  63
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF TGV......................... F-1
APPENDICES
  A - Agreement and Plan of Reorganization, as amended, and Certificate of
   Merger................................................................. A-1
  B - Opinion of Wessels, Arnold & Henderson.............................. B-1
  C - Stock Option Agreement.............................................. C-1

  NO PERSON HAS BEEN AUTHORIZED BY CISCO OR TGV TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CISCO OR TGV. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

  NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Cisco and TGV are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by Cisco and material filed by TGV can be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

  Under the rules and regulations of the Commission, the solicitation of proxies from stockholders of TGV to approve the Reorganization Agreement and the consummation of the Merger constitutes an offering of the Cisco Common Stock to be issued in connection with the Merger. Accordingly, Cisco has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering. This Proxy Statement/Prospectus constitutes the prospectus of Cisco that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference herein, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following Cisco documents filed with the Commission are incorporated by reference in this Proxy Statement/Prospectus:

  1. Cisco's Annual Report on Form 10-K for the fiscal year ended July 30,
1995.

  2. Cisco's Quarterly Report on Form 10-Q for the three-month period ended October 29, 1995.

  3. Cisco's Current Report on Form 8-K filed on September 29, 1995 and November 3, 1995.

  4. The description of Cisco's capital stock contained in Cisco's Registration Statement on Form 8-A dated January 8, 1990, including any amendment or report filed for the purpose of updating such description.

  All reports and definitive proxy or information statements filed by Cisco pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the TGV Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). WITH RESPECT TO CISCO'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO CISCO SYSTEMS, INC., INVESTOR RELATIONS OFFICE, 170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134 (TELEPHONE (408) 526-4000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY SUCH REQUEST SHOULD BE MADE BY MARCH 18, 1996.

  All information contained in this Proxy Statement/Prospectus relating to Cisco has been supplied by Cisco, and all information relating to TGV has been supplied by TGV.

                                  TRADEMARKS

  CiscoFusion and Cisco IOS are trademarks and Cisco, Cisco Systems, EtherSwitch, Kalpana, Lightstream, and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. TGV MultiNet, Phase/IP, Secure/IP and TGV.COM are trademarks and TGV, MultiNet, MultiWare and the TGV logos are registered trademarks of TGV Software, Inc. This Proxy Statement/Prospectus also contains trademarks of companies other than Cisco, TGV and their respective subsidiaries.

  Cisco's quarter and fiscal year ends fall on the last Sunday of the month. For ease of presentation, quarters and fiscal years are shown in this Proxy Statement/Prospectus as calendar month ends. Unless otherwise indicated, all information in this Proxy Statement/Prospectus related to Cisco Common Stock and the exchange ratio between Cisco securities and TGV Common Stock, TGV Options and TGV Warrants (collectively, "TGV Securities") has been adjusted to reflect a two-for-one stock split effected by Cisco on February 16, 1996.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus, the Appendices and Exhibits hereto and documents incorporated by reference herein. The summary does not contain a complete statement of material information relating to the Reorganization Agreement, the Merger or the other matters discussed herein and is subject to, and qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Proxy Statement/Prospectus and the Appendices and Exhibits hereto. Stockholders are urged to read this Proxy Statement/Prospectus and the Appendices and Exhibits in their entirety. Unless otherwise indicated, all information in this Proxy Statement/Prospectus related to Cisco Common Stock and the exchange ratio between Cisco securities and TGV Securities has been adjusted to reflect a two-for-one stock split effected by Cisco on February 16, 1996.

  This Proxy Statement/Prospectus contains forward looking statements about future results which are subject to risks and uncertainties. TGV's and Cisco's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

THE COMPANIES

 Cisco.

  Cisco develops, manufactures, markets and supports high-performance, multiprotocol internetworking systems that link geographically dispersed local-area and wide-area networks ("LANs" and "WANs", respectively) to form a single information infrastructure. Cisco products include a wide range of routers, LAN and Asynchronous Transfer Mode ("ATM") switches, dial-up access servers and network management software solutions. The common thread running through these products is the Cisco Internetwork Operating System ("Cisco IOS") software, which today provides the native intelligence for more than 450,000 installed Cisco units and is an integral part of the products of more than two dozen global partners.

  The Cisco IOS software is a sophisticated suite of networking capabilities that provides network connectivity, security and interoperability for all of today's standard data protocols, media access methods and products from leading information service vendors. This software resides at the heart of Cisco's internetworking products and within the hardware of more than two dozen vendor partners including Alcatel, Cabletron Systems, Compaq Computers, LanOptics, NEC, Northern Telecom and Sun Microsystems. Cisco's modular hardware and software architecture allows products to be configured in a wide variety of ways to suit customers' specific needs.

  Cisco expanded the Cisco IOS feature set by addressing new markets and technologies. These include a range of remote access products, as well as switching products. In 1994, Cisco introduced the CiscoFusion architecture, which blends the capabilities of today's routed internetworks with the emerging technologies of ATM, LAN workgroup switches and virtual LANs.

  Cisco sells its products in approximately 75 countries through a combination of direct sales, distributors, and direct and indirect resellers. Cisco's worldwide Original Equipment Manufacturer ("OEM") customers and resellers include Alcatel, AT&T, British Telecom, Cabletron Systems, Digital Equipment Corporation, Ericsson, Hewlett-Packard, MCI, NEC Corporation, Olivetti, Siemens, Sprint, Unisys and US West. Cisco has established technology partnerships with a number of companies to address specialized segments of the internetworking marketplace, and has partnered with leading WAN technology and service providers to offer flexible options to customers. Cisco offers customer service and support through its technical assistance centers in California, North Carolina, Australia and Belgium, and provides on-site hardware maintenance on a worldwide basis through IBM, AT&T and Hewlett-Packard.

  Unless otherwise indicated, "Cisco" refers to Cisco Systems, Inc., a California corporation, and its wholly-owned and majority-owned subsidiaries. Cisco was incorporated in California in December 1984. Cisco's principal executive offices are located at 170 West Tasman Drive, San Jose, California 95134. Its telephone number is (408) 526-4000.

 TGV.

  TGV develops, markets and supports internetworking software products which enable connectivity between disparate computer systems over local area, enterprise-wide and global computing networks. TGV's MultiNet product line is based on Transmission Control Protocol/Internet Protocol ("TCP/IP"), the most widely used protocol for global interconnectivity. TGV's products consist of its proprietary protocol stack and an integrated suite of applications, including remote access, file and resource sharing, network management and email. TGV's products have been designed to work with computer systems utilizing the OpenVMS, UNIX and Microsoft Windows operating environments.

  TGV initially targeted the OpenVMS market for its TCP/IP products. OpenVMS systems have been widely accepted by large organizations to run mission critical applications because of their high security and reliability and are increasingly being integrated into enterprise-wide client/server networks. TGV believes that it is the leading independent producer of TCP/IP solutions for this market. TGV has subsequently targeted the Microsoft Windows market. In June 1995, TGV released MultiNet for Windows, its first product designed for the Microsoft Windows operating environment.

  Unless otherwise indicated, "TGV" refers to TGV Software, Inc., a Delaware corporation, and its wholly-owned and majority-owned subsidiaries. TGV was incorporated in California in July 1988 and reincorporated in Delaware in November 1994. TGV's principal executive offices are located at 101 Cooper Street, Santa Cruz, California 95060. Its telephone number is (408) 457-5200.

 Merger Sub.

  "Merger Sub" refers to Big Sky Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Cisco formed solely for the purpose of the Merger. Merger Sub's principal executive offices are located at 170 West Tasman Drive, San Jose, California 95134. Its telephone number is (408) 526-4000.

THE MERGER; CONVERSION OF SECURITIES

  Cisco, Merger Sub and TGV have entered into the Reorganization Agreement, whereby Merger Sub will be merged with and into TGV, resulting in TGV becoming a wholly-owned subsidiary of Cisco. See "The Merger and Related Transactions."

  Upon consummation of the Merger, each share of TGV Common Stock then outstanding will be converted automatically into the right to receive two-fifths (0.40) of a share of Cisco Common Stock. Cash will be paid in lieu of fractional shares. Based upon the capitalization of TGV and Cisco as of the date of the Reorganization Agreement, the stockholders of TGV will own Cisco Common Stock representing approximately 0.42% of the Cisco Common Stock outstanding immediately after consummation of the Merger. See "The Merger and Related Transactions - Conversion of Shares."

  Also upon consummation of the Merger, each TGV Option then outstanding will be assumed by Cisco and will be converted automatically into an option to purchase a number of shares of Cisco Common Stock determined by multiplying the number of shares of TGV Common Stock subject to the TGV Option by two-fifths (0.40), at an exercise price per share equal to the exercise price per share of the TGV Option at the time of the Merger divided by two-fifths (0.40), rounded up to the nearest whole cent. To avoid fractional shares, the number of shares of Cisco Common Stock subject to a converted TGV Option will be rounded down to the nearest whole share. The other terms of the TGV Options, including vesting schedules, will remain unchanged. Cisco will file a Registration Statement on Form S-8 with the Commission with respect to the shares of Cisco Common Stock issuable upon exercise of assumed TGV Options originally issued under each of the TGV 1990 Stock Plan and the TGV 1995 Stock Option Plan. See "The Merger and Related Transactions - Conversion of Options."

  Also upon consummation of the Merger, each TGV Warrant then outstanding will be assumed by Cisco and will be converted automatically into a warrant to purchase a number of shares of Cisco Common Stock determined by multiplying the number of shares of TGV Common Stock subject to the TGV Warrant by two-fifths (0.40), at an exercise price per share equal to the exercise price per share of the TGV Warrant at the time of the Merger divided by two-fifths (0.40), rounded up to the nearest whole cent. To avoid fractional shares, the number of shares of Cisco Common Stock subject to a converted TGV Warrant will be rounded down to the nearest whole share. The other terms of the TGV Warrants will remain unchanged. See "The Merger and Related Transactions - Conversion of Warrants."

  The shares of Cisco Common Stock outstanding prior to the Merger will remain unchanged by the Merger, except for dilution resulting from the Merger.

 Exchange of Certificates; Notification Regarding Options and Warrants

  Following effectiveness of the Merger, a letter of transmittal with instructions will be mailed to each holder of record of TGV Common Stock for use in exchanging TGV Common Stock certificates for Cisco Common Stock Certificates. HOLDERS OF TGV COMMON STOCK SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

  Following effectiveness of the Merger, Cisco will issue to (a) each holder of a TGV Option a document evidencing the assumption of such TGV Option by Cisco and (b) each holder of a TGV Warrant a document evidencing the assumption of such TGV Warrant by Cisco. See "The Merger and Related Transactions - Exchange of Certificates" and " - Notification Regarding Options and Warrants."

 Reasons for the Merger

  Cisco and TGV have identified several potential benefits of the Merger that they believe will contribute to the success of Cisco and TGV (together, the "Combined Company"). The Combined Company will be able to, among other things, enhance its competitiveness in global interconnectivity by leveraging Cisco's technology and financial resources with TGV's proprietary internetworking software. See "The Merger and Related Transactions - Background of the Merger" and " - Reasons for the Merger."

 Operations Following the Merger

  Following the Merger, TGV will continue its operations as a wholly-owned subsidiary of Cisco.

THE TGV MEETING

 Date, Time and Place of the TGV Meeting

  The TGV Meeting will be held on March 25, 1996, at 10:00 a.m., local time, at TGV's Scotts Valley facilities located at 5617 Scotts Valley Drive, Suite 200, Scotts Valley, California.

 Purpose of the TGV Meeting

  At the TGV Meeting, stockholders of record of TGV will be asked to consider and vote upon a proposal to approve the Reorganization Agreement and the consummation of the Merger. Stockholders of TGV will also consider and vote upon any other matter that may properly come before the TGV Meeting and any adjournment or postponement thereof.

 Record Date; Shares Entitled to Vote

  Only holders of record of TGV Common Stock on February 15, 1996 (the "Record Date") are entitled to notice of and to vote at the TGV Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 5,832,267 shares of TGV Common Stock, each of which will be entitled to one vote on each matter to be acted upon.

 Vote Required; Certain Voting Information

  Approval of the Reorganization Agreement and the consummation of the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of TGV Common Stock entitled to vote. See "The Merger and Related Transactions - Related Agreements - Voting Agreements" below for information with respect to voting agreements entered into by certain stockholders of TGV.

  As of the Record Date, TGV's directors and executive officers (and their affiliates), as a group, beneficially owned 2,488,375 shares (exclusive of any shares issuable upon the exercise of options or warrants unexercised as of such date), or approximately 42.7% of the 5,832,267 shares of TGV Common Stock that were issued and outstanding as of such date. Each of Craig A. Conway, David A. Kashtan, L. Stuart Vance, Kenneth Adelman, Summit Ventures III, L.P. and Summit Investors II, L.P., who in the aggregate own 2,523,372 shares (exclusive of any shares issuable upon the exercise of options or warrants unexercised as of such date), or approximately 43.3% of the shares of TGV Common Stock, have agreed with Cisco to vote in favor of the Reorganization Agreement and consummation of the Merger and have executed irrevocable proxies in connection therewith. See "The Merger and Related Transactions - Related Agreements - Voting Agreements." As of the Record Date, there were 90 stockholders of record who held shares of TGV Common Stock (although TGV has been informed that there are in excess of 1,500 beneficial owners), as shown on the records of TGV's transfer agent for such shares.

 Quorum; Abstentions and Broker Non-Votes

  The required quorum for the transaction of business at the TGV Meeting is a majority of the shares of Common Stock issued and outstanding as of the Record Date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the Reorganization Agreement and the consummation of the Merger requires the affirmative vote of a majority of the outstanding shares of TGV Common Stock entitled to vote thereon, abstentions and broker non-votes will have the same effect as votes against the Reorganization Agreement and the consummation of the Merger. THE ACTIONS PROPOSED IN THIS PROXY STATEMENT/PROSPECTUS ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF TGV COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

 Appraisal Rights

  Stockholders who dissent from the Merger will not be entitled to rights of appraisal under Section 262 of the Delaware General Corporation Law. See "The Merger and Related Transactions - No Appraisal Rights."

OPINION OF TGV'S FINANCIAL ADVISOR

  Wessels, Arnold & Henderson, L.L.C. ("Wessels") has delivered to the TGV Board of Directors its written opinion, dated January 23, 1996, that the consideration to be received for the TGV Common Stock pursuant to the Merger is fair, from a financial point of view, to the stockholders of TGV as of the date of such opinion. The full text of the opinion of Wessels, dated January 23, 1996, is attached as Appendix B to this Proxy Statement/Prospectus. At the request of the TGV Board of Directors, Wessels delivered an update to its written opinion to the TGV Board of Directors on February 27, 1996. In connection with preparing such update, Wessels reviewed the information and analysis identified in the January 23, 1996 opinion in addition to reviewing certain other information made publicly available subsequent to that date. Based on such information and analysis and subject to the same limitations as were contained in the January 23, 1996 opinion, Wessels opined that the consideration to be received by the holders of TGV's Common Stock pursuant to the Reorganization Agreement is fair, from a financial point of view, to the holders of TGV's Common Stock, as of the date of such update. TGV stockholders are urged to read the January 23, 1996 opinion in its entirety. See "The Merger and Related Transactions - Opinion of TGV's Financial Advisor."

RECOMMENDATION OF TGV'S BOARD OF DIRECTORS

  THE TGV BOARD OF DIRECTORS (I) UNANIMOUSLY BELIEVES THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE PROPOSED MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, TGV STOCKHOLDERS, (II) HAS UNANIMOUSLY APPROVED THE TERMS OF THE REORGANIZATION AGREEMENT AND THE MERGER AND (III) UNANIMOUSLY RECOMMENDS THAT TGV STOCKHOLDERS VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT AND CONSUMMATION OF THE MERGER. THE PRIMARY FACTORS CONSIDERED AND RELIED UPON BY THE TGV BOARD OF DIRECTORS IN REACHING ITS RECOMMENDATION ARE REFERRED TO IN "THE MERGER AND RELATED TRANSACTIONS - REASONS FOR THE MERGER," " - BACKGROUND FOR THE MERGER" AND " - INTERESTS OF CERTAIN PERSONS IN THE MERGER."

VOTING AGREEMENTS

  In connection with the Merger, certain stockholders of TGV have entered into voting agreements with Cisco. The terms of such voting agreements provide that each of such stockholders will vote all shares of TGV Common Stock beneficially owned by such stockholders in favor of the approval of the Reorganization Agreement and consummation of the Merger and against any competing proposals (the "Voting Agreements"). The Voting Agreements are accompanied by irrevocable proxies whereby the stockholders of TGV provide to Cisco the right to vote their shares on the proposals relating to the Reorganization Agreement and the Merger at the TGV Meeting and any competing proposal at a TGV stockholder meeting. Holders of approximately 43.3% (exclusive of any shares issuable upon the exercise of options or warrants unexercised as of such date) of the shares of TGV Common Stock entitled to vote at the stockholder meeting have entered into such Voting Agreements and irrevocable proxies. See "The Merger and Related Transactions - Related Agreements - Voting Agreements."

AFFILIATES AGREEMENTS

  To help ensure that the Merger will be accounted for as a pooling of interests and to help ensure compliance with Rule 145 under the Securities Act, the affiliates of TGV and Cisco have executed agreements which, with certain limited exceptions, prohibit such persons from disposing of their TGV Common Stock or Cisco Common Stock, as the case may be, until Cisco publicly releases financial results covering at least 30 days of combined operations of Cisco and TGV after the Merger (the "Affiliates Agreements"). See "The Merger and Related Transactions - Related Agreements - Affiliates Agreements."

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

  Cisco has agreed to cause TGV, which will become a wholly-owned subsidiary of Cisco upon consummation of the Merger, to enter into an employment and non-competition agreement with each of Craig A. Conway, David L. Kashtan, Kenneth
A. Adelman, Russell Sandberg and L. Stuart Vance. The employment and non-competition agreements are contingent upon the occurrence of the Merger and will become effective at the effective time of the Merger. See "The Merger and Related Transactions - Related Agreements - Employment and Non-Competition Agreements."

STOCK OPTION AGREEMENT

  Cisco and TGV have entered into a Stock Option Agreement, dated as of January 23, 1996 (the "Stock Option Agreement"), pursuant to which Cisco has the right, under certain circumstances, to acquire up to 871,667 shares of authorized and unissued TGV Common Stock (or approximately 15% of the outstanding TGV Common Stock prior to such issuance) at a price per share of $15.575. See "The Merger and Related Transactions - Related Agreements - Stock Option Agreement."

THE AGREEMENT AND PLAN OF REORGANIZATION

 Representations, Warranties and Covenants

  Under the Reorganization Agreement, Cisco and TGV made a number of representations and warranties regarding their respective capital structures, operations, financial conditions and other matters, including their authority to enter into the Reorganization Agreement and to consummate the Merger. Each of Cisco and TGV covenanted that, until the consummation of the Merger or the termination of the Reorganization Agreement, it will carry on its business in the ordinary course and attempt to preserve its present business and relationships with customers, suppliers and others, it will not take certain actions without the other's consent, and it will use its best efforts to consummate the Merger. See "The Merger and Related Transactions - The Agreement and Plan of Reorganization - Representations, Warranties and Covenants."

 No Solicitation of Transactions

  TGV has agreed not to, directly or indirectly, solicit, initiate discussions, encourage or engage in negotiations with, or disclose any nonpublic information relating to TGV or any of its subsidiaries to, any person relating to a possible acquisition of TGV, except that, if the Board of Directors of TGV receives an unsolicited proposal that is financially more favorable to its stockholders than the Merger (a "Superior Proposal"), and the Board of Directors of TGV determines in good faith after consultation with outside legal counsel that it is necessary for the Board of Directors of TGV to comply with its fiduciary duties to stockholders of TGV under applicable law, then the Board of Directors of TGV will not be prevented from taking such other actions as are consistent with the fiduciary obligations of the Board of Directors of TGV. However, should the TGV Board of Directors accept, approve or recommend to the TGV stockholders such an offer, TGV must promptly pay to Cisco a $4,000,000 termination fee (the "Termination Fee"). See "The Merger and Related Transactions - The Agreement and Plan of Reorganization - No Solicitation of Transactions."

 Conditions to the Merger

  In addition to the requirement that the requisite approval of TGV stockholders be received, consummation of the Merger is subject to a number of other conditions that, if not satisfied or waived, may cause the Merger not to be consummated and the Reorganization Agreement to be terminated. Each party's obligation to consummate the Merger is conditioned on, among other things, continued effectiveness of the Registration Statement, the accuracy of the other party's representations, the other party's performance of its covenants, the absence of a material adverse change with respect to the other party, favorable legal opinions (including an opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization), the receipt of an opinion from Cisco's independent accountants and a letter from TGV's independent accountants that the Merger will be treated as a pooling of interests for accounting purposes and with respect to TGV's ability to participate in a pooling-of-interests transaction, respectively, and the absence of legal action preventing the consummation of the Merger. See "The Merger and Related Transactions - The Agreement and Plan of Reorganization -
 Conditions to the Merger."

 Closing

  As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Reorganization Agreement, Merger Sub and TGV will file a Certificate of Merger with the Secretary of State of Delaware and the Recorder of the County in which the registered office of TGV is located. The Merger will become effective upon such filings (the "Effective Time"). It is anticipated that, assuming all conditions are met, the Merger will occur and a closing will be held on or before March 29, 1996. See "The Merger and Related Transactions - Agreement and Plan of Reorganization - Closing."

 Amendments, Termination and Waivers

  At any time prior to the Effective Time, the Reorganization Agreement may be terminated by mutual agreement of Cisco and TGV, or by either Cisco or TGV (i) if there is a breach by the other party of a representation, warranty or obligation set forth in the Reorganization Agreement in any material respect and such breach is not cured within 10 business days after written notice from the other, (ii) if the required approval of the stockholders of TGV is not obtained at the TGV Meeting, (iii) if the closing of the Merger has not occurred on or before July 1, 1996, (iv) if there is a final, non-appealable order of a court of competent jurisdiction in effect preventing consummation of the Merger, or (v) if a Trigger Event or Takeover Proposal (each, as defined in "The Merger and Related Transactions - Agreement and Plan of Reorganization -
 No Solicitations of Transactions" and " - Amendments, Termination and Waivers," respectively) shall have occurred and the TGV Board of Directors, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of the Reorganization Agreement after determining that to cause TGV to proceed with the Merger would not be consistent with the TGV Board of Directors' fiduciary duty.

  The Reorganization Agreement may be terminated by Cisco prior to the Effective Time if (i) TGV's Board of Directors withdraws or modifies its recommendation of the Reorganization Agreement or the Merger in a manner adverse to Cisco or (ii) for any reason (other than as a result of the failure to receive certain governmental approvals), TGV fails to call and hold a TGV stockholders meeting to vote on and approve the Reorganization Agreement and the consummation of the Merger by May 1, 1996.

  The Reorganization Agreement may be terminated by TGV prior to the Effective Time if (i) any person or group of persons (excluding certain specified persons or groups of persons) acquires 30% or more of the outstanding shares of Cisco Common Stock or (ii) the Cisco Board of Directors accepts an offer from a third party to acquire 50% or more of the outstanding shares of Cisco Common Stock or of Cisco's consolidated assets.

  The Reorganization Agreement may be amended by Cisco and TGV at any time before or after approval by the TGV stockholders, except that, after such approval, no amendment may be made which (i) alters or changes the amount or kind of consideration to be received on conversion of the TGV Common Stock,
(ii) alters or changes any term of the Certificate of Incorporation of the surviving corporation to be effected by the Merger, or (iii) alters or changes any of the terms and conditions of the Reorganization Agreement if such alteration or change would adversely affect the holders of TGV Common Stock. See "The Merger and Related Transactions - Agreement and Plan of Reorganization - Amendments, Termination and Waivers."

 Fees and Expenses; Termination Fee

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Reorganization Agreement and the Merger will be paid by the party incurring the expense.

  Notwithstanding the foregoing, in certain events, if Cisco or TGV terminates the Reorganization Agreement, the terminating party must promptly pay to the other party all of the fees and out-of-pocket costs incurred by the non-terminating party and in certain cases, the cash sum of $4,000,000. See "The Merger and Related Transactions - Agreement and Plan of Reorganization - Fees and Expenses; Termination Fee."

 Indemnification and Insurance

  Cisco has agreed that, from and after the Effective Time, Cisco will cause TGV to indemnify the present and former officers, directors, employees and agents of TGV against certain liabilities, including, without limitation, liabilities arising out of or pertaining to the transactions contemplated by the Reorganization Agreement. As of the Effective Time, Cisco shall also cause TGV to assume all obligations of TGV and its officers and directors under any indemnification agreements in effect on January 23, 1996 to which TGV is a party.

  From and after the Effective Time, Cisco will cause TGV to use its best efforts to maintain in effect for two years TGV's current policies for directors and officers' liability insurance, or policies substantially equivalent to the policies then maintained by TGV.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the TGV Board of Directors with respect to the Reorganization Agreement and the Merger, the TGV stockholders should be aware that certain directors and officers of TGV have interests in the Merger that present them with potential conflicts of interest. See "The Merger and Related Transactions - Interests of Certain Persons in the Merger."

RISK FACTORS

  IN CONSIDERING WHETHER TO APPROVE THE REORGANIZATION AGREEMENT AND THE CONSUMMATION OF THE MERGER, TGV STOCKHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED BELOW UNDER THE CAPTION "RISK FACTORS."

REGULATORY MATTERS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the United States Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Justice Department (the "Antitrust Division"), and specified waiting period requirements have been satisfied. Each of Cisco and TGV filed their respective Notification and Report Forms required under the HSR Act with the FTC and the Antitrust Division on February 1, 1996 and the applicable waiting period under the HSR Act expired on March 2, 1996. See "The Merger and Related Transactions - Regulatory Matters."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The Merger is intended to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (a "Reorganization"), in which case no gain or loss would generally be recognized by the stockholders of TGV on the exchange of their shares of TGV Common Stock for shares of Cisco Common Stock. If the Merger were not to so qualify, the exchange of shares would be taxable. It is a condition to the obligation of each of the parties to consummate the Merger that they receive an opinion of their respective counsel to the effect that the Merger will qualify as a Reorganization, although such condition could be waived by the parties. TGV STOCKHOLDERS AND WARRANTHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER. See "The Merger and Related Transactions - Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

  The Merger is intended to be treated as a pooling of interests for accounting purposes. As a condition to Cisco's and TGV's obligations to consummate the Merger, Cisco will receive a letter to such effect from Coopers & Lybrand L.L.P., independent accountants, and TGV will receive a letter with respect to TGV's ability to participate in a pooling-of-interests transaction from Price Waterhouse LLP, independent accountants. See "The Merger and Related Transactions - Accounting Treatment."

COMPARISON OF STOCKHOLDER RIGHTS

  The rights of TGV stockholders are currently governed by the Delaware General Corporation Law and by TGV's Certificate of Incorporation and Bylaws. Upon consummation of the Merger, TGV stockholders will become stockholders of Cisco, which is a California corporation, and their rights as stockholders of Cisco will be governed by the California Corporations Code and by Cisco's Articles of Incorporation and Bylaws. See "Comparison of Rights of Holders of TGV Common Stock and Cisco Common Stock" for a summary of the material differences between the rights of holders of TGV Common Stock and Cisco Common Stock.

                     MARKET PRICE AND DIVIDEND INFORMATION

CISCO MARKET PRICE DATA

  Cisco's Common Stock is traded on the Nasdaq National Market under the symbol "CSCO." The following table sets forth the range of high and low closing sales prices reported on the Nasdaq National Market for Cisco Common Stock for the periods indicated, adjusted to reflect the two-for-one stock split effected in each of March 1993 and 1994 and February 1996.

                                                                   HIGH   LOW
                                                                  ------ ------
Fiscal 1993
  First Quarter.................................................. $ 7.39 $ 5.63
  Second Quarter.................................................  11.56   7.31
  Third Quarter..................................................  11.97  10.11
  Fourth Quarter.................................................  14.06  10.10
Fiscal 1994
  First Quarter..................................................  14.69  10.44
  Second Quarter.................................................  17.69  12.38
  Third Quarter..................................................  20.19  14.50
  Fourth Quarter.................................................  16.25   9.53
Fiscal 1995
  First Quarter..................................................  15.00  10.44
  Second Quarter.................................................  18.31  15.06
  Third Quarter..................................................  20.38  16.28
  Fourth Quarter.................................................  29.31  19.69
Fiscal 1996
  First Quarter..................................................  38.63  26.13
  Second Quarter.................................................  43.94  32.69
  Third Quarter (through February 26, 1996)......................  50.00  42.25

TGV MARKET PRICE DATA

  TGV's Common Stock is traded on the Nasdaq National Market under the symbol "TGVI." The following table sets forth the range of high and low closing prices reported on the Nasdaq National Market for TGV Common Stock for the periods indicated:

                                                                   HIGH   LOW
                                                                  ------ ------
Fiscal 1995 *
  Third Quarter.................................................. $22.50 $16.00
  Fourth Quarter.................................................  23.00  16.75
Fiscal 1996
  First Quarter..................................................  22.75  14.25
  Second Quarter.................................................  15.75   8.25
  Third Quarter (through February 26, 1996)......................  19.50   7.88

--------
* The Common Stock of TGV was not publicly traded prior to March 1, 1995.

DIVIDEND INFORMATION

  Except for cash dividends in the amount of $0.883 per share paid on each outstanding share of Series A Preferred Stock of TGV concurrent with TGV's initial public offering in March 1995, neither Cisco nor TGV has ever paid any cash dividends on its stock, and both anticipate that for the foreseeable future they will continue to retain any earnings for use in the operation of their respective businesses.

RECENT CLOSING PRICES

  The following table sets forth the closing prices per share of Cisco Common Stock and TGV Common Stock on the Nasdaq National Market on January 23, 1996, the last trading day before announcement of the proposed Merger, and on February 26, 1996, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, and the equivalent per share prices for TGV Common Stock based on the Cisco Common Stock prices:

                                                                       TGV
                                            CISCO STOCK TGV STOCK EQUIVALENT (1)
                                            ----------- --------- --------------
January 23, 1996...........................   $38.938    $11.00      $15.575
February 26, 1996..........................     50.00     19.50        20.00

--------
(1) Represents the equivalent of one share of TGV Common Stock calculated by multiplying the closing price per share of Cisco Common Stock by the Exchange Ratio.

  Although the Exchange Ratio is fixed at 0.40 because the market price of Cisco Common Stock is subject to fluctuation; the market value of the shares of Cisco Common Stock that holders of TGV Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CISCO COMMON STOCK AND TGV COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR CISCO COMMON STOCK OR TGV COMMON STOCK.

NUMBER OF STOCKHOLDERS

  As of February 15, 1996, there were 90 stockholders of record who held shares of TGV Common Stock (although TGV has been informed that there are in excess of 1,500 beneficial owners), as shown on the records of TGV's transfer agent for such shares.

                       SELECTED HISTORICAL FINANCIAL DATA
                         AND COMPARATIVE PER SHARE DATA

SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical financial data of Cisco and TGV has been derived from their respective historical consolidated financial statements and should be read in conjunction with such consolidated financial statements of Cisco and the notes thereto that are incorporated herein by reference and the consolidated financial statements of TGV and the notes thereto which appear elsewhere herein. The selected historical financial information as of January 31, 1995 and 1996 and for the six months then ended for Cisco and as of December 31, 1995 and for the six months then ended for TGV has been derived from unaudited consolidated financial statements, but in the respective companies' opinions reflect all adjustments (consisting only of normal, recurring adjustments) necessary for the fair presentation of their financial conditions as of that date and the results of operations for those unaudited interim periods. The results of operations for those interim periods are not necessarily indicative of the results to be expected for the entire year.

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            SIX MONTHS ENDED
                                        YEAR ENDED JULY 31,                    JANUARY 31,
                          ------------------------------------------------ -------------------
                            1991     1992     1993      1994       1995      1995      1996
                          -------- -------- -------- ---------- ---------- -------- ----------
                                                                               (UNAUDITED)
CISCO
HISTORICAL CONSOLIDATED
 STATEMENT OF OPERATIONS
 DATA:
 Net sales..............  $183,184 $339,623 $649,035 $1,242,975 $1,978,916 $847,822 $1,536,673
 Operating income.......    66,189  129,387  263,571    488,116    642,939  229,987    558,078
 Net income.............    43,189   84,386  171,955    314,867    421,008  152,255    365,097
 Net income per
  share(1)..............      0.09     0.17     0.33       0.59       0.76     0.28       0.63
 Common and common
  equivalent shares used
  in computing per share
  calculation(1)........   500,640  508,144  516,266    530,102    554,596  548,142    579,138
                                              JULY 31,
                          ------------------------------------------------          JANUARY 31,
                            1991     1992     1993      1994       1995                1996
                          -------- -------- -------- ---------- ----------          -----------
                                                                                    (UNAUDITED)
HISTORICAL CONSOLIDATED
 BALANCE SHEET DATA:
 Working capital........  $114,711 $168,753 $148,264 $  302,165 $  658,213          $  822,127
 Total assets...........   154,145  323,933  595,213  1,053,694  1,757,274           2,365,832
 Total stockholders'
  equity................   127,459  245,610  475,181    848,182  1,378,731           1,811,328
--------
(1) Gives effect to the Cisco two-for-one stock split, effective February 16,
    1996

                                                                            SIX MONTHS ENDED
                                        YEAR ENDED JUNE 30,                   DECEMBER 31,
                          ------------------------------------------------ -------------------
                            1991     1992     1993      1994       1995      1994      1995
                          -------- -------- -------- ---------- ---------- -------- ----------
                                                                               (UNAUDITED)
TGV
HISTORICAL CONSOLIDATED
 STATEMENT OF INCOME
 DATA:
 Net revenues...........  $  7,003 $ 10,258 $ 14,720 $   19,401 $   24,242 $ 11,016 $   11,045
 Income from
  operations............     2,947    3,705    4,183      4,944      4,914    2,097          5
 Net income.............     1,760    2,259    2,409      2,172      3,803    1,504        614
 Net income per share...      0.66     0.61     0.66       0.49       0.72     0.33       0.10
 Weighted average common
  shares and
  equivalents...........     2,670    3,683    3,664      4,554      5,331    4,786      6,332

                                            JUNE 30,
                               ----------------------------------- DECEMBER 31,
                                1991   1992   1993   1994   1995       1995
                               ------ ------ ------ ------ ------- ------------
                                                                   (UNAUDITED)
HISTORICAL CONSOLIDATED
 BALANCE SHEET DATA:
 Working capital.............. $2,066 $3,880 $4,675 $9,804 $32,496   $35,587
 Total assets.................  3,902  6,204  9,587 19,778  51,834    50,887
 Mandatory redeemable
  convertible preferred
  stock.......................    --     --     --   7,308     --        --
 Total stockholders' equity...  1,878  4,137  6,555  5,465  39,907    40,129

COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Cisco and TGV and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis assuming that two-fifths (0.40) of a share of Cisco Common Stock is issued in exchange for each share of TGV Common Stock in the Merger. This data should be read in conjunction with the selected historical financial data, and the historical financial statements of Cisco and the notes thereto that are incorporated herein by reference and the historical financial statements of TGV and the notes thereto that appear elsewhere herein. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

                                                                  SIX MONTHS
                                                                     ENDED
                                        YEAR ENDED JULY 31,       JANUARY 31,
                                     -------------------------- ---------------
                                       1993     1994     1995    1995    1996
                                     -------- -------- -------- ------- -------
                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Cisco Historical Per Common Share:
 Net income........................  $   0.33 $   0.59 $   0.76 $  0.28 $  0.63
 Book value(1).....................      0.96     1.65     2.53            3.21
Pro Forma Combined - Per Cisco
 Share(2):
 Net income........................      0.34     0.60     0.76    0.28    0.63
 Book value(1).....................                                        3.27
                                                                  SIX MONTHS
                                                                     ENDED
                                        YEAR ENDED JUNE 30,      DECEMBER 31,
                                     -------------------------- ---------------
                                       1993     1994     1995    1994    1995
                                     -------- -------- -------- ------- -------
TGV Historical Per Common Share:
 Net income........................  $   0.66 $   0.49 $   0.72 $  0.33 $  0.10
 Book value(1).....................      1.95     3.25     7.12            7.12
Equivalent Pro Forma Combined - Per
 TGV Share(3)(4):
 Net income........................  $   0.13 $   0.24 $   0.30 $  0.11 $  0.25
 Book value(1).....................                                        1.31

--------
(1) Historical book value per share is computed by dividing stockholders' equity for Cisco and stockholders' equity and mandatory redeemable convertible preferred stock, less accretion which was subsequently paid in cash, for TGV by the number of shares of common stock outstanding at the end of each period for Cisco and shares of common stock and mandatory redeemable convertible preferred stock outstanding at the end of the period for TGV. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.
(2) The pro forma combined information per Cisco share combines financial information of Cisco for the fiscal years ended July 31, 1993, 1994 and 1995 and the six months ended January 31, 1995 and 1996 with the financial information of TGV for the fiscal years ended June 30, 1993, 1994 and 1995 and the six months ended December 31, 1994 and 1995, respectively.
(3) The pro forma combined information per TGV share combines financial information of Cisco for the fiscal years ended July 31, 1993, 1994 and 1995 and the six months ended January 31, 1995 and 1996 with the financial information of TGV for the fiscal years ended June 30, 1993, 1994 and 1995 and the six months ended December 31, 1994 and 1995, respectively.
(4) The unaudited equivalent TGV pro forma per share amounts are calculated by multiplying the Cisco combined pro forma per share amounts by the Merger Exchange Ratio.

                                 RISK FACTORS

  The following risk factors should be considered by holders of TGV Common Stock in evaluating whether to approve the Reorganization Agreement and the consummation of the Merger and thereby become holders of Cisco Common Stock. These factors should be considered in conjunction with the other information contained in this Proxy Statement/Prospectus, the Appendices and Exhibits hereto and the documents incorporated by reference herein.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS AND FUTURE GROWTH RATE

  Cisco's operating results have in the past been, and may continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include the integration of people, operations and products from acquired businesses and technologies; increased competition, which Cisco expects; the introduction and market acceptance of new products, including high-speed switching and ATM technologies; variations in sales channels, product costs or mix of products sold; the timing of orders and manufacturing lead times; and changes in general economic conditions and specific economic conditions in the computer and networking industries, any of which could have an adverse impact on operations and financial results. For example, in the second quarter of fiscal 1995, Cisco acquired substantially all of the assets of LightStream and incurred an expense of approximately $95 million associated with purchased research and development, which resulted in net income being significantly lower than in the prior quarter. Additionally, the dollar amount of large orders for Cisco's products have been increasing, and therefore the operating results for a quarter could be materially adversely affected if a number of large orders are either not received or are delayed, due for example, to cancellations, delays or deferrals by customers. Further, Cisco's expense levels are required, in part, to generate future revenues. If revenue levels are below expectations, operating results are likely to be adversely affected. Net income may be disproportionately affected by a reduction in revenues because a proportionately smaller amount of Cisco's expenses varies with its revenues.

  Cisco expects that in the future, its net sales will grow at a slower rate than was experienced in previous periods and that on a quarter-to-quarter basis, Cisco's growth in net sales may be significantly lower than its historical quarterly growth rate. Cisco has been experiencing longer sales cycles for its core products resulting from larger order sizes and believes that some customers may be deferring purchases in order to complete detailed reviews of their overall network plans. In addition, in response to customer demand, Cisco has, from time to time, reduced its product manufacturing lead times and its backlog of orders. To the extent that backlog is reduced during any particular period, it would result in more variability and less predictability in Cisco's quarter-to-quarter net sales and operating results.

  Cisco's growth is dependent upon market growth and its ability to enhance its existing products and introduce new products on a timely basis. Cisco must also maintain its ability to manage any such growth effectively. In this regard, in May 1995 Cisco completed an internal reorganization, which it believes will better enable it to address its markets. No assurance can be given that this reorganization will achieve its objectives. Failure to manage growth effectively could materially and adversely affect Cisco's business and operating results. Cisco's growth and ability to meet customer demand also depend, in part, on its ability to have stable supplies of parts from its suppliers. Many of these parts, particularly semiconductor parts, have been and may continue to be in short supply. An inability to obtain these parts could have a material and adverse affect on Cisco's growth.

  Cisco also expects that gross margins may be adversely affected by increases in material or labor costs and decreases in average selling prices resulting from a number of factors, including heightened price competition, and by changes in channels of distribution or in the mix of products sold. In addition, Cisco expects its operating margins may decrease as it continues to hire additional personnel and to increase other operating expenses to support its business. The results of operations for the first two quarters of fiscal 1996 are not necessarily indicative of results to be expected in future periods.

ACQUISITION STRATEGY

  In part, Cisco has addressed the need to develop new products through the acquisition of other companies. Acquisitions, such as the Merger, involve numerous risks including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which Cisco has no or limited direct prior experience and where competitors in such markets have stronger market positions, and the potential loss of key employees of the acquired company. Achieving the anticipated benefits of an acquisition will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the acquisition will require the dedication of management resources that may temporarily distract attention from the day-to-day business of the combined company. The inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business and results of operations of Cisco. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, aggressive competitors may undertake formal initiatives to attract customers and to recruit key employees through various incentives.

COMPETITION

  The computer networking industry is intensely competitive and subject to rapid technological change. Cisco expects competition to increase significantly in the future from existing competitors and a number of companies that may enter Cisco's existing or future markets. Increased competition could result in price reductions, reduced margins and loss of market share, any or all of which would materially and adversely affect Cisco's business and operating results. Current competitors or new market entrants may develop new products with features that could adversely affect the competitive position of Cisco's products. There can be no assurance that Cisco will be successful in selecting, developing, manufacturing and marketing new products or enhancing its existing products or that Cisco will be able to respond effectively to technological changes, new standards or product announcements by competitors. Cisco's competitors include many large domestic and foreign companies as well as emerging companies attempting to sell products to specialized markets such as those addressed by Cisco. Several of Cisco's competitors have recently been acquired by major networking companies. These acquisitions are likely to permit Cisco's competitors to devote significantly greater resources to the development and marketing of new competitive products and the marketing of existing competitive products to their larger installed bases. Cisco expects that competition will increase substantially as a result of these and other industry consolidations, as well as the emergence of new competitors. There can be no assurance that Cisco will be able to compete successfully with its existing or new competitors or that competitive pressures faced by Cisco will not materially and adversely affect its business, operating results and financial condition.

DEPENDENCE ON NEW PRODUCT DEVELOPMENT; RAPID TECHNOLOGICAL AND MARKET CHANGE

  The markets for Cisco's products are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and evolving methods of building and operating networks. Cisco's operating results will depend to a significant extent on its ability to reduce costs of existing products. In particular, in August 1992 Cisco broadened its product line by introducing its first network access products. Since that time, sales of these products, which are generally lower priced and carry lower margins than Cisco's core products, have increased more rapidly than sales of the core products. In addition, in 1994 Cisco announced its CiscoFusion architecture that provides a method of merging router-based networks with emerging technologies such as ATM and LAN switches. While some elements of the CiscoFusion architecture have been introduced, others are still in development. The success of these and other new products is dependent on several factors, including proper new product definition, product cost, timely completion and introduction of new products, differentiation of new products from those of Cisco's competitors and market acceptance of these products. Cisco has addressed the need to develop new products through its internal development effort, joint developments with other companies and acquisitions. There can be no assurance that Cisco will successfully identify new product opportunities and develop and bring new products to market in a timely manner, or that products and technologies developed by others will not render Cisco's products or technologies obsolete or noncompetitive. The failure of Cisco's new product development efforts could have a material adverse effect on Cisco's business and results of operations.

PATENTS, INTELLECTUAL PROPERTY AND LICENSING

  Cisco's success is dependent upon its proprietary technology. Cisco generally relies upon patents, copyright, trademark and trade secret laws to establish and maintain its proprietary rights in its technology and products. Cisco has a program to file applications for and obtain patents in the United States and in selected foreign countries where a potential market for Cisco's products exists. Cisco has been issued several patents; other patent applications are currently pending. There can be no assurance that any of these patents will not be challenged, invalidated or circumvented or that any rights granted thereunder will provide competitive advantages to Cisco. In addition, there can be no assurance that patents will issue from pending applications, or that claims allowed on any future patents will be sufficiently broad to protect Cisco's technology. In addition, the laws of some foreign countries may not permit the protection of Cisco's proprietary rights to the same extent as do the laws of the United States. Although Cisco believes the protection afforded by its patents, patent applications, copyrights and trademarks has value, the rapidly changing technology in the networking industry makes Cisco's future success dependent primarily on the innovative skills, technological expertise and management abilities of its employees rather than on patent, copyright and trademark protection.

  Many of Cisco's products are designed to include software or other intellectual property licensed from third parties. From time to time, Cisco receives notices from third parties regarding patent claims. While it may be necessary in the future to seek or renew licenses relating to various aspects of its products, Cisco believes that based upon past experience and standard industry practice, such licenses generally could be obtained on commercially reasonable terms. Because of the existence of a large number of patents in the networking field and the rapid rate of issuance of new patents, it is not economically practical to determine in advance whether a product or any of its components infringe patent rights of others. If infringement is alleged, Cisco believes that based upon industry practice, any necessary license or rights under such patents may be obtained on terms that would not have a material adverse effect on Cisco's financial condition or its results of operations. Nevertheless, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that Cisco would prevail in any such challenge. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or litigation arising out of such other parties' assertion, could have a material adverse effect on Cisco's operating results.

MANUFACTURING RISKS

  Although Cisco generally uses standard parts and components for its products, certain components are presently available only from a single source or limited sources. Cisco has generally been able to obtain adequate supplies of all components in a timely manner from existing sources, or where necessary, from alternative sources of supply. A reduction or interruption in supply or a significant increase in the price of one or more components would adversely affect Cisco's operating results and could damage customer relationships. For example, recent shortages in the supply of semiconductors has resulted in price increases and has limited Cisco's ability to obtain price reductions with respect to such components. These developments could result in lower gross margins. Cisco expects that it will continue to be dependent on single or limited source supplier relationships in the future.

VOLATILITY OF STOCK PRICE

  Cisco's Common Stock has experienced substantial price volatility, particularly as a result of variations between Cisco's actual or anticipated financial results and the published expectations of analysts and as a result of announcements by Cisco and its competitors. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies in particular and that have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of Cisco's Common Stock.

                                THE TGV MEETING

DATE, TIME AND PLACE OF THE TGV MEETING

  The TGV Meeting will be held on March 25, 1996 at 10:00 a.m., local time, at TGV's Scotts Valley facilities located at 5617 Scotts Valley Drive, Suite 200, Scotts Valley, California.

RECORD DATE AND SHARES ENTITLED TO VOTE

  Only holders of record of TGV Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the TGV Meeting. As of the close of business on the Record Date, there were 5,832,267 shares of TGV Common Stock outstanding and entitled to vote, held of record by 90 stockholders (although TGV has been informed that there are in excess of 1,500 beneficial owners). A majority, or 2,916,134 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each TGV stockholder is entitled to one vote for each share of TGV Common Stock held as of the Record Date.

VOTING OF PROXIES

  The TGV proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the Board of Directors of TGV for use at the TGV Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to TGV. All properly executed proxies received by TGV prior to the vote at the TGV Meeting, and that are not revoked, will be voted at the TGV Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Reorganization Agreement and the consummation of the Merger. TGV's Board of Directors does not presently intend to bring any other business before the TGV Meeting and, so far as is known to TGV's Board of Directors, no other matters are to be brought before the TGV Meeting. As to any business that may properly come before the TGV Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A TGV stockholder who has given a proxy (other than an irrevocable proxy delivered pursuant to a Voting Agreement referred to in "The Merger and Related Transactions - Related Agreements - Voting Agreements") may revoke it at any time before it is exercised at the TGV Meeting by (i) delivering to the Secretary of TGV a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the TGV Meeting or (iii) attending the TGV Meeting and voting in person.

VOTE REQUIRED

  Approval of the Reorganization Agreement and the consummation of the Merger by TGV's stockholders is required by the Delaware General Corporation Law. Such approval requires the affirmative vote of the holders of a majority of the shares of TGV Common Stock outstanding and entitled to vote. Certain stockholders of TGV, who beneficially own on the Record Date 2,523,372 shares (exclusive of any shares issuable upon the exercise of options or warrants unexercised as of such date) of TGV Common Stock (constituting approximately 43.3% of the shares of TGV Common Stock then outstanding), have entered into agreements and have delivered irrevocable proxies obligating them to vote in favor of the Reorganization Agreement and the consummation of the Merger. As of the Record Date, all executive officers and directors of TGV and their affiliates as a group beneficially owned 2,488,375 shares (exclusive of any shares issuable upon the exercise of options or warrants unexercised as of such date) of TGV Common Stock (constituting approximately 42.7% of the shares of TGV Common Stock then outstanding). As of the Record Date and the date of this Proxy Statement/Prospectus, Cisco owns no shares of TGV Common Stock. See "The Merger and Related Transactions - Related Agreements - Voting Agreements."

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

  The required quorum for the transaction of business at the TGV Meeting is a majority of the shares of TGV Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the Reorganization Agreement and the consummation of the Merger requires the affirmative vote of a majority of the outstanding shares of TGV Common Stock entitled to vote thereon, abstentions and broker non-votes will have the same effect as votes against the Reorganization Agreement and the consummation of the Merger. THE ACTIONS PROPOSED IN THIS PROXY STATEMENT/PROSPECTUS ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF TGV COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

SOLICITATION OF PROXIES AND EXPENSES

  TGV will bear the cost of solicitation of proxies from its stockholders estimated to be $7,500. In addition to solicitation by mail, the directors, officers and employees of TGV may solicit proxies from stockholders by telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, TGV will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of TGV Common Stock and to request authority for the exercise of proxies. In such cases, TGV, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

BOARD RECOMMENDATION

  THE BOARD OF DIRECTORS OF TGV UNANIMOUSLY BELIEVES THAT THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, TGV AND ITS STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT AND THE CONSUMMATION OF THE MERGER. In considering such recommendation, TGV stockholders should be aware that Cisco has agreed to provide certain employment, severance and indemnification arrangements to certain directors and officers of TGV. See "The Merger and Related Transactions - Related Agreements - Employment and Non-Competition Agreements" and "- Indemnification and Insurance."

  THE MATTERS TO BE CONSIDERED AT THE TGV MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF TGV. ACCORDINGLY, TGV STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY
STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                    STOCKHOLDERS SHOULD NOT SEND ANY STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS

                         PRINCIPAL STOCKHOLDERS OF TGV

  The following table sets forth certain information regarding the beneficial ownership of TGV Common Stock as of the Record Date by (i) each person who is known by TGV to beneficially own more than five percent of TGV Common Stock,
(ii) each director, (iii) each executive officer and (iv) all executive officers and directors as a group.

                                                           SHARES BENEFICIALLY
                                                                 OWNED(1)
                                                           --------------------
  BENEFICIAL OWNER                                          NUMBER   PERCENT(2)
  ----------------                                         --------- ----------
Summit Partners(3)(+)..................................... 1,103,698    18.1%
Gregory M. Avis(3)........................................ 1,103,698    18.1%
David L. Kashtan(4)(+)....................................   911,763    15.6%
Kenneth A. Adelman(5)(+)..................................   689,000    11.8%
Craig A. Conway(6)(+).....................................   219,375     3.6%
Gary Valenzuela(7)........................................    36,155       *
Richard A. Marciano(8)....................................    25,094       *
Steven Goldby(9)..........................................       625       *
All executive officers and directors as a group (9
 persons)(10)............................................. 2,991,219    47.2%

--------
 *  Less than 1%.
 (+) The named person has granted Cisco an irrevocable proxy to vote his shares with respect to the Merger and certain other transactions. See "The Merger and Related Transactions - Related Agreements - Voting Agreements."
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 15, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To TGV's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.
 (2) Percentage beneficially owned is based on 5,832,267 shares of Common Stock outstanding as of February 15, 1996.
 (3) Includes 841,554 shares and also 246,473 shares subject to a TGV warrant held by Summit Ventures III, L.P. and 12,144 shares and also 3,527 shares subject to a TGV warrant held by Summit Investors II, L.P. Mr. Avis, a director of TGV is a general partner of Summit Investors II, L.P., which is the general partner of Summit Ventures III, L.P. In addition to Mr. Avis, E. Roe Stamps IV, Stephen G. Woodsum, John A. Genest, Martin J. Mannion, Walter G. Kortschak, Bruce R. Evans, Thomas F. Roberts and Ernest K. Jacquet are general partners of Stamps Woodsum & Co. III and of Summit Investors II, L.P. Mr. Avis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein arising from his general partnership interest in Summit Ventures III, L.P. and Summit Investors II, L.P. The address of Summit Partners is 499 Hamilton Avenue, Suite 200, Palo Alto, California 94301.
 (4) Includes 58,754 shares that will be transferred to Mary Kashtan pursuant to a settlement agreement that has been entered into between David and Mary Kashtan in connection with the dissolution of their marriage and the pending division of their community property. The settlement agreement is pending final approval from the court.
 (5) Includes 3,000 shares held by Gabrielle A. Adelman, Mr. Adelman's wife.
 (6) Represents 219,375 shares subject to a stock option exercisable within 60 days of February 15, 1996.
 (7) Includes 28,625 shares subject to a stock option exercisable within 60 days of February 15, 1996.
 (8) Includes 94 shares subject to a stock option exercisable within 60 days of February 15, 1996.
 (9) Includes 625 shares subject to a stock option exercisable within 60 days of February 15, 1996.
(10) See notes (3) through (9) above. Includes options and warrants to purchase 502,844 shares exercisable within 60 days of February 15, 1996.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

  The Reorganization Agreement provides for the merger of a newly formed, wholly-owned subsidiary of Cisco with and into TGV, with TGV to be the surviving corporation of the Merger and thus to become a wholly-owned subsidiary of Cisco. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms and conditions of the Reorganization Agreement are subject to and qualified in their entirety by reference to the Reorganization Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference. You are urged to read the Reorganization Agreement in its entirety.

CONVERSION OF SHARES

  Upon the consummation of the Merger, each then outstanding share of TGV Common Stock will automatically be converted into two-fifths (0.40) of a share of Cisco Common Stock. No fractional shares of Cisco Common Stock will be issued in the Merger. Instead, each TGV stockholder who would otherwise be entitled to receive a fraction of a share of Cisco Common Stock will receive an amount of cash equal to the per share market value of Cisco Common Stock (based on the average closing price of Cisco Common Stock as quoted on the Nasdaq National Market for the ten most recent days that Cisco Common Stock was traded ending on the trading day immediately prior to the Effective Time) multiplied by the fraction of a share of Cisco Common Stock to which the stockholder would otherwise be entitled. Based upon the capitalization of TGV and Cisco as of the date of the Reorganization Agreement, the stockholders of TGV will own Cisco Common Stock representing approximately 0.42% of the Cisco Common Stock outstanding immediately after consummation of the Merger.

CONVERSION OF OPTIONS

  Upon consummation of the Merger, each then outstanding TGV Option will be assumed by Cisco and will automatically be converted into an option to purchase a number of shares of Cisco Common Stock determined by multiplying the number of shares of TGV Common Stock subject to the TGV Option by two-fifths (0.40), at an exercise price per share equal to the exercise price per share of the TGV Option at the time of the Merger divided by two-fifths (0.40), rounded up to the nearest whole cent. To avoid fractional shares, the number of shares of Cisco Common Stock subject to an assumed TGV Option will be rounded down to the nearest whole share. The other terms of the TGV Options, including vesting schedules, will remain unchanged. Cisco will file a Registration Statement on Form S-8 with the Commission with respect to the shares of Cisco Common Stock issuable upon exercise of the assumed TGV Options.

  As of the Record Date, 1,310,112 shares of TGV Common Stock were subject to outstanding TGV Options. Upon the assumption of such options by Cisco upon consummation of the Merger, approximately 524,000 shares of Cisco Common Stock will be subject to such options.

CONVERSION OF WARRANTS

  Upon consummation of the Merger, each then outstanding TGV Warrant will be assumed by Cisco and will automatically be converted into a warrant to purchase a number of shares of Cisco Common Stock determined by multiplying the number of shares of TGV Common Stock subject to the TGV Warrant by two-fifths (0.40), at an exercise price per share equal to the exercise price per share of the TGV Warrant at the time of the Merger divided by two-fifths (0.40), rounded up to the nearest whole cent. To avoid fractional shares, the number of shares of Cisco Common Stock subject to an assumed TGV Warrant will be rounded down to the nearest whole share. The other terms of the TGV Warrants will remain unchanged.

  As of the Record Date, 250,000 shares of TGV Common Stock were subject to outstanding TGV Warrants. Upon the assumption of such warrants by Cisco upon consummation of the Merger, approximately 100,000 shares of Cisco Common Stock will be subject to such warrants.

EXCHANGE OF CERTIFICATES

  As soon as practicable after the Effective Time, a letter of transmittal with instructions will be mailed to each TGV stockholder for use in exchanging TGV Common Stock certificates for Cisco Common Stock certificates. Upon surrender of a TGV Common Stock certificate for cancellation to the exchange agent in connection with the Merger, The First National Bank of Boston or to such other agent or agents as may be appointed by Cisco, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Cisco Common Stock equal to two-fifths (0.40) multiplied by the number of shares subject to the TGV Common Stock certificate being exchanged. No fraction of a share of Cisco Common Stock will be issued, but in lieu thereof each holder of shares of TGV Common Stock who would otherwise be entitled to a fraction of a share of Cisco Common Stock (after aggregating all fractional shares of Cisco Common Stock to be received by such holder) will receive from Cisco an amount of cash, rounded up to the nearest whole cent, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Cisco Common Stock for the ten most recent days that Cisco Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

  Immediately after the Effective Time, each outstanding TGV Common Stock certificate will be deemed for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Cisco Common Stock into which such shares of TGV Common Stock shall have been so converted as a result of the Merger and the right to receive an amount in cash in lieu of the issuance of any fractional shares. No dividends or other distributions with respect to Cisco Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered TGV Common Stock certificate with respect to the shares of Cisco Common Stock represented thereby until the holder of record of such certificate surrenders such certificate. Subject to applicable law, following surrender of any such certificate, there will be paid to the record holder of the certificates representing whole shares of Cisco Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Cisco Common Stock.

  If any certificate for shares of Cisco Common Stock is to be issued in a name other than that in which the TGV Common Stock certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the TGV Common Stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange have paid to Cisco or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Cisco Common Stock in any name other than that of the registered holder of the TGV Common Stock certificate surrendered, or established to the satisfaction of Cisco or any agent designated by it that such tax has been paid or is not payable.

              HOLDERS OF TGV COMMON STOCK CERTIFICATES SHOULD NOT
        SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED
         THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

NOTIFICATION REGARDING OPTIONS AND WARRANTS

  Following the Effective Time, Cisco will issue to each person who, immediately prior thereto was a holder of an outstanding TGV Option, a document evidencing the assumption of such option by Cisco. Such assumption will be automatic and no action will be required on the part of the option holder to convert such holder's TGV Option into an option to purchase shares of Cisco Common Stock.

  Following the Effective Time, Cisco will issue to each person who, immediately prior thereto was a holder of an outstanding TGV Warrant, a document evidencing the assumption of such warrant by Cisco. Such assumption will be automatic and no action will be required on the part of the warrant holder to convert such holder's TGV Warrant into a warrant to purchase shares of Cisco Common Stock.

BACKGROUND OF THE MERGER

  The market for networking and communications products and software became increasingly competitive throughout 1995. In their efforts to enhance their market positions and grow their businesses in an increasingly competitive environment, each of Cisco and TGV has continually evaluated strategic relationships of various forms, such as potential OEM arrangements, joint marketing relationships, and potential acquisitions of technologies and companies.

  On November 27, 1995, in the course of a discussion with an existing strategic partner, TGV was approached by such partner to consider the merits of being acquired or otherwise expanding the existing relationship. As a result, TGV solicited the counsel of Wessels in evaluating the strategic impact of such an acquisition and the appropriate range of valuation.

  On November 28, 1995, Craig Conway, President & Chief Executive Officer of TGV, and representatives of Wessels met and discussed this indication of interest, the merits of the strategic decision to seek an acquisition partner, and the relative value to TGV stockholders. The parties also discussed other potential candidates that might have a similar interest in a strategic relationship with TGV and the relative values they may perceive in acquiring TGV.

  During the week of December 4, 1995, Mr. Conway and representatives of Wessels contacted several companies to discuss their potential interest in a strategic relationship with TGV. Such an interest was expressed by certain candidate companies.

  On December 18, 1995, Wessels was formally retained to act as the exclusive financial advisor to TGV.

  On December 19, 1995, TGV management, representatives of Wessels, the management of the initial interested party and their investment bankers held a meeting to discuss the process, timing and valuation framework for a potential offer to acquire TGV.

  On December 21, 1995, management of the initial interested party and their representatives performed due diligence on TGV.

  On December 21, 1995, Mr. Conway contacted Charles Giancarlo, Vice President, Business Development of Cisco, regarding the possible strategic combination of Cisco and TGV. Mr. Conway and Mr. Giancarlo discussed a number of strategies involving the two companies, but no agreements or understandings were reached with respect to any such strategies.

  On December 27, 1995, Mr. Giancarlo and Mr. Conway met to discuss TGV's current organization and product strategy, and the potential fit and complement of TGV's products and sales channel with the current product offering of Cisco.

  During the weeks of January 1 and January 8, 1996, Cisco performed due diligence on TGV through a series of formal meetings and informal telephone conversations.

  On January 3, 1996, John T. Chambers, President, Chief Executive Officer and Director of Cisco, Edward R. Kozel, Chief Technical Officer of Cisco, and Mr. Giancarlo met to discuss the possible acquisition of TGV.

  On January 8, 1996, a meeting was held at the Palo Alto office of Morrison & Foerster LLP to exchange information and discuss organizational, product, technical, sales, legal and financial issues. Participating in these discussions were, on behalf of Cisco: William Kelly, Director of Technical Marketing, Michelangelo Volpi,

Manager of Business Development, Mr. Giancarlo, Daniel Scheinman, Chief Corporate Counsel, and Stephanie Joe, Cost Accounting Manager; on behalf of Coopers and Lybrand L.L.P.: Dennis Powell and Jonathan Chadwick; on behalf of
TGV: Mr. Conway, Gary Valenzuela, Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary, David L. Kashtan, Chairman of the Board and Chief Technology Officer, and Russell Sandberg, Vice President of Engineering; and on behalf of Morrison & Forester LLP: Michael Phillips. Following the meeting, the financial structure of the transaction was discussed.

  On January 9, 1996, representatives of Coopers & Lybrand L.L.P. and Robert Gordon, Director of Corporate Finance, from Cisco met with representatives of Price Waterhouse LLP to exchange further information regarding financial matters.

  On January 11, 1996, the TGV Board of Directors and representatives of Wessels at a special Board of Directors meeting held discussions to review TGV's strategic discussions and to review the progress with the various interested parties.

  On January 11, 1996, the initial interested party communicated an offer to acquire TGV to representatives of Wessels.

  On January 12, 1996, Stuart Philips, Vice President, Central Engineering, David Rossetti, Director of IOS, Network Protocols and Software Development, Mr. Kelly and Mr. Volpi from Cisco met with Mr. Kashtan and Mr. Sandberg to further exchange technical information. Discussion also ensued regarding current and future products, as well as potential future joint product development. Also on January 12, 1996, Mr. Conway and Mr. Chambers met to discuss the two companies' business strategies and prospects and the preliminary terms and structure for a business combination.

  On January 15, 1996, the TGV Board of Directors and representatives of Wessels held discussions at a special Board of Directors meeting evaluating the merits of a combination with the interested parties. The participants discussed the proposed financial and structural terms of the offers and the attractiveness of the various potential partners. The decision was made to proceed with negotiations with the interested parties.

  On January 15, 1996, following discussions with the TGV Board of Directors, the offer from the initial interested party was rejected as inadequate.

  On January 17, 1996, Mr. Conway met with Mr. Giancarlo to discuss the financial terms and structure of the TGV acquisition.

  On January 18, 1996, Mr. Conway and Mr. Giancarlo held a further telephone conference regarding the financial terms and proposed structure of the transaction.

  At a special meeting of the TGV Board of Directors on January 18 and on January 19, 1996, the TGV Board of Directors continued to discuss and deliberate on the merits of the proposed business combination with Cisco and authorized the TGV officers to proceed with negotiations with Cisco regarding the terms and conditions of such transaction.

  On January 20, 1996, Mr. Conway and Mr. Valenzuela met with representatives of Wessels and TGV's legal counsel to review and discuss Cisco's proposal.

  On January 20, 1996, representatives of Wessels spoke with representatives of the initial interested party regarding a revised offer for TGV. This offer was communicated to TGV management and discussed among management and members of the TGV Board of Directors.

  On January 21, 1996, a meeting was held at the Palo Alto office of Brobeck Phleger & Harrison LLP to negotiate various definitive agreements, including the Reorganization Agreement, Voting Agreements, Option Agreement, and Affiliates Agreements (collectively, the "Merger Agreements"). Participating in these negotiations were, on behalf of Cisco: Mr. Volpi and Mr. Scheinman; on behalf of Brobeck Phleger & Harrison LLP: Edward M. Leonard, Michael J. Casey and Jeffrey P. Higgins; on behalf of TGV: Mr. Conway and Mr. Valenzuela; on behalf of Wessels: Bryson Hollimon; and on behalf of Morrison & Foerster LLP: Mr. Phillips and Suzanne S. Graeser.

  On January 22, 1996, negotiations between the parties continued regarding specific terms of the definitive agreements and Mr. Volpi met with Mr. Conway and Mr. Kashtan to negotiate employment and non-competition agreements regarding certain officers of TGV. Also on January 22, 1996, representatives of Wessels met with various members of Cisco management to perform due diligence.

  On January 22, 1996, the TGV Board of Directors and representatives of Wessels concluded that the financial and other terms of the revised offer from the initial interested party were less attractive than those of the Cisco offer and declined it.

  On January 23, 1996, the potential TGV acquisition was presented to Cisco's Board of Directors, as part of a special Board of Directors meeting held at the offices of Cisco and was approved.

  On January 23, 1996, at a special meeting of the Board of Directors of TGV,
(i) the management of TGV reported the financial and structural terms of the proposed merger with Cisco, (ii) TGV's legal counsel presented to the Board of Directors the proposed terms of the Reorganization Agreement, (iii) TGV's financial advisor, Wessels, delivered its opinion that, as of such date, the financial terms of the proposed merger were fair, from a financial point of view, to the stockholders of TGV, and (iv) the TGV Board of Directors unanimously approved the Merger Agreements and the consummation of the Merger.

  On January 23, 1996, following the meetings of their respective Boards of Directors, the duly authorized representatives of the parties executed the Merger Agreements.

  On January 23, 1996, TGV and Cisco issued a joint news release announcing the Merger.

REASONS FOR THE MERGER

 Cisco's Reasons for the Merger.

  Cisco's Board of Directors has identified several potential benefits of the Merger that it believes will contribute to the success of the Combined Company. These potential benefits include the ability to (i) provide end-to-end network connectivity to the Cisco and TGV customer base, (ii) combine the network knowledge resident in Cisco products with TGV's client-server products and technology to create value-added services in future products and (iii) increase sales of TGV products by leveraging Cisco's extensive channels of distribution.

  In the course of its discussions and the formal meeting, held January 23, 1996, the Cisco Board of Directors reviewed with Cisco's management a number of factors relevant to the Merger, including the strategic overview and prospects for Cisco, its products and its finances. The Cisco Board of Directors also considered, among other matters, (i) information concerning Cisco's and TGV's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the financial condition, results of operations and businesses of Cisco and TGV before and after giving effect to the Merger; (iii) current financial market conditions and historical market prices, volatility and trading information with respect to Cisco Common Stock and TGV Common Stock; (iv) the consideration to be received by TGV stockholders in the Merger and the relationship between the market value of Cisco Common Stock to be issued in exchange for each share of TGV Common Stock and Cisco's per share reported earnings, earnings before interest and taxes and certain other measures; (v) a comparison of selected recent acquisition and merger transactions involving high-technology companies; (vi) the belief that the terms of the Reorganization Agreement, including the parties' respective representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (vii) the ability of Cisco to devote management time and energy to the integration and assimilation of TGV's business and organization should the Merger be consummated; (viii) the fact that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the financial statements of Cisco as a result thereof; and (ix) reports from management, financial advisors and legal advisors as to the results of their due diligence investigation of TGV. The Board of Directors of Cisco also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to (i) the risk that the benefits sought to be achieved in the Merger will not be so achieved, and (ii) the other risks described above under "Risk Factors."

  In view of the wide variety of factors considered by the Cisco Board of Directors, the Cisco Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in approving the Reorganization Agreement and Merger. However, after taking into account all of the factors set forth above, the Cisco Board of Directors determined that the Reorganization Agreement and Merger were in the best interests of Cisco and its stockholders and that Cisco should proceed with the Reorganization Agreement and the Merger.

 TGV's Reasons for the Merger.

  The TGV Board of Directors believed that, despite its success to date, the increasing competition and industry consolidation would make it difficult for TGV to grow its business as a relatively small independent company competing with larger companies with substantially greater resources. In such an industry environment, the TGV Board of Directors identified several potential benefits for the TGV stockholders, employees and customers that would result from the merger with Cisco. These potential benefits include: (i) the financial strength of Cisco would enable the Combined Company to dedicate greater resources to both current and emerging product development efforts and to fund the future growth of its business; (ii) the potential synergy and compatibility between TGV and Cisco, based on the commonality in TGV's and Cisco's product lines; (iii) the opportunity for TGV, as part of the Combined Company, to compete more effectively in the increasingly competitive and rapidly changing industry; and (iv) the ability of TGV to leverage Cisco's extensive distribution network to increase the sales of its products and to expand further TGV's own distribution base.

  In the course of its deliberations during the TGV Board of Directors meetings, held on January 11, January 15, January 18, January 19 and January 23, 1996, the TGV Board of Directors reviewed with TGV's management a number of additional factors relevant to the Merger, including the strategic overview and prospects for TGV, its products and its finances. The TGV Board of Directors also considered, among other matters, (i) information concerning Cisco's and TGV's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the financial condition, results of operations and businesses of Cisco and TGV before and after giving effect to the Merger; (iii) current financial market conditions and historical market prices, volatility and trading information with respect to Cisco Common Stock and TGV Common Stock; (iv) the consideration to be received by TGV stockholders in the Merger and the fact that the market value of Cisco Common Stock to be issued in exchange for each share of TGV Common Stock represented a significant premium over the recent price range of the TGV Common Stock (the Merger consideration represented a premium of approximately 45% over the closing sales price of $11.00 per share of TGV Common Stock on January 23, 1996, the last trading day prior to the announcement of the Merger); (v) a comparison of selected recent acquisition and merger transactions in the industry; (vi) the belief that the terms of the Reorganization Agreement, including the parties' mutual representations, warranties and covenants, are reasonable and the fact that the Reorganization Agreement did not contain any extraordinary closing conditions on Cisco's obligations; (vii) the ability of TGV to consider and negotiate other acquisition proposals and to terminate the Reorganization Agreement for a Superior Proposal, subject to the payment of a fee to Cisco; (viii) the fact that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the financial statements of Cisco as a result thereof and is intended to be tax-free for federal income tax purposes; (ix) the opinion of Wessels rendered at the January 23, 1996 meeting of the TGV Board of Directors that the consideration to be received by TGV stockholders pursuant to the Merger was fair to TGV stockholders from a financial point of view as of January 23, 1996 based upon the closing price of Cisco Common Stock on that date; (x) the impact of the Merger upon TGV's customers and employees and (xi) reports from management, financial advisors and legal advisors as to the results of their due diligence investigation of Cisco.

  The Board of Directors of TGV also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to, (i) the loss of control over the future operations of TGV following the Merger; (ii) the risk that the benefits sought to be achieved in the Merger will not be achieved and (iii) the other risks described above under "Risk Factors." The Board of Directors of TGV discussed with management the prospects for combinations with companies other than Cisco and the possibility that the benefits described above could be achieved through any such combination, as well as the risks and benefits of a stand-alone strategy.

  In view of the wide variety of factors considered by the TGV Board of Directors, the TGV Board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the Board of Directors of TGV unanimously agreed that the Reorganization Agreement and the consummation of the Merger were fair to, and in the best interests of, TGV and its stockholders and that TGV should proceed with the Merger and the Reorganization Agreement.

OPERATIONS FOLLOWING THE MERGER

  Following the Merger, TGV will continue its operations as a wholly-owned subsidiary of Cisco. Upon consummation of the Merger, the members of TGV's Board of Directors will be John T. Chambers and Larry R. Carter. The membership of the Board of Directors of Cisco will remain unchanged as a result of the Merger. The stockholders of TGV will become stockholders of Cisco, and their rights as stockholders will be governed by Cisco's Articles of Incorporation and Bylaws and the laws of the State of California. See "Comparison of Rights of Stockholders of Cisco and TGV."

OPINION OF FINANCIAL ADVISOR

  Wessels has acted as financial advisor to TGV in connection with the Merger. Pursuant to an engagement letter dated December 18, 1995 (the "Engagement Letter"), TGV retained Wessels to furnish financial advisory and investment banking services with respect to a possible sale or merger of TGV and to render an opinion as to the fairness, from a financial point of view, to the TGV stockholders of the consideration offered in any proposed sale or merger. The amount of consideration to be received by TGV stockholders in the Merger was determined through negotiations between TGV management and Cisco and not by Wessels, although Wessels did assist TGV management in these negotiations. Wessels rendered its opinion on January 23, 1996 to the TGV Board of Directors that, as of such date and based on the procedures followed, the factors considered and assumptions made by Wessels as set forth therein, the consideration to be received by the holders of TGV Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of TGV Common Stock. A copy of Wessels' opinion dated January 23, 1996 (the "Wessels Opinion"), which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by Wessels, is attached as Appendix B to this Proxy Statement/Prospectus. TGV stockholders are urged to read the Wessels Opinion in its entirety. At the request of the TGV Board of Directors, Wessels delivered an update to its written opinion to the TGV Board of Directors on February 27, 1996. In connection with preparing such update, Wessels reviewed the information and analysis identified in the January 23, 1996 opinion in addition to reviewing certain other information made publicly available subsequent to that date. Based on such information and analysis and subject to the same limitations as were contained in the January 23, 1996 opinion, Wessels opined that the consideration to be received by the holders of TGV's Common Stock pursuant to the Reorganization Agreement is fair, from a financial point of view, to the holders of TGV's Common Stock, as of the date of such update. The summary of the Wessels Opinion set forth herein is qualified in its entirety by reference to the Wessels Opinion.

  The Wessels Opinion applies only to the fairness from a financial point of view of the consideration to be received by the TGV stockholders as provided by the terms of the Reorganization Agreement and should not be deemed to constitute a recommendation by Wessels to TGV stockholders to vote in favor of any matter presented in this Proxy Statement/Prospectus. The Wessels Opinion does not constitute an opinion as to the price at any time at which Cisco Common Stock will trade. TGV stockholders should note that the opinion expressed by Wessels was directed to the TGV Board of Directors in its evaluation of the Merger and was not on behalf of, and was not intended to confer rights or remedies upon, Cisco, any security holder of Cisco or TGV, or any person other than TGV's Board of Directors. The TGV Board did not impose any limitations on the scope of the investigation of Wessels with respect to rendering its opinion.

  In connection with its review of the Merger, and in arriving at its opinion, Wessels has: (i) reviewed and analyzed the financial terms of the Reorganization Agreement; (ii) reviewed and analyzed certain publicly available financial statements and other information of TGV and Cisco; (iii) reviewed and analyzed certain internal financial statements and other historical financial and operating data concerning TGV prepared by the management of TGV; (iv) reviewed and analyzed certain internal financial statements and other financial and operating data concerning Cisco prepared by the management of Cisco; (v) reviewed and analyzed certain financial projections prepared by the management of TGV; (vi) reviewed and analyzed certain earnings per share estimates for Cisco prepared by various equity research analysts; (vii) conducted discussions with members of the senior management of TGV with respect to the business and prospects of TGV; (viii) conducted discussions with members of the senior management of Cisco with respect to the business and prospects of Cisco; (ix) reviewed the reported prices and trading activity for the TGV Common Stock and the Cisco Common Stock; (x) compared the financial performance of TGV and Cisco and the prices of the TGV Common Stock and the Cisco Common Stock with that of certain other comparable publicly traded companies and their securities; (xi) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and (xii) participated in discussions and negotiations among representatives of TGV and Cisco and their respective financial and legal advisors.

  Based on this information, Wessels performed a variety of analyses and examinations of the Merger and considered such financial, economic and market criteria as it deemed necessary in arriving at its opinion. The following is a summary of the financial analyses performed by Wessels in connection with the delivery of the Wessels Opinion.

  Comparable Company Analysis. Wessels used a comparable company analysis to analyze TGV's operating performance relative to a group of publicly traded companies that Wessels deemed for purposes of its analysis to be comparable to TGV. In such analysis, Wessels compared the value to be achieved by the TGV stockholders in the Merger, expressed as a multiple of certain operating results, to the market trading values achieved by the stockholders of the comparable companies, expressed as a multiple of the same operating results. Wessels compared multiples of selected financial data for TGV with those of the following publicly traded companies in the networking software industry:
NetManage, Inc. and FTP Software Inc. (collectively referred to as the "Comparable Companies"). Although such companies were considered comparable to TGV for the purpose of this analysis based on certain characteristics of their respective businesses, neither of such companies possessed characteristics identical to those of TGV. Wessels calculated the following valuation multiples based on, as to TGV, a market price of $15.56 per share for the Cisco Common Stock to be offered as consideration in the Merger, and, as to the Comparable Companies, on market prices and other information available as of the date of the Wessels Opinion. Multiples of future earnings were based on projected earnings as estimated publicly by recognized securities analysts. The mean and median stock price as a multiple of each of the indicated statistics for TGV and the Comparable Companies is as follows: (i) projected calendar year 1995 earnings per share, 32.1x for TGV, as compared to a mean and median of 16.5x for the Comparable Companies and (ii) projected calendar year 1996 earnings per share, 25.5x for TGV, as compared to a mean and median of 12.8x for the Comparable Companies. In each of the comparisons of the value to be achieved by the TGV stockholders in the Merger as compared with the mean and median of the market values realized by the stockholders of the Comparable Companies, the multiples of operating results achieved by the TGV stockholders was greater than that realized by the stockholders of the Comparable Companies.

  Comparable Transactions. Wessels compared multiples of selected financial data and other financial data relating to the proposed Merger with multiples paid in, and other financial data from, 33 acquisitions since January 1, 1993 of public high-technology companies (i.e., companies in the markets for computer equipment, electronics, communications (including networking) and other advanced technologies) with aggregate transaction values between $10 million and $250 million. These transactions were selected based primarily on the aggregate transaction value of the business acquired, the public company status of the target and the target company's involvement in a high-technology industry. Wessels also compared the premium of the equity value per share over the target stock price one day and four weeks prior to the announcement of the transaction. This analysis produced multiples of transaction value to latest 12-month revenues for the comparable acquisitions ranging from 0.4x to 6.5x with a mean and median of 1.9x and 1.4x, respectively, as compared to 2.6x for TGV. The multiple of transaction value to latest 12-month operating income for comparable acquisitions ranged from 8.0x to 47.8x with a mean and median of 24.4x and 20.7x, respectively, as compared to 22.3x for TGV. The multiple of transaction value of the acquisition to latest 12-month net income ranged from 9.5x to 79.7x, with a mean and median of 35.x and 29.0x, respectively, as compared to 21.4x for TGV. The premium of the equity value per share over the stock price of the target one day prior to the announcement of the transaction ranged from -7% to 460% with a mean and median of 47% and 31%, respectively, as compared to 45% for TGV. The premium of the equity value per share over the stock price of the target four weeks prior to the announcement of the transaction ranged from -7% to 314% with a mean and median of 53% and 41%, respectively, as compared to 78% for TGV.

  Discounted Cash Flow Analysis. Wessels estimated the present value of TGV using a discounted cash flow analysis based on projections of future operations prepared by TGV's management. Wessels calculated present value of projected operating cash flows after net changes to working capital over the period between January 22, 1996 and December 31, 1996 and the three years 1997 to 1999 using a discount rate of 25%. Wessels calculated approximate terminal values of TGV as of December 31, 1999 of 11.0 x TGV's calendar year 1999 operating income. Wessels determined this multiple based on the current multiples of the Comparable Companies. The terminal value was discounted to present value using the same discount rates as the cash flows. Wessels calculated an implied valuation of TGV by adding the present value of the cash flows and the terminal values to the Company's cash balance as of December 31, 1995. The implied value of shares of TGV Common Stock based on this analysis was $14.61 per share. Wessels determined that, at the time of the Wessels Opinion, the value of the consideration to be received by the TGV stockholders in the Merger of $15.56 per share based on the market price of Cisco Common Stock was greater than the present value of TGV's cash flows under the range of discounted cash flow valuations discussed above.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Wessels believes that its analyses must be considered as whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, Wessels considered the results of all such analyses. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the merger consideration, Wessels did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No company or transaction used in the above analyses as a comparison is identical to TGV or Cisco or the proposed Merger. Accordingly, an analysis of the results of the foregoing was not simply mathematical nor necessarily precise; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect public trading values. The analyses were prepared solely for purposes of Wessels providing its opinion as to the fairness from a financial point of view of the Merger consideration pursuant to the Reorganization Agreement to TGV stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. See "Risk Factors -
 Volatility of Stock Price." As described above, the Wessels Opinion and presentation to the TGV Board was one of many factors taken into consideration by the TGV Board in making its determination to approve the Reorganization Agreement.

  Wessels assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information that was available to it from public sources, or that was provided to it by TGV and Cisco and did not independently verify such information. Further, Wessels assumed that the Merger will qualify as a tax-free reorganization and will be accounted for as a pooling-of-interests. Wessels did not perform an independent evaluation or appraisal of any of the respective assets or liabilities of TGV or Cisco, nor was Wessels furnished with any such evaluations or appraisals. With respect to financial forecasts, Wessels assumed that these forecasts were reasonably prepared based on the best currently available estimates and judgments of the management of

TGV as to the future financial performance of TGV and that the assumptions underlying such forecasts were reasonable. The Wessels Opinion was necessarily based on the economic, market, financial and other conditions as they existed and the information made available to Wessels on the date of the opinion. Further, the Wessels Opinion speaks only as of the date thereof and is based on the conditions as they existed and information with which Wessels was supplied as of the date thereof. It should be understood that, although subsequent developments may have affected or may hereafter affect the Wessels Opinion, Wessels was not requested to and does not have any obligation to update, revise or reaffirm the Wessels Opinion.

  Wessels is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporations. Wessels is familiar with TGV, having provided certain investment banking and financial advisory services to TGV from time to time, including having acted as a managing underwriter of the initial public offering of TGV Common Stock in February 1995. TGV selected Wessels as its financial advisor based on Wessels's familiarity with TGV and Wessels's experience in mergers and acquisitions and in securities valuation generally.

  In the ordinary course of business, Wessels acts as a market maker and broker in the publicly traded securities of Cisco and TGV and receives customary compensation in connection therewith, and also provides research coverage for Cisco and TGV. In the ordinary course of business, Wessels actively trades in the publicly traded securities of Cisco and TGV for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to the Engagement Letter, TGV paid Wessels a non-refundable retainer fee (the "Retainer Fee") of $25,000 upon execution of the Engagement Letter and a non-refundable opinion fee (the "Opinion Fee") of $300,000 upon the rendering of the Wessels Opinion. Pursuant to the Engagement Letter, TGV has agreed to pay Wessels, upon consummation of the Merger pursuant to the Reorganization Agreement, a transaction fee (the "Transaction Fee") of approximately $1.32 million based upon Cisco's closing price of $38.91 as of January 22, 1996. The Retainer Fee and the Opinion Fee will be credited against the Transaction Fee. Payment of the Transaction Fee is contingent upon consummation of the Merger. TGV has also agreed to reimburse Wessels for its reasonable out-of-pocket expenses, up to $25,000, and to indemnify Wessels against certain liabilities relating to or arising out of services performed by Wessels as financial advisor to TGV. The terms of the Engagement Letter, which are customary in transactions of this nature, were negotiated at arm's length between TGV and Wessels, and the TGV Board, at the time of its approval of the Reorganization Agreement, was aware of such fee arrangement, including the fact that a significant portion of the aggregate fee payable to Wessels is contingent upon consummation of the Merger.

RELATED AGREEMENTS

 Voting Agreements

  In connection with the Merger, certain stockholders of TGV have entered into Voting Agreements. The terms of the Voting Agreements provide (i) that such stockholders will not transfer (except as may be specifically required by court order), sell, exchange, pledge (except in connection with a bona fide loan transaction) or otherwise dispose of or encumber their shares of TGV Common Stock beneficially owned by them, or any new shares of such stock they may acquire, at any time prior to the Expiration Date, and (ii) that such stockholders will vote all shares of TGV Common Stock beneficially owned by them in favor of the approval of the Reorganization Agreement and approval of the Merger and against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between TGV and any person or entity other than Cisco or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of TGV under the Reorganization Agreement or which could result in any of the conditions to TGV's obligations under the Reorganization Agreement not being fulfilled. Such voting agreements are accompanied by irrevocable proxies whereby such stockholders provide to Cisco the right to vote their shares on the proposals relating to the Reorganization Agreement and the Merger at the TGV

Meeting and any competing proposal at a TGV stockholder meeting. Holders of approximately 43.3% of the shares of TGV Common Stock entitled to vote at the stockholder meeting have entered into Voting Agreements and irrevocable proxies. The Voting Agreements and proxies shall terminate on the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement and
(ii) six months after the date of termination of the Reorganization Agreement.

 Affiliates Agreements

  The Cisco Common Stock issuable in the Merger has been registered under the Securities Act, thereby allowing those shares to be traded without restriction, except for those shares held by stockholders of TGV or Cisco who are deemed to control or be under common control with TGV or Cisco, respectively ("Affiliates"). Affiliates of TGV may not sell their shares of Cisco Common Stock acquired in the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) the resale provisions of Rule 145 promulgated under the Securities Act or (iii) another applicable exemption from the registration requirements of the Securities Act. Affiliates of Cisco may not sell any shares of Cisco Common Stock except pursuant to an effective registration statement under the Securities Act covering such shares or an applicable exemption from the registration requirements of the Securities Act. It is a condition to the obligations of TGV and Cisco to effect the Merger that in accordance with the requirements of the Commission's accounting rules for pooling-of-interests, each person who is identified as an Affiliate (as such term is defined for purposes of Rule 145 under the Securities Act) of each party execute and deliver, at or prior to the closing of the Merger, an agreement that such persons will not offer to sell, sell or otherwise dispose of Cisco Common Stock or TGV Common Stock during the thirty (30) day period prior to the Effective Time or after the Effective Time until financial results covering at least thirty (30) days of the combined operations of Cisco and TGV have been published. In addition, the Affiliates Agreements executed by TGV Affiliates provides that, as of the date of the agreement and as of the Effective Time, such Affiliate has no present plan or intent to engage in any transaction that results in a reduction in the risk of ownership with respect to more than 50% of the shares of Cisco Common Stock acquired by such Affiliate in the Merger. Thereafter, it is expected that Affiliates of TGV and Cisco will be able to sell shares of Cisco Common Stock without registration subject to the volume, manner of sale and other applicable limitations of the Securities Act and the rules and regulations of the Commission thereunder.

 Employment and Non-Competition Agreements

  Cisco has agreed to enter into employment and non-competition agreements with each of Craig A. Conway, David L. Kashtan, Kenneth A. Adelman, Russell Sandberg and L. Stuart Vance (each, an "Employee", and collectively, the "Employees"). The employment and non-competition agreements are contingent upon the occurrence of the closing of the Merger and will become effective upon the Effective Time. The terms of the employment agreements are two years from the Effective Time unless terminated earlier by either party for any reason, with or without cause, by giving written notice of such termination. If Employee's employment is terminated without cause or if Employee resigns from employment for good cause prior to two years after the Effective Time, then Cisco will pay Employee a lump sum payment equal to one year of base salary plus other consideration as severance. If Employee resigns without good cause or the employment is terminated for cause within two years of the Effective Time, then Employee will be paid all salary and benefits through the date of termination of employment, but nothing else.

  The employment and non-competition agreements require, until the later of termination of employment or the second anniversary of the Effective Time, that Employee (i) will not participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to routing, networked applications software or networking software (the "Business") or be employed by certain enumerated competitive companies, and (ii) will not permit Employee's name to be used in connection with the Business; provided that the term of the non-competition clause will expire one year from the date of termination if Cisco terminates Employee "Without Cause" within one year of the Closing or if Employee resigns for "Good Cause" within one year of the closing. Additionally, during Employee's employment with Cisco and for one year after termination of such employment, Employee will not solicit, encourage or take any other action intended to induce any non-terminating employee to perform work or services for any other person or entity other than Cisco. There can be no assurance that such non-competition and non-solicitation provisions will be enforceable under California law.

  Cisco has agreed that, after the Effective Time, Cisco will indemnify each officer and director of TGV serving as such on the date of the Reorganization Agreement as provided in the Delaware General Corporation Law, the TGV Certificate of Incorporation and Bylaws, and existing indemnification agreements between TGV and such officers and directors.

 Stock Option Agreement

  Pursuant to the Stock Option Agreement, a copy of which is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference, the Stock Option Agreement allows Cisco, under certain circumstances, to acquire up to 871,667 shares (the "Cisco Option") of authorized but unissued shares of TGV Common Stock (the "TGV Shares") (constituting approximately 15% of the outstanding shares of TGV Common Stock) at a price, payable in cash, of $15.575 per share (the "Exercise Price"). Pursuant to the terms of the Stock Option Agreement, the type and number of securities subject to the Cisco Option, and the price per share, shall be adjusted in the event of any change in TGV Common Stock by reason of certain events, including recapitalizations, combinations, exchange of shares or the like. Furthermore, in the event TGV enters into certain types of agreements involving the merger of TGV, or sale of substantially all of TGV's assets, such agreements must provide that upon consummation of any such merger or sale that Cisco shall receive consideration for each share of TGV Common Stock with respect to which the Cisco Option has not been exercised, equal to the amount of consideration a holder of TGV Common Stock would receive less the Exercise Price. The Stock Option Agreement could have the effect of making an acquisition of TGV by a third party more costly because of the need to acquire the TGV Shares in any such transaction.

  The Stock Option Agreement is exercisable by Cisco, in whole or in part (however, in no event shall the initial exercise of the Cisco Option be for less than 25% of the TGV Shares), at any time or from time to time after any event occurs which would permit Cisco to terminate the Reorganization Agreement and recover the $4,000,000 termination fee and out-of-pocket costs and expenses described in "The Merger and Related Transactions - Amendments, Termination and Waivers." The Cisco Option will terminate upon the earlier of:
(i) the Effective Time; (ii) the termination of the Reorganization Agreement pursuant to its terms (other than a termination in connection with which Cisco is entitled to the payment of the $4,000,000 termination fee and out-of-pocket costs and expenses); or (iii) 180 days following any termination of the Reorganization Agreement in connection with which Cisco is entitled to the payment of the $4,000,000 termination fee and out-of-pocket costs and expenses (or, if at the expiration of such 180-day period, the Cisco Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten (10) business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal), but in no event later than January 22, 1998. Notwithstanding the foregoing, the Cisco Option may not be exercised if Cisco is in material breach of any of its representations, warranties, covenants or agreements contained in the Stock Option Agreement or in the Reorganization Agreement.

  Under the terms of the Stock Option Agreement, at any time during which the Cisco Option is exercisable (the "Repurchase Period"), Cisco has the right to require TGV (or any successor entity thereof) to repurchase from Cisco all or any part of the Cisco Option, and TGV (or any successor entity thereof) has the right to require Cisco to sell to TGV (or such successor entity) all or any part of the Cisco Option, at the price set forth in subparagraph (a) below. Also, at any time prior to January 22, 1998, Cisco has the right to require TGV (or any successor entity thereof) to repurchase from Cisco, and TGV (or any successor entity thereof) has the right to require Cisco to sell to TGV (or such successor entity), all or any part of the TGV Shares purchased by Cisco pursuant to the Cisco Option at the price set forth in subparagraph
(b) below:

    (a) The difference between the Market/Tender Offer Price (as defined below) for shares of TGV Common Stock as of the date the requesting party gives notice ("Notice Date") of its intent to exercise its rights and the Exercise Price, multiplied by the number of TGV Shares purchasable pursuant to the Cisco Option, or portion thereof, but only if the Market/Tender Offer Price exceeds the Exercise Price. The "Market/Tender Offer Price" means the higher of (i) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal that was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (ii) the average of the closing sale price of shares of TGV Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the Notice Date (the "Market Price").

    (b) The Exercise Price paid by Cisco for TGV Shares acquired pursuant to the Cisco Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of TGV Shares so purchased. For purposes of this clause (b), the Tender Offer Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Takeover Proposal during the Repurchase Period.

  Notwithstanding the foregoing, the right of TGV or any successor thereof to require Cisco to sell the Cisco Option or the TGV Shares shall not be exercisable unless TGV shall have consummated the transaction provided by a Takeover Proposal or TGV's stockholders shall have transferred their shares of TGV Common Stock pursuant to a tender or exchange offer or other Takeover Proposal.

  Subsequent to the termination of the Reorganization Agreement, Cisco may by written notice ("Registration Notice") request TGV to register under the Securities Act all or any part of the Restricted Shares (as defined in Section 8 of the Stock Option Agreement). TGV may, at its option, purchase these shares ("Registrable Shares") at their market price (the per share average of the closing sale price of TGV's Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the Registration Notice) within ten business days after the receipt of the Registration Notice. If TGV does not elect to exercise its option to purchase the Registrable Shares, it shall use its best efforts to register the unpurchased Registrable Shares; provided, however, (a) Cisco shall not be entitled to more than an aggregate of two effective registration statements and (b) TGV will not be required to file any such registration statement for a certain period of time when (i) TGV is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to TGV, such information would have to be disclosed if a registration statement were filed at such time; (ii) TGV is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (iii) TGV determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving TGV or any of its Affiliates.

THE AGREEMENT AND PLAN OF REORGANIZATION

 Representations, Warranties and Covenants

  The Reorganization Agreement contains various representations and warranties of the parties, including representations by Cisco, TGV and Merger Sub as to their organization and capitalization, their authority to enter into the Reorganization Agreement and to consummate the transactions contemplated thereby, the existence of certain liabilities and the absence of certain material undisclosed liabilities and changes in their businesses. Such representations and warranties will not survive consummation of the Merger, except for a representation by Cisco to support compliance with Section 368(c) of the Code.

  Under the terms of the Reorganization Agreement, for the period from the date of the Reorganization Agreement and continuing until the earlier of the termination of the Reorganization Agreement or the Effective Time, each of TGV and Cisco has agreed (except to the extent expressly contemplated by the Reorganization Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as conducted prior to execution of the Reorganization Agreement, to pay and to cause its subsidiaries to pay debts and taxes when due subject (i) to good faith disputes over such debts or taxes and (ii) in the case of taxes of TGV or any of its subsidiaries, to Cisco's consent to the filing of material tax returns if applicable, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of TGV and Cisco has also agreed to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a material adverse effect on it and its subsidiaries. In addition, each of Cisco and TGV has agreed that it will not, among other things, do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:
(a) cause or permit any amendments to its Certificate of Incorporation or Bylaws; (b) issue, deliver, sell, authorize or propose the issuance, delivery, sale of, purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of the Reorganization Agreement (provided, however, that Cisco may, in the ordinary course of business consistent with past practice, grant options for the purchase of Cisco Common Stock under its stock option plans); (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries; (d) accelerate, amend or change the period of exercisability or vesting of options, warrants or other rights granted under its employee stock plans or director stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; (e) take any action which would interfere with Cisco's ability to account for the Merger as a pooling of interests; or (f) take, or agree in writing or otherwise to take, any of the actions described in (a) through (e) above, or any action which would make any of its representations or warranties contained in the Reorganization Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants thereunder.

  Moreover, under the terms of the Reorganization Agreement, TGV has agreed that, during the period from the date of the Reorganization Agreement and continuing until the earlier of the termination of the Reorganization Agreement or the Effective Time, and except as expressly contemplated by the Reorganization Agreement, it will not, among other things, do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Cisco which consent shall not be unreasonably withheld: (a) enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice; (b) transfer to any person or entity any rights to its intellectual property other than in the ordinary course of business consistent with past practice; (c) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology; (d) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice; (e) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others; (f) enter into any operating lease in excess of $10,000; (g) pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in TGV's financial statements; (h) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice; (i) materially reduce the amount of any material insurance coverage provided by existing insurance policies; (j) adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Cisco advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees; (k) grant any severance or termination pay (x) to any director or officer or (y) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice; (l) commence a lawsuit other than (x) for the routine collection of bills, (y) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Cisco prior to the filing of such a suit, or (z) for a breach of the Reorganization Agreement; (m) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole; (n) other than in the ordinary course of business, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;
(o) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (p) take, or agree in writing or otherwise to take, any of the actions described in (a) through (o) above, or any action which would make any of its representations or warranties contained in the Reorganization Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants thereunder. In addition, TGV shall give all notices and other information required to be given to the employees of TGV, any collective bargaining unit representing any group of employees of TGV, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in the Reorganization Agreement.

 No Solicitation of Transactions

  TGV has further agreed that TGV and its subsidiaries and the officers, directors, employees or other agents of TGV and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to TGV or any of it subsidiaries to, or afford access to the properties, books or records of TGV or any of its subsidiaries to, any person that has advised TGV that it may be considering making, or that has made, a Takeover Proposal; provided, nothing herein shall prohibit TGV's Board of Directors from taking and disclosing to TGV's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall be received by the Board of Directors of TGV, then, to the extent the Board of Directors of TGV believes in good faith (after consultation with its financial advisor) that such Takeover Proposal would, if consummated, result in a Superior Proposal and the Board of Directors of TGV determines in good faith after consultation with outside legal counsel that it is necessary for the Board of Directors of TGV to comply with its fiduciary duties to stockholders under applicable law, TGV and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of TGV's Board of Directors, and such actions shall not be considered a breach of the Reorganization Agreement, provided that in each such event TGV notifies Cisco of such determination by the TGV Board of Directors and provides Cisco with a true and complete copy of the Superior Proposal received from such third party, if the Superior Proposal is in writing, or a complete written summary thereof, if it is not in writing, and provides Cisco with all documents containing or referring to non-public information of TGV that are supplied to such third party; provided, further, that (A) the Board of Directors of TGV has determined, with the advice of TGV's investment bankers, that such third party is capable of making a Superior Proposal upon satisfactory completion of such third party's review of the information supplied by TGV, (B) the third party has stated that it intends to make a Superior Proposal, (C) TGV may not provide any non-public information to any such third party if it has not prior to the date thereof provided such information to Cisco or Cisco's representatives, (D) TGV notifies Cisco in advance of any disclosure of non-public information to any such third party, with a description of the information proposed to be disclosed, and (E) TGV provides such non-public information pursuant to a non-disclosure agreement at least as restrictive as that certain non-disclosure agreement between Cisco and TGV, dated January 3, 1996; provided, however, that TGV shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal unless TGV shall have terminated the Reorganization Agreement and paid to Cisco all amounts payable to Cisco pursuant to the Reorganization Agreement. TGV will promptly notify Cisco after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to TGV or any of its subsidiaries or for access to the properties, books or records of TGV or any of its subsidiaries by any person that has advised TGV that it may be considering making, or that has made, a Takeover Proposal and will keep Cisco fully informed of the status and details of any such Takeover Proposal notice or request and shall provide Cisco with a true and complete copy of such Takeover Proposal notice or request, if it is in writing, or a complete written summary thereof, if it is not in writing. For purposes of the Reorganization Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving TGV or any of its subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, TGV or any of its subsidiaries, other than the transactions contemplated by the Reorganization Agreement.

 Conditions to the Merger

  Each party's respective obligation to effect the Merger is subject to, among other things, the approval of the Reorganization Agreement and the Merger by the requisite votes of the stockholders of TGV, the Commission having declared the Proxy Statement/Prospectus effective, and the satisfaction prior to the Effective Time of the additional following conditions: (a) the absence of any injunction or other legal action or regulatory restraint or prohibition preventing the consummation of the Merger or rendering the consummation of the Merger illegal, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentability, foreign or domestic, seeking any of the foregoing be pending; (b) the receipt of/obtaining all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated thereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR having been received; (c) Cisco and TGV having received substantially identical written opinions of their respective counsel to the effect that, based upon certain representations and assumptions and subject to certain qualifications, the Merger will constitute a tax-free Reorganization; and (d) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Cisco Common Stock issuable in connection with the Merger.

  The obligations of TGV to effect the Merger are subject to, among other things, the satisfaction at or prior to the Effective Time of each of the following conditions, unless waived in writing by TGV: (a) the representations and warranties of Cisco and Merger Sub in the Reorganization Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time; (b) Cisco and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of the Reorganization Agreement required to be performed and complied with by them as of the Effective Time; (c) TGV shall have received a certificate executed on behalf of Cisco by its President and Chief Financial Officer to the effect as of the Effective Time, that (i) all representations and warranties made by Cisco and Merger Sub under the Reorganization Agreement are true and complete in all material respects, and (ii) all covenants, obligations and conditions of the Reorganization Agreement to be performed by Cisco and Merger Sub on or before such date have been so performed in all material respects; (d) TGV shall have received a legal opinion as to certain matters from Brobeck, Phleger & Harrison LLP, counsel to Cisco; (e) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Cisco and its subsidiaries, taken as a whole; (f) TGV shall have received a letter of Price Waterhouse LLP, independent accountants, with respect to TGV's ability to participate in a pooling-of-interests transaction; (g) TGV shall have received from each of the Affiliates of Cisco an executed Affiliates Agreement; (h) TGV shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Cisco or any of its subsidiaries or otherwise; and (i) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Cisco's business following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing be pending.

  The obligations of Cisco and Merger Sub to effect the Merger are subject to, among other things, the satisfaction at or prior to the Effective Time of each of the following conditions, unless waived in writing by Cisco: (a) the representations and warranties of TGV in the Reorganization Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time; (b) TGV shall have performed and complied in all material respects with all covenants, obligations and conditions of the Reorganization Agreement required to be performed and complied with by it as of the Effective Time; (c) TGV shall have received a certificate executed on behalf of Cisco by its President and Chief Financial Officer to the effect as of the Effective Time, that (i) all representations and warranties made by Cisco and Merger Sub under the Reorganization Agreement are true and complete in all material respects, and (ii) all covenants, obligations and conditions of the Reorganization Agreement to be performed by Cisco and Merger Sub on or before such date have been so performed in all material respects; (d) Cisco shall have received a legal opinion as to certain matters from Morrison & Foerster LLP, counsel to TGV; (e) Cisco shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of TGV or any of its subsidiaries or otherwise; (f) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Cisco's conduct or operation of the business of TGV and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending; (g) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of TGV and its subsidiaries, taken as a whole; (h) Cisco shall have received an opinion of Coopers & Lybrand L.L.P., independent accountants, acceptable to Cisco, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the Reorganization Agreement; (i) Cisco shall have received from each of the Affiliates of TGV an executed Affiliate Agreement; (j) Cisco shall have received a letter from Coopers & Lybrand L.L.P., independent accountants, acceptable to Cisco and TGV, respectively, and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; and (k) certain employees of TGV shall have accepted employment with Cisco and shall have entered into an employment and non-competition agreement as described in the Reorganization Agreement.

 Closing

  As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Reorganization Agreement, Merger Sub and TGV will file certificates of merger with the Secretary of State of Delaware and the Recorder of the County in which the registered office of each of TGV and Merger Sub is located. The Merger will become effective upon such filings. It is anticipated that, assuming all conditions are met, the Merger will occur and a closing will be held on or before March 29, 1996.

 Amendments, Termination and Waivers

  The Reorganization Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties thereto; provided that an amendment made subsequent to adoption of the Reorganization Agreement by the stockholders of TGV or Merger Sub shall not
(i) alter or change the amount or kind of consideration to be received on conversion of the TGV Common Stock; (ii) alter or change any term of the Certificate of Incorporation of the surviving corporation to be effected by the Merger; or (iii) alter or change any of the terms and conditions of the Reorganization Agreement if such alteration or change would adversely affect the holders of TGV Common Stock or Merger Sub Common Stock.

  The Reorganization Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the TGV stockholders, (a) by the mutual consent of Cisco and TGV; (b) by either Cisco or TGV if, without fault of the terminating party, the Merger is not consummated on or before July 1, 1996 (or such later date that the parties may agree to in writing);
(c) by Cisco, if (i) TGV breaches any of its representations, warranties or obligations in any material respect under the Reorganization Agreement and such breach is not cured within ten business days of receipt by TGV of written notice of such breach; (ii) the TGV Board of Directors shall have withdrawn or modified its recommendation of the Reorganization Agreement or the Merger in a manner adverse to Cisco, or shall have resolved to do any of the foregoing; or
(iii) TGV fails to call and hold the TGV Stockholder Meeting by May 1, 1996, subject to certain exceptions; (d) by TGV, if Cisco breaches any of its respective representations, warranties or obligations in any material respect under the Reorganization Agreement and such breach is not cured within ten business days of receipt by Cisco of written notice of such breach; (e) by either Cisco or TGV if a Trigger Event (as defined below) or Takeover Proposal occurs and the TGV Board of Directors in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of the Reorganization Agreement and the transactions contemplated thereby after determining that to cause TGV to proceed with the transactions contemplated by the Reorganization Agreement would not be consistent with the TGV Board of Directors' fiduciary duty to the stockholders of TGV; (f) by either Cisco or TGV if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger becomes final and nonappealable or (ii) any required approval of the stockholders of TGV is not obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or (g) by TGV, in the event (i) of the acquisition, by any person or group of persons (other than persons or groups of persons who (A) acquired shares of Cisco Common Stock pursuant to any merger of Cisco in which Cisco was the surviving corporation or any acquisition by Cisco of all or substantially all of the capital stock or assets of another person or (B) disclose their beneficial ownership of shares of Cisco Common Stock on
Schedule 13G under the Exchange Act), of beneficial ownership of 30% or more of the outstanding shares of Cisco Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (ii) the Cisco Board of Directors accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Cisco Common Stock or of Cisco's consolidated assets. For purposes of the Reorganization Agreement, a "Trigger Event" shall occur if any person acquires securities representing 10% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliates would beneficially own securities representing 25% or more, of the voting power of TGV.

  At any time prior to the Effective Time, either of Cisco or TGV may, to the extent legally allowed, by execution of an instrument in writing signed on behalf of such party (a) extend the time for the performance of any of the obligations or acts of the other party set forth in the Reorganization Agreement; (b) waive any inaccuracies in the representations and warranties made to such party in the Reorganization Agreement or in any document delivered pursuant to the Reorganization Agreement; and (c) waive compliance with any of the agreements or conditions for the benefit of such party under the Reorganization Agreement.

 Fees and Expenses; Termination Fee

  Subject to the provisions described below regarding reimbursement of expenses and payment of termination fees, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby are to be paid by the party incurring such expense.

  In the event either TGV or Cisco shall terminate the Reorganization Agreement on account of a material breach of the representations, warranties, or obligations, the breaching party shall reimburse the nonbreaching party for all of the out-of-pocket costs and expenses incurred by such nonbreaching party in connection with the Reorganization Agreement and the transactions contemplated thereby (including without limitation the fees and expenses of its advisors, accountants and legal counsel). Additionally, if Cisco terminates the Reorganization Agreement because the TGV Board of Directors withdrew or modified its recommendation of the Reorganization Agreement or the Merger in a manner adverse to Cisco or shall have resolved to any of the foregoing or TGV failed to call and hold the TGV stockholders meeting by May 1, 1996, subject to certain exceptions, and there has not occurred a Trigger Event or a Takeover Proposal, then TGV shall reimburse Cisco for all of the out-of-pocket costs and expenses incurred by Cisco in connection with the Reorganization Agreement and the transactions contemplated thereby (including without limitation the fees and expenses of its advisors, accountants, and legal counsel).

  In the event that (a) either Cisco or TGV terminates the Reorganization Agreement following the occurrence of a Trigger Event or a Takeover Proposal and either (i) the TGV Board of Directors has withdrawn or modified its approval of the Reorganization Agreement or (ii) the failure of TGV to obtain the requisite stockholder vote to approve the Reorganization Agreement, or (b) Cisco terminates the Reorganization Agreement because (i) TGV breached its representations, warranties or obligations under the Reorganization Agreement in any material respect; (ii) the TGV Board of Directors withdrew or modified its recommendation of the Reorganization Agreement or the Merger in a manner adverse to Cisco or shall have resolved to any of the foregoing; or (iii) TGV failed to call and hold the TGV stockholders meeting by May 1, 1996, subject to certain exceptions, due, in whole or in part, to TGV's failure to perform and comply with all agreements and conditions required to be performed or complied with by TGV prior to or on the Closing Date or any failure by TGV's Affiliates to take any actions required to be taken pursuant to the Reorganization Agreement and prior thereto there shall have occurred a Trigger Event or a Takeover Proposal, TGV will be required to pay to Cisco $4,000,000 plus reimbursement of out-of-pocket costs and expenses incurred by Cisco in connection with the Reorganization Agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

  In the event TGV terminates the Reorganization Agreement following the Cisco Board of Directors accepting or publicly recommending acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Cisco Common Stock or of Cisco's consolidated assets, Cisco will be required to pay to TGV $4,000,000 plus reimbursement of out-of-pocket fees and expenses incurred by TGV in connection with the Reorganization Agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

  Pursuant to a letter agreement dated December 18, 1995, TGV engaged Wessels to provide financial advice and assistance in connection with a sale or merger of TGV, and to render a fairness opinion in connection with the proposed merger with a subsidiary of Cisco. TGV has agreed to pay Wessels a Transaction Fee of 1.15% of the Aggregate Transaction Value (as defined in Section 4 of that letter agreement) for its services pursuant to the terms of the letter agreement and has agreed to reimburse Wessels for its reasonable out-of-pocket expenses.

 Indemnification and Insurance

  The Reorganization Agreement provides that Cisco will, from and after the Effective Time, cause TGV to indemnify, defend and hold harmless each person who was as of the date of the Reorganization Agreement or has been at any time prior to the date thereof, or who becomes prior to the Effective Time, an officer, director, employee or agent of TGV in respect of acts or omissions occurring on or prior to the Effective Time, in each case to the full extent such corporation is permitted under Delaware law, the TGV Certificate of Incorporation or Bylaws or any indemnification agreement to which TGV is a party, in each case as in effect on the date of the Reorganization Agreement.

  The Reorganization Agreement also provides that, from and after the Effective Time, Cisco will cause TGV to use its best efforts to cause to be maintained in effect for two years for the benefit of TGV's directors and officers and other persons covered by TGV's current directors' and officers' liability insurance with respect to all matters occurring on or prior to the Effective Time, TGV's current policies of directors' and officers' liability insurance or substantially similar policies. Cisco and TGV will also, as of the Effective Time, assume all of TGV's obligations to its directors, officers and employees under any indemnification agreements in effect on the date of the Reorganization Agreement to which TGV is a party.

 Interests of Certain Persons in the Merger

  In considering the recommendation of the TGV Board with respect to the Merger, stockholders of TGV should be aware that certain officers and directors of TGV have interests in the Merger, including those referred to below, that presented them with potential conflicts of interests. The TGV Board was aware of these potential conflicts and considered them along with the other matters described in "The TGV Meeting - Board Recommendation" and "The Merger and Related Transactions - Reasons for the Merger."

  In November 1993, TGV entered into an employment agreement with Craig A. Conway which provided him with options to purchase 470,000 shares of TGV Common Stock at an exercise price of $3.50 per share. Of the shares subject to these options, 67,500 shares became exercisable upon the closing of TGV's initial public offering in March 1995 and 202,500 shares vest over a three-year period such that they become fully vested on November 10, 1996. The remaining 200,000 shares vest on November 17, 2003; provided, however, that the option to acquire such shares may be accelerated and exercisable from time to time upon the attainment of certain net revenue and pre-tax profit milestones. The employment agreement further provided that upon a sale of TGV or a merger of TGV with another business entity, that the vesting of the options will be accelerated.

  The Reorganization Agreement provides that Cisco will offer employment to certain TGV executive officers and employees comparable to such employee's current position with TGV. These offers will be made in the form of an employment and non-competition agreement. These agreements provide that if the contract were terminated by Cisco without cause, then Cisco would pay a lump sum equal to one year's base salary, plus COBRA, less applicable deductions. These agreements have been offered to Craig A. Conway, David L. Kashtan, Kenneth A. Adelman, Russell Sandberg and L. Stuart Vance. See "The Merger and Related Transactions - Related Agreements - Employment and Non-Competition Agreements."

  The Reorganization Agreement provides that, after the Effective Time, the surviving corporation shall, to the fullest extent permitted under the laws of the State of Delaware or the Certificate of Incorporation or Bylaws of the surviving corporation, indemnify and hold harmless each director of the surviving corporation made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director of the corporation or a predecessor corporation. The Board of Directors in its discretion shall have the power on behalf of the surviving corporation to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that he is or was an officer or employee of the surviving corporation.

REGULATORY MATTERS

  Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. Each of Cisco and TGV filed their respective Notification and Report Forms required under the HSR Act with the FTC and the Antitrust Division on February 1, 1996 and the applicable waiting period under the HSR Act expired on March 2, 1996. At any time before or after consummation of the Merger, the FTC, the Antitrust Division, the state attorneys general or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Cisco or TGV.

  Based on information available to them, Cisco and TGV believe that the Merger will not violate federal or state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Cisco and TGV would prevail or would not be required to accept certain conditions, possibly including certain divestitures or hold-separate arrangements, in order to consummate the Merger.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of TGV Common Stock for Cisco Common Stock pursuant the Merger that are generally applicable to holders of TGV Common Stock and to the exchange of TGV Warrants for warrants to purchase Cisco Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Cisco, TGV or TGV's stockholders as described herein.

  TGV stockholders and warrantholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular TGV stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their TGV Common Stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of TGV Common Stock are acquired or shares of Cisco Common Stock are disposed of, or the tax consequences of the assumption by Cisco of the TGV Options and the TGV Warrants. Accordingly, TGV STOCKHOLDERS AND WARRANTHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  The Merger is intended to constitute a Reorganization. Provided that the Merger does so qualify as a Reorganization, then, subject to the limitations and qualifications referred to herein, the Merger will generally result in the following federal income tax consequences:

    (a) No gain or loss will be recognized by holders of TGV Common Stock solely upon their receipt in the Merger of Cisco Common Stock in exchange therefor (except to the extent of cash received in lieu of a fractional share of Cisco Common Stock).

    (b) The aggregate tax basis of the Cisco Common Stock received by TGV stockholders in the Merger (including any fractional share of Cisco Common Stock not actually received) will be the same as the aggregate tax basis of the TGV Common Stock surrendered in exchange therefor.

    (c) The holding period of the Cisco Common Stock received by each TGV stockholder in the Merger will include the period for which the TGV Common Stock surrendered in exchange therefor was considered to be held, provided that the TGV Common Stock so surrendered is held as a capital asset at the time of the Merger.

    (d) Cash payments received by holders of TGV Common Stock in lieu of a fractional share will be treated as if such fractional share of Cisco Common Stock had been issued in the Merger and then redeemed by Cisco. A TGV stockholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

    (e) Neither of Cisco, Merger Sub nor TGV will recognize material amounts of gain solely as a result of the Merger.

  Even if the Merger qualifies as a Reorganization, a recipient of shares of Cisco Common Stock could recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Common Stock of TGV). All or a portion of such gain may be taxable as ordinary income. Gain could also have to be recognized to the extent that a TGV stockholder was treated as receiving (directly or indirectly) consideration other than Cisco Common Stock in exchange for the stockholder's Common Stock of TGV.

  In addition, upon the effectiveness of the Merger, each TGV Warrant then outstanding will be converted automatically into a warrant to purchase a number of shares of Cisco Common Stock determined by multiplying the number of shares subject to the TGV Warrant by two-fifths (0.40), with the exercise price adjusted accordingly. Such conversion may constitute a taxable exchange of TGV Warrants for warrants to purchase Cisco Common Stock. In such case, each holder of TGV Warrants would recognize taxable gain or loss with respect to each TGV Warrant (notwithstanding that the Merger will constitute a Reorganization) equal to the difference between such warrantholder's basis in such warrant and the fair market value as of the Effective Time of the Cisco warrants received in exchange therefor.

  The parties are not requesting and will not request a ruling from the Internal Revenue Service (the "IRS") in connection with the Merger. Cisco and TGV, however, have each received an opinion from their respective counsel to the effect that the Merger will constitute a Reorganization (the "Tax Opinions"). TGV stockholders should be aware that the Tax Opinions do not bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary opinion. The Tax Opinions are subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by Cisco, TGV, Merger Sub, and certain stockholders of TGV, including representations in certain certificates to be delivered to counsel by the respective managements of Cisco, TGV and Merger Sub and by certain stockholders of TGV. Of particular importance are certain representations relating to the Code's "continuity of interest" requirement.

  To satisfy the continuity of interest requirement, TGV stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their TGV Common Stock in anticipation of the Merger or (ii) the Cisco Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that TGV stockholders, as a group, would no longer have a significant equity interest in the TGV business being conducted after the Merger. TGV stockholders will generally be regarded as having a significant equity interest as long as the number of shares of Cisco Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the TGV stockholders in the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a Reorganization.

  A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in TGV stockholders recognizing taxable gain or loss with respect to each share of Common Stock of TGV surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Cisco Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Cisco Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling-of-interests for accounting purposes. Under this accounting treatment, the recorded assets and liabilities and the operating results of both Cisco and TGV are carried forward to the combined operations of the Combined Company at their recorded amounts. No recognition of goodwill in the combination is required of either party to the Merger. To support the treatment of the Merger as a pooling-of-interests, the affiliates of Cisco and TGV have entered into agreements imposing certain resale limitations on their stock. See "The Merger and Related Transactions -
 Related Agreements - Affiliate Agreements." It is a condition to Cisco's and TGV's obligations to consummate the Merger that, among other things, Cisco receive a letter from Coopers & Lybrand L.L.P., the independent accountants for Cisco, and TGV receive a letter from Price Waterhouse LLP, the independent accountants for TGV, with respect to TGV's ability to participate in a pooling-of-interests transaction.

NO APPRAISAL RIGHTS

  Section 262 of the Delaware General Corporation Law (the "DGCL") provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations. However, Section 262 appraisal rights are not available to stockholders of a corporation, such as TGV, (a) whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") and (b) whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or on an interdealer quotation system by the NASD and cash in lieu of fractional shares. Because TGV's Common Stock is traded on such a system, the Nasdaq National Market, and because the TGV stockholders are being offered stock of Cisco, which is also traded on the Nasdaq National Market, and cash in lieu of fraction shares, stockholders of TGV will not have appraisal rights with respect to the Merger. The DGCL does not provide appraisal rights to stockholders of a corporation, such as Cisco, which issues shares in connection with a merger but is not itself a constituent corporation in the Merger.

                              TGV SOFTWARE, INC.

BUSINESS

  TGV develops, markets and supports internetworking software products which enable connectivity between disparate computer systems over local area, enterprise-wide and global computing networks. TGV's MultiNet product line is based on TCP/IP, the most widely used protocol for global interconnectivity. TGV's products consist of its proprietary protocol stack and an integrated suite of applications, including remote access, file and resource sharing, network management and email. TGV's products have been designed to work with computer systems utilizing the OpenVMS, UNIX and Microsoft Windows operating environments.

  TGV initially targeted the OpenVMS market for its TCP/IP products. OpenVMS systems have been widely accepted by large organizations to run mission critical applications because of their high security and reliability and are increasingly being integrated into enterprise-wide client/server networks. TGV believes that it is the leading independent producer of TCP/IP solutions for this market. TGV has subsequently targeted the Microsoft Windows market. In June 1995, TGV released MultiNet for Windows, its first product designed for the Microsoft Windows operating environment.

  TGV also believes that the trend toward distributed client/server computing will drive a need for scaleable, industrial strength TCP/IP software across multiple platforms. TGV's strategy is to capitalize on this need with products that emphasize functionality, reliability, security, performance and ease of use across multiple computing environments.

TECHNOLOGY

  TGV's products utilize its proprietary "MultiNet Architecture," which is both flexible and reliable. The MultiNet Architecture has been designed to facilitate porting to new operating systems. As a result, TGV believes that its MultiNet Architecture provides design advantages in developing new products for different computing environments. The portability of the MultiNet Architecture provides TGV with the ability to develop new products that are highly interoperable and offer the full functionality of previous products. Two key elements of TGV's technology are its protocol stack and applications architecture.

 Protocol Stack

  At the core of every TCP/IP internetworking product is the protocol stack. TGV's protocol stack has been highly optimized for performance, functionality and reliability.

  . Performance - One measure of performance is throughput (measured in kilobytes or megabytes per second). In independent benchmarking tests on both OpenVMS and Windows, TGV's protocol stack has received superior ratings on this measure.

  . Functionality - TGV's protocol stack was originally developed in a 32-bit environment on the OpenVMS operating system. In contrast, many Windows TCP/IP stacks were ports of 16-bit DOS stacks. As a result, TGV's protocol stack offers a breadth of functionality which is not constrained by the design architecture originally developed for desktop machines.

  . Reliability - OpenVMS systems have traditionally been deployed in mission critical environments, potentially supporting hundreds of users. As a result, delivery of TGV's protocol stack on OpenVMS required that the implementation be highly reliable. TGV's MultiNet for OpenVMS product has demonstrated its high reliability through sustained use by TGV's diverse customer base since 1988. MultiNet for Windows brings this reputation for reliability to the desktop computer market.

 Applications Architecture

  TGV applications technology is built using TGV's Deferred Procedure Call ("DPC") mechanism. The DPC provides a platform independent network programming interface which enables all application libraries and services to be portable across operating systems. This provides common functionality, enables interoperability of networking applications across these platforms and allows TGV to concentrate its development efforts on enhancing the power and functionality of its "core" technology.

  Application user interfaces are written to provide the standard "look and feel" of the native operating system. This provides an application environment familiar to users of that operating environment, enabling greater ease-of-use.

PRODUCTS

  TGV develops and markets software products that consist of TGV's proprietary TCP/IP protocol stack and a number of applications. These software products are modular, which permits flexibility in development and packaging to meet evolving market requirements. The individual applications are independent programs that exhibit a look and feel that is specific to the target operating system. These application programs utilize the TCP/IP standard via clearly-defined program interfaces. The TCP/IP protocol stack itself runs on top of the physical network and is independent of hardware interfaces that implement the network.

 MultiNet for OpenVMS

  TGV's principal product line is marketed under the name "MultiNet for OpenVMS" and consists of a suite of integrated applications combined with TGV's proprietary implementation of the TCP/IP standard. Since TGV's inception, revenues from the sale of MultiNet for OpenVMS has represented substantially all of TGV's net revenues, and TGV expects that revenues from this product will continue to account for the majority of TGV's net revenues for the foreseeable future. Key features of the MultiNet for OpenVMS products include:

    Remote Login Access - The TELNET and RLOGIN virtual terminal utilities provide login access between a MultiNet system and any other node on the TCP/IP network. The TELNET client supports the TN3270 protocol, allowing users to access IBM mainframes as a 3270 block-mode terminal.

    File Transfer - The File Transfer Protocol ("FTP") utility provides high-speed, reliable transportation of files between network hosts. The FTP Server supports the full variety of security features on each operating system, including Access Control Lists ("ACLs"), accounting, auditing, and break-in detection and evasion. The FTP Server supports a high degree of user customization for Anonymous FTP, including customized greeting messages, access restriction to sets of directories, access restriction based on time of day and allowing or disallowing writing of files.

    Electronic Mail - MultiNet products include a Simple Mail Transfer Protocol ("SMTP") subsystem. On OpenVMS, interfaces to both the VMS Mail utility and the DEC's ALL-IN-1 office automation environment are supported.

    Printing - MultiNet products support both client and server printing. An LPD server allows remote users to print to locally connected printers. An LPD client allows users to print to a remote computer system. MultiNet products also contain support for accessing printers attached to terminal servers.

    Security - MultiNet products include Kerberos V4 support for the TELNET, RLOGIN, RSHELL and RCP clients and servers, as well as the Key Distribution Center ("KDC"). Kerberos defines a protocol for user authentication, eliminating the transmission of user passwords in clear-text over the network.

    Network Utilities - MultiNet products provide the FINGER and WHOIS remote user lookup utilities, as well as client and server implementations of the TALK interactive conversation protocol.

    Remote Device Access - Access to remote magnetic tapes and CD-ROM drives is provided by the RMT and RCD software for installation on clients and servers.

    Naming and Routing - A Domain Name System ("DNS") nameserver, based on the Berkeley Internet Name Daemon ("BIND"), supports the Internet's distributed hierarchical naming system. Routing support is provided through the Gateway Daemon ("GATED").

    Remote Booting Services - MultiNet products provide a variety of services for the diskless booting and configuration of UNIX workstations, PCs, terminal servers, routers and X Windows terminals. A BOOTP server provides remote configuration information to requesting systems. The TFTP server downloads boot images, configuration files and font files. Client systems needing to report errors to operators can use the MultiNet SYSLOG server. An XDM server and font server are provided to support X Windows workstations (terminals and PCs).

    Network Management - MultiNet products have support for a MIB-II compliant Simple Network Management Protocol ("SNMP") agent, which answers queries for information such as interface status, protocol statistics and routing information.

    Diagnostic Utilities - To resolve network or application problems, a variety of diagnostic utilities are provided, including CHECK, PING, TRACEROUTE, X11DEBUG, TCPDUMP and TCPVIEW.

 MultiNet for Windows

  TGV introduced in June 1995 its first TCP/IP product for the Windows market - "MultiNet for Windows". MultiNet for Windows, in a manner similar to MultiNet for OpenVMS, consists of a suite of integrated applications combined with TGV's proprietary implementation of the TCP/IP standard. Key features of the MultiNet for Windows products include:

    Remote Login Access - The TELNET and RLOGIN virtual terminal utilities provide login access between a MultiNet system and any other node on the TCP/IP network. The TELNET client supports the TN3270 and VT100-320 protocols, allowing users to access IBM mainframes as a 3270 block-mode terminal or other mainframes as a VT100-320 terminal, respectively.

    File Transfer - The FTP utility provides high-speed, reliable transportation of files between network hosts. The FTP Server supports a high degree of user customization, including access restriction to sets of directories and allowing or disallowing writing of files.

    Electronic Mail - MultiNet for Windows includes Pronto IP electronic mail provided by Commtouch, Inc. Pronto IP includes a SMTP subsystem and includes POP3, MIME as well as other related features.

    Printing - MultiNet for Windows supports several protocols allowing users to print to network attached printers. LPD and PCNFS printing support printing to UNIX and Open VMS systems. Stream supports printing to standalone printers.

    Security - MultiNet for Windows include Kerberos V4 support for the TELNET application.

    Diagnostic Utilities - To resolve network or application problems, a variety of diagnostic utilities are provided, including MONITOR, PING, TRACEROUTE and TCPDUMP.

    World Wide Web Browser - MultiNet for Windows includes the Mosaic web browser developed by Spyglass, Inc. The web browser includes HTTP, multiple asynchronous connections, built-in viewers and secure transaction support.

    NFS Client - MultiNet for Windows provides an NFS client for remote file access to UNIX, Open VMS, Windows NT and other operating systems supporting an NFS server. The NFS client provides transparent access to remote files, making them appear to be on a local disk drive.

OTHER TGV PRODUCTS

 NFS Client and Server

  MultiNet for OpenVMS NFS Client and Server product options provide file system sharing, allowing the file systems on remote servers to appear directly attached to the local system. This allows users to share information and to take advantage of storage capacity on remote systems. The RPC/NFS Lock Manager and Status Monitor protocols are supported for file locking, which coordinates data access and integrity.

 MultiWare Server

  MultiWare Server for OpenVMS provides NetWare file, print and terminal emulation services. It also provides print client functionality for OpenVMS users.

 Phase/IP

  Phase/IP for OpenVMS provides the complete DECnet programming and applications environment running over TCP/IP. It allows DECnet users to easily and transparently migrate to TCP/IP with no loss of functionality.

 Secure/lP

  Secure/IP for OpenVMS allows users with hand-held authentication devices (like those available from Security Dynamics Technologies Inc. and Digital Pathways Inc.) to access MultiNet for OpenVMS systems without exposing their clear-text passwords to the network.

PRODUCT DEVELOPMENT

  The most significant area of TGV's current development activity is the continued development of its MultiNet for OpenVMS and MultiNet for Windows products and the porting of its existing products to new computer platforms and operating systems. These development activities involve extending the availability of the MultiNet products to computer platforms beyond the OpenVMS, UNIX and Microsoft Windows operating environments.

  While TGV believes that its MultiNet Architecture facilitates the porting of such products to other operating systems, differences between these other operating systems and the OpenVMS and Microsoft Windows operating systems may delay or prevent development of these new versions of TGV's products for other operating systems. In order to achieve similar levels of performance, functionality and reliability that TGV's products have achieved in the OpenVMS marketplace, TGV believes that it must obtain substantial development expertise in these targeted operating systems and their user interfaces as part of any successful development effort to port MultiNet products to other operating systems. TGV has previously experienced delays in developing MultiNet for Windows; consequently, TGV added additional experienced Windows user interface developers and organized its engineering staff into dedicated teams for each targeted operating environment.

  TGV's future business is dependent in large part on continued enhancements to its MultiNet for OpenVMS and MultiNet for Windows products as well as the development of additional MultiNet products for other operating systems. Any failure of MultiNet for Windows to achieve market acceptance could have a material adverse effect on TGV's business, financial condition and results of operations.

  As of June 30, 1995, TGV's research and development group consisted of 40 full-time employees. For the fiscal years ended June 30, 1995, 1994 and 1993, research and development expenses were approximately $6.0 million, $4.6 million and $2.5 million, respectively. TGV anticipates that it will continue to commit substantial resources to enhance and extend its product line. TGV intends to continue to increase its internally funded product development and may, if appropriate, enter into development and technology licensing agreements with others.

SALES AND MARKETING

  TGV seeks to be recognized as the premier supplier of TCP/IP internetworking solutions for large computing environments performing mission critical business functions and markets its products and services by distinguishing them as superior to the competition for such environments. TGV's sales and distribution strategy is focused on obtaining greater penetration into larger customer accounts through multi-user licenses and broadening its domestic and international distribution channels. TGV has historically marketed and sold its MultiNet product line directly to end-users domestically through a telemarketing organization and has recently established a reseller channel throughout the United States. TGV's international sales are directed primarily through distributors. These sales and distribution channels target commercial corporations, government organizations and educational institutions. For the year ended June 30, 1995, United States and international sales accounted for 84% and 16% of net revenues, respectively. TGV believes that the broader and more diverse customer base of the Windows marketplace as compared with its OpenVMS installed base may require TGV to perform sales and marketing and customer support functions in a different manner for MultiNet for Windows. In addition, as TGV introduces products for other operating environments, the customer base may change, thus requiring TGV to perform sales and marketing and customer support functions in a different manner. There can be no assurance that TGV can successfully expand these sales and marketing and customer support functions. All domestic sales channels are managed from TGV's principal offices in Santa Cruz, California. As of June 30, 1995, the sales and marketing department of TGV consisted of 33 employees.

  TGV's Business Partner Program is directed at value-added resellers, systems integrators, OEMs and distributors. Through this program, TGV has qualified a variety of business partners who sell TGV products as distributors or commissioned agents and receive discounts based on volume. TGV supports each of its business partners through a local territorial sales representative, 24-hour phone assistance, an expert database system distributed to each partner and access to TGV's development and technical staff through the Internet.

  TGV has established a Major Accounts Program to target Fortune 500 companies. A key feature of TGV's strategy is to further penetrate its existing customer base. As many larger businesses have adopted TCP/IP as their internetworking standard, the opportunity for multi-user orders for TCP/IP product solutions has increased. TGV attempts to leverage its existing customer base by selling them additional copies of MultiNet for OpenVMS, complementary products such as Phase/IP and Secure/IP, MultiNet for Windows for their desktop systems, extended support contracts and consulting and training services.

  For international sales, TGV relies on a network of distributors located throughout Europe, South America, and the Pacific Rim. European sales efforts are directed and managed by TGV Europe. TGV Europe is TGV's first international sales office and is located in Basingstoke, England. All other international sales efforts are directed and managed from TGV's principal location in Santa Cruz, California. International sales represented approximately 16%, 20% and 22% of TGV's net revenues in fiscal 1995, 1994 and 1993, respectively. The decrease in international sales as a percentage of net revenues in fiscal 1995 and 1994 was primarily the result of TGV's focus on building a domestic sales organization during this period. As part of its marketing and sales strategy, TGV is seeking to increase the relative percentage of its international sales and is consequently focusing its efforts on expansion of its distribution channels outside the United States, particularly in Europe, Asia and South America. There can be no assurance, however, that TGV will be able to maintain or increase international demand for TGV's products.

CUSTOMERS

  TGV's customers include a wide variety of large commercial corporations, federal, state, and local government organizations and educational and research institutions. To date, TGV has shipped products to over 5,000 customers worldwide. No customer accounted for more than 5% of TGV's net revenues during fiscal 1995, 1994 or 1993.

CUSTOMER SUPPORT AND PROFESSIONAL SERVICES

  TGV believes it has established a reputation as a provider of a high level of customer support, which is critical to TGV's continuing success in developing long-term relationships with its customer base and establishing itself as a provider of enterprise-wide TCP/IP solutions to large organizations. Customer service and support has been a high priority of TGV since it was founded in 1988. TGV believes that customer support will play an increasing role in the selection of internetworking software vendors as client/server applications are deployed throughout the enterprise. TGV offers toll-free technical support from 7:00 a.m. to 6:00 p.m. (PST), which can be extended at the customer's option to 24 hours a day, 7 days a week. Support is provided via telephone consultation, remote login, email, and, if necessary, on-site assistance. International customers are generally supported by local distributors that have been trained by TGV, and, in certain cases, directly by TGV.

  TGV offers 12-month support contracts to its customers at a price generally equal to 15% of the aggregate license price. The support contract entitles the customer to unlimited telephone support and free updates of the product during the support period.

  To augment the sales efforts of its multiple channels, TGV offers commercial consulting services on a fee basis. TGV believes that such services provide an additional means to serve and support its customers and increase the use and demand for its products. Training classes are also offered to customers, distributors, value added resellers, systems integrators and OEMs on fee basis.

COMPETITION

  The internetworking software industry is intensely competitive. To maintain or increase its position in the industry, TGV will need to continually enhance the current product line, and introduce new products and services. TGV currently competes on the basis of product features and functions, product architecture, reliability, performance, ease of use, security and customer technical support. TGV believes it competes favorably in all these areas.

  In the OpenVMS market, TGV competes with DEC as well as several smaller private internetworking software companies. In the Windows market, TGV competes directly with products offered by FTP Software, IBM, Microsoft, NetManage and Novell, as well as several other companies. TGV's future products for other operating systems could compete with products offered by many other companies. Many of these companies have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than TGV. There can be no assurance that TGV will be able to compete successfully in the future, or that competition will not have a material adverse effect on TGV's business, financial condition and results of operations.

  As the market for TCP/IP continues to grow, increased competition may lead to increased price competition. In fact, in some markets in which TGV may expand, it is common for its competitors to include a version of the TCP/IP stack without additional cost with their products, although the performance of such products may not match TGV's products. For example, Microsoft has bundled a TCP/IP stack with its new operating system, Windows 95. The bundling of a TCP/IP stack in the Windows 95 operating system requires TGV to compete in the Windows TCP/IP stack marketplace based on the broader functionality of its TCP/IP stack as compared with the Microsoft offering. If Microsoft incorporates TCP/IP applications into Windows or separately offers TCP/IP applications, TGV will need to differentiate its applications based on functionality, performance and reliability. There is no assurance TGV will be able to successfully market the MultiNet protocol suite to these markets. Furthermore, if competitors in the future include TCP/IP applications and services without an additional charge as part of their standard product offerings, there is no assurance TGV will be able to effectively market its MultiNet applications and services.

  Demand for TGV's existing and future products will be based primarily upon the functionality of its products, and there can be no assurance that comparable functions to those contained or proposed to be contained in TGV's products will not be incorporated into the operating environment on which such products are designed to operate or separately offered by the developer of such operating environment, or that any such action will not render TGV's products obsolete or noncompetitive.

  TCP/IP is generally recognized as a non-proprietary internetworking standard; however, other protocols have been developed by organizations such as ISO. Should any of these other protocols become widely accepted, the market for TCP/IP internetworking software would be reduced.

PROPRIETARY RIGHTS

  TGV protects its proprietary rights through a combination of copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions. TGV's software, documentation, and other written materials have only limited protection under these copyright and trademark laws. To license its products, TGV relies primarily on "shrink wrap" or break-the-seal licenses, which are not signed by the end-user and, therefore may be unenforceable in certain jurisdictions. In addition, the laws of some countries do not protect TGV's proprietary rights to as great an extent as do the laws of the United States. There can be no assurances that TGV's means of protecting its proprietary rights will be adequate or that TGV's competitors will not independently develop similar technology. In the future, TGV may receive communications from third parties asserting that TGV's products infringe, or may infringe, the proprietary rights of third parties, seeking indemnification against such infringement or indicating that TGV may be interested in obtaining a license from such third parties. There can be no assurance that any such claims would not result in protracted and costly litigation.

  TGV believes that the rapid pace of innovation within its industry and the skills of its personnel afford more protection of its proprietary rights than the various legal means. TGV also believes that its products and technology do not infringe any existing proprietary rights of others, although there can be no assurance that third parties will not assert infringement claims in the future.

EMPLOYEES

  As of June 30, 1995, TGV had a total of 120 employees, of whom 33 were engaged in sales and marketing, 40 in research and development, 26 in professional services and technical support and 21 in administration, finance, MIS and operations. TGV's future success depends in significant part upon the continued service of its key technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel in the software industry is intense and there can be no assurance that TGV can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. None of TGV's employees is represented by a labor union. TGV has not experienced any work stoppages and considers its relations with its employees to be good.

PROPERTIES

  TGV's principal development and administrative facility occupies an aggregate of approximately 16,000 square feet in Santa Cruz, California, with a lease that expires in August 2000. TGV's sales and marketing organization is located in a 6,500 square foot facility, also located in Santa Cruz, with a lease that expires in February 1997. TGV's management information systems organization occupies an additional 4,000 square foot facility in Santa Cruz, leased through May 1999. TGV's finance, customer support and professional services organizations are located in a 20,000 square foot facility located in Scotts Valley, California, with a lease that expires in 1998. TGV's European operations, TGV Europe, occupies approximately 1,000 square feet in an office park located in Basingstoke, England on a short-term lease. TGV believes that its existing facilities are adequate for its current needs and that additional space will be available at commercially reasonable terms as needed.

LEGAL PROCEEDINGS

  TGV is not a party to any material litigation and is not aware of any pending or threatened litigation that could have a material adverse effect upon TGV's business, operating results or financial condition.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF TGV

  The following selected annual financial information of TGV has been derived from its audited historical financial statements and should be read in conjunction with such consolidated financial statements and notes thereto, which are included elsewhere in this Joint Proxy Statement/Prospectus. The selected financial information as of December 31, 1995 and for the six months periods ended December 31, 1994 and 1995 has been derived from unaudited consolidated financial statements, but in the opinion of management, reflects all adjustments (consisting only of normal, recurring adjustments) necessary for the fair presentation of their financial conditions as of that date and the results of operations for those unaudited interim periods. The results of operations for those interim periods are not necessarily indicative of the results to be expected for the entire year.

                                                                     SIX MONTHS
                                                                        ENDED
                                FISCAL YEAR ENDED JUNE 30,          DECEMBER 31,
                          ---------------------------------------  ----------------
                           1991   1992    1993    1994     1995     1994     1995
                          ------ ------- ------- -------  -------  -------  -------
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME
 DATA:
Net revenues:
 License fees...........  $6,023 $ 8,719 $12,395 $16,225  $19,019  $ 8,872  $ 7,615
 Service fees...........     980   1,539   2,325   3,176    5,223    2,144    3,430
                          ------ ------- ------- -------  -------  -------  -------
  Total net revenues....   7,003  10,258  14,720  19,401   24,242   11,016   11,045
                          ------ ------- ------- -------  -------  -------  -------
Cost of revenues:
 License fees...........     258     254     530     561      762      390      355
 Service fees...........     204     420     738   1,644    2,651    1,088    1,819
                          ------ ------- ------- -------  -------  -------  -------
  Total cost of
   revenues.............     462     674   1,268   2,205    3,413    1,478    2,174
                          ------ ------- ------- -------  -------  -------  -------
Gross margin............   6,541   9,584  13,452  17,196   20,829    9,538    8,871
                          ------ ------- ------- -------  -------  -------  -------
Operating expenses:
 Sales and marketing....   1,248   2,259   3,519   6,740    8,647    4,063    4,868
 Research and
  development...........     752   1,455   2,479   4,640    5,960    2,750    3,434
 General and
  administrative........   1,105   1,845   2,517   2,682    2,550    1,249    1,185
 Other charges (income),
  net...................     489     320     754  (1,810)  (1,242)    (621)    (621)
                          ------ ------- ------- -------  -------  -------  -------
   Total operating
    expenses............   3,594   5,879   9,269  12,252   15,915    7,441    8,886
                          ------ ------- ------- -------  -------  -------  -------
Income from operations..   2,947   3,705   4,183   4,944    4,914    2,097        5
Interest income.........      36     128     118     206    1,029      253      881
                          ------ ------- ------- -------  -------  -------  -------
Income before provision
 for income taxes.......   2,983   3,833   4,301   5,150    5,943    2,350      886
Provision for income
 taxes..................   1,223   1,574   1,892   2,978    2,140      846      272
                          ------ ------- ------- -------  -------  -------  -------
Net income..............  $1,760 $ 2,259 $ 2,409 $ 2,172  $ 3,803  $ 1,504  $   614
                          ====== ======= ======= =======  =======  =======  =======
Net income per share....  $ 0.66 $  0.61 $  0.66 $  0.49  $  0.72  $  0.33  $  0.10
Weighted average common
 shares and
 equivalents............   2,670   3,683   3,664   4,554    5,331    4,786    6,332

                                        AS OF JUNE 30,
                             ------------------------------------ DECEMBER 31,
                              1991   1992   1993   1994    1995       1995
                             ------ ------ ------ ------- ------- ------------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and
 marketable securities...... $2,120 $3,404 $5,059 $12,993 $43,119   $43,320
Working capital.............  2,066  3,880  4,675   9,804  32,496    35,587
Total assets................  3,902  6,204  9,587  19,778  51,834    50,887
Mandatory redeemable
 convertible preferred
 stock......................    --     --     --    7,308     --        --
Stockholders' equity........ $1,878 $4,137 $6,555 $ 5,465 $39,907   $40,129

 TGV'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

 Overview

  TGV was founded in 1988 to develop, market and support internetworking software for the DEC OpenVMS computing environment. In June 1995, TGV expanded its product offerings to include MultiNet for Windows, TGV's first internetworking software product for the Windows computing environment. Since TGV shipped its first products in fiscal 1989, TGV's net revenues and profitability, excluding a one-time Common Stock repurchase charge, have increased in each fiscal year.

  Since inception, license fees and, to a lesser extent, service fees attributable to TGV's MultiNet for OpenVMS product line have accounted for substantially all of TGV's net revenues. License fees consist of revenues received by TGV on the initial license of its software products. Service fees are comprised of revenues received by TGV for support contracts and consulting and training services. License fees are recognized upon shipment of products. Revenues from support contracts are recognized over the contract term, which generally is one year. Consulting and training services revenues are recognized as services are performed. See Note 2 of Notes to Consolidated Financial Statements.

  TGV's sales in the United States and Canada have primarily been achieved through a direct sales organization. International sales, which for the year ended June 30, 1995 represented 16% of TGV's net revenues, are predominantly made through distributors in Europe, Asia and Australia. In fiscal 1995, TGV expanded its direct sales organization, developed a reseller channel and is in the process of enhancing its international distributor network.

  Beginning in fiscal 1994 and continuing through fiscal 1995, TGV committed increased resources to research and development and sales and marketing. These commitments, which included a significant increase in engineers and salespersons, were incurred in connection with TGV's strategy to become a leading supplier of TCP/IP internetworking solutions and were essential in the development of TGV's products and operations; including TGV's recently introduced product, MultiNet for Windows.

  The following table sets forth certain consolidated statements of income data expressed as percentages of net revenues for the periods indicated.

                                                   FISCAL YEAR ENDED JUNE 30,
                                                   ----------------------------
                                                     1993      1994      1995
                                                   --------  --------  --------
Net revenues:
  License fees....................................     84.2%     83.6%     78.5%
  Service fees....................................     15.8      16.4      21.5
                                                   --------  --------  --------
    Total net revenues............................    100.0     100.0     100.0
                                                   --------  --------  --------
Cost of revenues:
  License fees....................................      3.6       2.9       3.1
  Service fees....................................      5.0       8.5      10.9
                                                   --------  --------  --------
    Total cost of revenues........................      8.6      11.4      14.0
                                                   --------  --------  --------
Gross margin......................................     91.4      88.6      86.0
                                                   --------  --------  --------
Operating expenses:
  Sales and marketing.............................     23.9      34.7      35.7
  Research and development........................     16.9      24.0      24.6
  General and administrative......................     17.1      13.8      10.5
  Other charges (income), net.....................      5.1      (9.3)     (5.1)
                                                   --------  --------  --------
    Total operating expenses......................     63.0      63.2      65.7
                                                   --------  --------  --------
Income from operations............................     28.4      25.4      20.3
Interest income...................................      0.8       1.1       4.2
                                                   --------  --------  --------
Income before provision for income taxes..........     29.2      26.5      24.5
Provision for income taxes........................     12.9      15.3       8.8
                                                   --------  --------  --------
Net income........................................     16.3%     11.2%     15.7%
                                                   ========  ========  ========

 Net Revenues

  TGV's net revenues are derived from license fees for TGV's internetworking software products and service fees for support contracts and consulting and training services. TGV's net revenues increased by 25% to $24.2 million in fiscal 1995 from $19.4 million in fiscal 1994 and by 32% in fiscal 1994 from $14.7 million in 1993.

  License fees increased by 17% to $19.0 million fiscal 1995 from $16.2 million in fiscal 1994 and by 31% in fiscal 1994 from $12.4 million in fiscal 1993. These results were achieved through increased unit sales attributable to increasing market acceptance of the MultiNet family of software products, the expansion of TGV's direct sales organization and the development of a reseller distribution channel.

  Service fees have comprised an increasing percentage of net revenues for each of the last three fiscal years. Service fees increased by 64% to $5.2 million in fiscal 1995 from $3.2 million in fiscal 1994 and 37% in fiscal 1994 from $2.3 million in fiscal 1993. These increases were primarily attributable to support contracts associated with new license sales, the renewal of support contracts by TGV's expanding customer base and by increased consulting and training revenues due to the formation of a professional services organization. TGV expects that service fees from such contracts and services will continue to increase in absolute amounts as its customer base grows.

  International revenues were $4.0 million, $3.8 million and $3.3 million in fiscal 1995, 1994 and 1993, respectively. International revenues increased in absolute amounts primarily due to the continuing expansion of TGV's international distribution channel. International revenues as a percentage of net revenues were 16%, 20% and 22% for fiscal 1995, 1994 and 1993, respectively. The decrease in international revenues as a percentage of net revenues for fiscal 1994 and 1995 was due to TGV's focus on building its domestic sales organization while not investing any significant effort or resources in its international operations. TGV is seeking to strengthen its international sales ability in fiscal 1996, which will involve changes in its distribution channels which could adversely impact international revenues in the near term. International sales are denominated in U.S. dollars. See Note 11 of Notes to Consolidated Financial Statements.

 Gross Margin

  Cost of license fees includes documentation, software duplication, product packaging costs, and royalties. Cost of service fees includes technical support, consulting and training expenses. Gross margin as a percentage of net revenues was 86%, 89% and 91% in fiscal 1995, 1994 and 1993, respectively. The declines in gross margin were primarily due to the costs associated with continued expansion of TGV's technical support staff in order to service an increasing customer base and the formation of a consulting organization.

  Gross margin as a percentage of net revenues may decline in the future resulting from the introduction of new products with lower average sales prices, increases in customer support associated with new product introductions, competitive pressures, and increases in the proportion of net revenues derived from indirect sales channels and professional services.

 Sales and Marketing

  Sales and marketing expenses increased 28% to $8.6 million in fiscal 1995 from $6.7 million in fiscal 1994 and by 92% in fiscal 1994 from fiscal 1993 expenses of $3.5 million. Sales and marketing expenses represent 36%, 35% and 24% of net revenues in fiscal 1995, 1994 and 1993, respectively. Sales and marketing expenses increased in each year due to increased expansion of TGV's sales and marketing organization, participation in domestic and international trade shows, higher sales commissions associated with increased net revenues, and advertising and public relations expenses. TGV plans to increase sales and marketing expenses in absolute amounts in fiscal 1996 to further expand its sales and marketing operations and aggressively promote its recently introduced MultiNet for Windows product.

  In addition, included in fiscal 1994 was $540,000 in sales and marketing expenses incurred by TGV's majority owned subsidiary, Empirical Tools and Technologies, Inc. ("ET&T"). ET&T ceased operations in June 1994 and, accordingly, did not incur any costs in fiscal 1995.

 Research and Development

  Research and development expenses increased by 28% to $6.0 in fiscal 1995 from $4.6 million in fiscal 1994 and by 87% in fiscal 1994 from fiscal 1993 expenses of $2.5 million. Research and development expenses represent 25%, 24% and 17% of net revenues in fiscal 1995, 1994 and 1993, respectively. The increase was primarily attributable to increased staffing necessary to develop new products and enhance existing products.

  In December 1993, TGV incurred a one-time charge, associated with the repurchase of 649,693 shares of its Common Stock. This charge approximated $975,000, of which $870,000 related to stock repurchased from research and development personnel, and was expensed to research and development during fiscal 1994. This repurchase was made in connection with TGV's sale of $7.0 million of its Mandatory Redeemable Convertible Preferred Stock. See Note 7 of Notes to Consolidated Financial Statements.

  TGV expects to continue to devote substantial resources to its research and development efforts to continue to develop and support TGV's highly complex software products. Accordingly, TGV believes that research and development expenses will continue to increase in absolute amounts.

  In accordance with Financial Accounting Standards Board Statement No. 86, TGV is required to capitalize software development costs incurred after technological feasibility of the product has been established and prior to the first shipment of such product. To date, TGV's capitalized software development costs have not been material. See Note 2 of Notes to Consolidated Financial Statements.

 General and Administrative

  General and administrative expenses decreased by 5% to $2.6 million in fiscal 1995 from $2.7 million in fiscal 1994 and increased by 7% in fiscal 1994 from fiscal 1993 expenses of $2.5 million. General and administrative expenses represent 11%, 14% and 17%, respectively of net revenues in fiscal 1995, 1994 and 1993. TGV has held general and administrative expenses relatively constant during the periods presented while revenues have grown. However, TGV expects that general and administrative expenses will increase in absolute amounts in future periods.

 Other Charges (Income)

  The amounts reported as other charges (income) in fiscal 1993 include legal fees incurred with respect to a copyright infringement claim filed by TGV. Other charges (income) for fiscal 1994 represents the net effect of an initial payment to TGV of $2.6 million related to the settlement of the claim and subsequent payments of $800,000 under a promissory note which was delivered in connection with the settlement agreement, offset by $100,000 in additional legal fees. Other charges (income) for fiscal 1995 represents continued payments to TGV under the promissory note. At June 30, 1995, $1.9 million remains outstanding under the promissory note and TGV is entitled to receive quarterly payments of $311,000 against principal and interest. These payments will be recorded by TGV in the period such payments are received due to the uncertainty of their collection. See Note 10 of Notes to Consolidated Financial Statements.

  During the quarter ended September 30, 1993, TGV made advances to Berkeley Software Design, Inc. ("BSDI"), an unrelated party, and certain shareholders of BSDI. These advances were subsequently credited in such quarter against TGV's purchases of 49% of BSDI. In addition, TGV loaned BSDI approximately $450,000 pursuant to an unsecured promissory note. TGV made these advances to BSDI primarily based on potential technological synergies that were believed to exist and very limited pre-acquisition financial due diligence. Later during 1993, the compiled June 30, 1993 financial statements for BSDI were made available to TGV which indicated cumulative losses of approximately $1,300,000 and negative net worth of approximately $1,200,000. Accordingly, TGV determined that its investment in BSDI was permanently impaired. This assessment was based upon the absence of estimated future net income or positive cash flows associated with this investment. Accordingly TGV recorded a $1.5 million charge to write-off its entire investment in BSDI. Subsequent to this investment, TGV has enhanced its procedures to evaluate potential investment opportunities. See Note 10 of Notes to Consolidated Financial Statements.

 Provision for Income Taxes

  TGV's provision for income taxes was $2.1 million, $3.0 million and $1.9 million in fiscal 1995, 1994 and 1993, respectively. The provision for income taxes as a percentage of pre-tax income was 36%, 58% and 44% in fiscal 1995, 1994 and 1993, respectively. The fiscal 1994 tax rate was higher than the statutory rate primarily due to the effect of a nondeductible compensation expense related to the repurchase of Common Stock and capital losses associated with BSDI. See Note 4 of Notes to Consolidated Financial Statements.

 Six Months Ended December 31, 1994 and December 31, 1995

  Net Revenues. TGV's net revenues were $11.0 million for both the six months ended December 31, 1995 and 1994.

  License fees decreased by 14% to $7.6 million for the six months ended December 31, 1995 from $8.9 million for the six months ended December 31, 1994. License fees decreased due to declines in license revenues attributable to TGV's Digital VMS products, offset to a small extent by increases in revenues attributable to TGV's MultiNet for Windows product which was recently introduced in June 1995.

  Service fees increased by 60% to $3.4 million for the six months ended December 31, 1995 from $2.1 million for the six months ended December 31, 1994. This increase was primarily attributable to the renewal of support contracts by TGV's expanding customer base, support contracts associated with new license sales and increased consulting and training revenues.

  Gross Margin. Gross margin as a percentage of net revenues was 80% for the six months ended December 31, 1995 and was 87% for the six months ended December 31, 1994. The decline in gross margin was primarily due to the increased percentage of net revenues attributable to service fees which have a higher associated cost of revenue.

  Sales and Marketing. Sales and marketing expenses increased to $4.9 million for the six months ended December 31, 1995 from $4.1 million for the six months ended December 31, 1994. Sales and marketing expenses represented 44% of net revenues for the six months ended December 31, 1995, as compared to 37% of net revenues for the six months ended December 31, 1994. Sales and marketing expenses increased during the six months ended December 31, 1995 primarily due to increases in advertising expenses relating to the TGV's recently introduced product, MultiNet for Windows, and the expansion of TGV's international sales organization.

  Research and Development. Research and development expenses increased to $3.4 million for the six months ended December 31, 1995, as compared to $2.8 million for the six months ended December 31, 1994. Research and development expenses represented 31% of net revenues for the six months ended December 31, 1995, as compared to 25% for the six months ended December 31, 1994. Research and development expenses increased during the six months ended December 31, 1995 due to additional staffing necessary to develop new products and enhance existing products.

  TGV expects to continue to devote substantial resources to its research and development efforts to continue to develop and support TGV's highly complex software products.

  In accordance with Financial Accounting Standards Board Statement No. 86, TGV is required to capitalize software development costs incurred after technological feasibility of the product has been established and prior to the first shipment of such product. To date, TGV's capitalized software development costs have not been material.

  General and Administrative. General and administrative expenses were $1.2 million for the six months ended December 31, 1995, as compared to $1.2 million for the six months ended December 31, 1994. General and administrative expenses represent 11% of revenues for the six months ended December 31, 1995, as compared to 11% for the six months ended December 31, 1994.

  Other Income. Other income was $621,000 for each of the six months ended December 31, 1995 and 1994, respectively. The amounts reported as other income are attributed to proceeds received from the settlement of a copyright infringement claim filed by TGV. Settlement proceeds are recorded by TGV in the period such payments are received due to the uncertainty of their collection.

  Provision for Income Taxes. The provision for income taxes was $272,000 for the six months ended December 31, 1995, as compared to $846,000 for the six months ended December 31, 1994. The provision for income taxes as a percentage of pre-tax income was 30% for the six months ended December 31, 1995 as compared to 36% for the six months ended December 31, 1994. The decrease in income taxes as a percentage of pre-tax income in fiscal 1996 is due to an increase in the proportion of income before income taxes attributable to tax exempt interest income during fiscal 1996 when compared to fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, TGV has experienced positive cash flow from operations. During fiscal 1995, TGV issued 1,644,000 shares of Common Stock in its initial public offering. Total proceeds to TGV amounted to approximately $23.7 million, net of issuance costs. In fiscal 1994, TGV issued Mandatory Redeemable Convertible Preferred Stock generating net proceeds to TGV of $7.0 million. In accordance with the terms of the Mandatory Redeemable Convertible Preferred Stock transaction, in fiscal 1994, TGV repurchased 649,693 shares of its Common Stock at a total cost to TGV of $4.5 million. At the time of TGV's initial public offering, the Mandatory Redeemable Convertible Preferred Stock was automatically converted into Common Stock and TGV paid cumulative dividends thereon of $773,000. See Note 6 of Notes to Consolidated Financial Statements.

  Net cash provided by operating activities was $8.6 million, $7.5 million and $3.6 million for fiscal 1995, 1994 and 1993, respectively. The increases in net cash during these periods were primarily due to net income and increases in deferred revenues and accrued liabilities, which were partially offset by increases in accounts receivable. During the six months ended December 31, 1995, net cash provided by operating activities was $1.7 million as compared to net cash provided by operations of $3.3 million during the six months ended December 31, 1994. The decrease in net cash provided by operations during the six months ended December 31, 1995 was primarily due to lower net income during the period and a decrease in accrued employee costs.

  Net cash used by TGV for investing activities amounted to $23.8 million, $3.1 million and $2.0 million during fiscal 1995, 1994 and 1993, respectively. Investing activities used $3.5 million and $6.6 million during the six months ended December 31, 1995 and 1994, respectively. Investing activities during fiscal 1995 and the six months ended December 31, 1995 relate primarily to the purchase of short-term and long-term marketable securities. Investing activities during fiscal 1994 and 1993 related primarily to purchases of property and equipment. In addition to the acquisition of property and equipment, during fiscal 1993, TGV used $1.1 million to purchase certain residual rights in its existing technology from SRI International, Inc. and invested $250,000 in BSDI. During fiscal 1994, TGV advanced an additional $1.2 million to BSDI. Although TGV has no material commitment for the purchase of property and equipment, TGV will continue to invest in property and equipment as TGV's employee base grows.

  In October 1995, TGV initiated a program to repurchase up to 250,000 shares of its Common Stock. The purpose of the repurchase program was to satisfy TGV's requirements to issue shares under its 1995 Stock Option Plan and 1995 Employee Stock Purchase Plan. In October, 150,000 shares of stock were repurchased at a cost of approximately $1.4 million.

  As of December 31, 1995, TGV had $43.3 million in cash, cash equivalents and short-term and long-term marketable securities and $35.6 million in working capital. TGV does not have a bank line of credit or an equipment lease facility. TGV believes its current cash, cash equivalents and short-term and long-term marketable security balances will be sufficient to meet its working capital and capital expenditure requirements through at least the next twelve months.

BUSINESS OUTLOOK

  The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially from those described in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

  TGV expects that gross margin as a percentage of net revenues may continue to fluctuate in the future due to changes in the proportion of net revenues derived from indirect sales channels and service fees, the introductions of new products with lower average sales prices, increases in customer support costs associated with new product introductions and competitive pressures.

  TGV believes that sales and marketing expenses, research and development expenses and general and administrative expenses will continue to increase in absolute amounts in future periods.

  TGV's quarterly operating results have in the past and may in the future vary significantly depending on factors such as the introduction or enhancement of products by TGV or its competitors; changes in computer networking technologies or standards; changing demand for products used on particular computer hardware platforms; changes in the price of products or services offered by TGV or its competitors; the size and timing of individual orders; market acceptance of new products; seasonality of revenues; customer order deferrals in anticipation of new products; changes in TGV's operating expenses; personnel changes; mix of products and services sold and the mix of distribution channels through which products are sold; quality control of products sold; and general economic conditions.

  Because TGV generally ships software products within a short period after receipt of an order, TGV typically does not have a material backlog of unfilled orders, and net revenues in any quarter are substantially dependent on orders booked in that quarter. Furthermore, TGV is focusing certain of its sales and marketing resources on selling multi-user site licenses. These site licenses typically involve higher net revenue amounts per order and require a longer sales cycle and have resulted in more significant variability of TGV's net revenues between fiscal quarters based on the timing of these orders. TGV expects these conditions to persist in the future.

  TGV's operating expense levels are based in part on its expectations as to future revenues and to a large extent are fixed; therefore, TGV may be unable to adjust spending in a timely manner to compensate for any unexpected net revenue shortfall. For example, TGV has implemented plans to increase its expenses to fund greater levels of research and development, increase its advertising expenditures, develop new distribution and resale channels and broaden its customer support capability. To the extent such expenses precede or are not subsequently followed by increased revenues, TGV's profits will be materially adversely affected.

  Any significant shortfall of demand in relation to TGV's expectations or any material delay of customer orders would have an almost immediate adverse impact on TGV's operating results and profitability. Quarterly fluctuations in operating results may also result in volatility in the price of TGV Common Stock. TGV believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. As a result, TGV believes that results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

                     COMPARISON OF RIGHTS OF STOCKHOLDERS
                               OF CISCO AND TGV

  The rights of Cisco's shareholders are governed by its Articles of Incorporation (the "Cisco Articles"), its Bylaws (the "Cisco Bylaws") and the laws of the State of California. The rights of TGV's stockholders are governed by its Certificate of Incorporation (the "TGV Certificate"), its Bylaws (the "TGV Bylaws") and the laws of the State of Delaware. After the Effective Time, the TGV stockholders will become Cisco shareholders and will be governed by the Cisco Articles, Cisco Bylaws and the laws of the State of California.

  While the rights and privileges of stockholders of a Delaware corporation such as TGV are, in many instances, comparable to those of shareholders of a California corporation such as Cisco, there are certain differences. The following is a summary of the material differences between the rights of holders of TGV Common Stock and the rights of holders of Cisco Common Stock at the date hereof. These differences arise from differences between the DGCL and the California Corporations Code (the "CCC") and between the TGV Certificate and the TGV Bylaws and the Cisco Articles and the Cisco Bylaws.

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

  The CCC requires that the principal terms of a merger be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by its articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation shall own, immediately after the merger, more than five-sixths of the voting power of the surviving corporation. The Cisco Articles do not require a greater percentage vote. The CCC further requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (a) the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval or (b) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered. Shareholder approval is not required under the CCC for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

  The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger or consolidation of a corporation, except that, unless required by its certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (a) such corporation's certificate of incorporation is not amended in any respect by the merger; (b) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (c) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. The TGV Certificate does not require a greater percentage vote for such actions. Shareholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

DIRECTOR NOMINATIONS

  The TGV Bylaws provide that no nominations for directors of TGV by any person other than the TGV Board of Directors may be presented to any meeting of stockholders unless the person making the nomination is a record stockholder and has delivered a written notice to the secretary of TGV no less than 30 days nor more than 60 days in advance of the stockholder meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Cisco

Articles and Cisco Bylaws do not impose comparable conditions on the submission of director nominations by its stockholders.

AMENDMENT TO GOVERNING DOCUMENTS

  Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval. The Cisco Articles do not require a greater level of approval for an amendment thereto. Under the CCC, the holders of the outstanding shares of a class are entitled to vote as a class if a proposed amendment to the articles of incorporation would (i) increase or decrease the aggregate number of authorized shares of such class; (ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split; (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (iv) change the rights, preferences, privileges or restrictions of the shares of such class; (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class; (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid. Under the CCC, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The Cisco Bylaws provide that the Cisco Bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the Cisco Board of Directors may not amend the Cisco Bylaws in order to change the authorized number of directors (except to alter the authorized number of directors within the existing range of a minimum of five and a maximum of nine directors).

  The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The TGV Certificate does not require a greater level of approval for an amendment thereto. If an amendment would alter the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the bylaws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The TGV Certificate expressly authorizes the board of directors to adopt, amend or repeal the TGV Bylaws; provided, however, that any provision for the classification of directors of TGV for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the DGCL shall be set forth in an initial Bylaw adopted by the stockholders entitled to vote unless provision for such classification was set forth in the TGV Certificate. There is no such provision in the TGV Certificate.

APPRAISAL RIGHTS

  Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than (a) stock of the surviving corporation; (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares; or (d) some combination of the above. In addition, dissenters' rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. See "The Merger and Related Transactions - No Appraisal Rights."

  Generally, shareholders of a California corporation who dissent from a merger or consolidation of the corporation are entitled to dissenters' rights.

DERIVATIVE ACTION

  The CCC provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. The CCC also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

  Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

STOCKHOLDER CONSENT IN LIEU OF MEETING

  Under the DGCL and the CCC, unless otherwise provided in the certificate or articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The Cisco Articles provide that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors. The TGV Certificate does not contain any special provision relating to action by written consent.

FIDUCIARY DUTIES OF DIRECTORS

  Directors of corporations incorporated or organized under the DGCL and the CCC have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interests of the corporation. Under the CCC, the duty of loyalty requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interests of the corporation and its stockholders. The duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

STOCKHOLDER PROPOSALS

  The TGV Bylaws provide that no proposal by any person other than the Board of Directors may be submitted for the approval of the TGV stockholders at any regular or special meeting of stockholders unless the person advancing the proposal is a record stockholder and has delivered a written notice to the secretary of TGV no less than 30 days nor more than 60 days in advance of the stockholder meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Cisco Articles and Cisco Bylaws do not impose comparable conditions on the submission of stockholder proposals.

INDEMNIFICATION

  The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "Indemnitee") against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such individual acted in good faith, and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the stockholders and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action. The TGV Certificate provides for indemnification of directors or officers to the fullest extent authorized by the DGCL.

  Under the CCC, (i) a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines and settlements (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and (ii) a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

  The indemnification authorized by the CCC is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. The Cisco Articles and the Cisco Bylaws provide for the indemnification of its agents (as defined under the CCC) to the fullest extent permissible under the CCC, which may be in excess of the indemnification expressly permitted by Section 317 of the CCC, subject to the limits set forth in Section 204 of the CCC with respect to actions for breach of duty to the corporation and its shareholders.

  The DGCL and the CCC allow for the advance payment of an Indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the Indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

DIRECTOR LIABILITY

  The DGCL and the CCC each provide that the charter documents of the corporation may include provisions which limit or eliminate the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including, in the case of the DGCL, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit, or, in the case of the CCC, intentional misconduct or knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders, interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. The TGV Certificate contains a provision limiting the liability of its directors to the fullest extent permitted by the DGCL. The Cisco Articles contain a provision limiting the liability of its directors to the fullest extent provided by the CCC.

ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

  The DGCL prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where: (i) either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest; (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder; or (v) the corporation has opted out of this provision. TGV has not opted out of this provision.

  Under the CCC, there is no comparable provision. However, the CCC does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

CUMULATIVE VOTING

  Neither the Cisco Articles, Cisco Bylaws, the TGV Certificate or TGV Bylaws provide for cumulative voting in elections of directors. Therefore, under California and Delaware law, cumulative voting rights are not available to Cisco or TGV stockholders.

  The foregoing discussion of certain similarities and material differences between the rights of Cisco stockholders and the rights of TGV stockholders under the respective Articles/Certificate of Incorporation and Bylaws is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the CCC and the DGCL, the common law thereunder and the full text of the Articles/Certificate of Incorporation and Bylaws of each of Cisco and TGV.

                             STOCKHOLDER PROPOSALS

  As described in Cisco's proxy statement relating to its 1995 Annual Meeting of Stockholders, stockholder proposals for inclusion in the Cisco proxy statement and form of proxy relating to the Cisco 1996 Annual Meeting of Stockholders must be received by Cisco by June 4, 1996.

  As described in TGV's proxy statement relating to its 1995 Annual Meeting of Stockholders, proposals of stockholders of TGV which are intended to be presented by such stockholders at TGV's 1996 Annual Meeting of Stockholders (if the Merger is not consummated) must have been received by TGV no later than June 22, 1996 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                    EXPERTS

  The consolidated balance sheets of Cisco as of July 30, 1995 and July 31, 1994 and the consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended July 30, 1995, incorporated by reference in this Proxy Statement/Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of TGV as of June 30, 1994 and 1995 and for each of the three years in the period ended June 30, 1995, included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  Representatives of Price Waterhouse LLP are expected to be present at the TGV Meeting.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby, the federal income tax consequences in connection with the Merger and certain other matters relating to the Merger and the transactions contemplated thereby will be passed upon for Cisco by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Certain legal matters with respect to federal income tax consequences in connection with the Merger and certain other legal matters relating to the Merger and the transactions contemplated thereby will be passed upon for TGV by Morrison & Foerster LLP, Palo Alto, California.

                               TGV SOFTWARE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Accountants.......................................... F-2
Consolidated Balance Sheet................................................. F-3
Consolidated Statement of Income........................................... F-4
Consolidated Statement of Stockholders' Equity............................. F-5
Consolidated Statement of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of TGV Software, Inc.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of TGV Software, Inc. and its subsidiaries at June 30, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

San Jose, California
July 25, 1995
 except as to Note 12,
 which is as of
 January 23, 1996

                               TGV SOFTWARE, INC.

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                     JUNE 30,
                                                  ----------------  DECEMBER 31,
                                                   1994     1995        1995
                                                  -------  -------  ------------
                                                                    (UNAUDITED)
                     ASSETS
Current assets:
  Cash and cash equivalents.....................  $12,993  $20,721    $18,087
  Short-term marketable securities..............      --    18,317     24,177
  Accounts receivable, less allowance for
   doubtful accounts of $135, $312 and $332, at
   June 30, 1994 and 1995 and December 31, 1995
   (unaudited)..................................    3,224    4,087      2,970
  Deferred income taxes.........................      459      767        767
  Prepaid expenses and other....................      133      531        344
                                                  -------  -------    -------
    Total current assets........................   16,809   44,423     46,345
Property and equipment, net (Note 3)............    2,068    2,905      3,105
Long-term marketable securities.................      --     4,081      1,056
Other assets....................................      901      425        381
                                                  -------  -------    -------
                                                  $19,778  $51,834    $50,887
                                                  =======  =======    =======
 LIABILITIES, MANDATORY REDEEMABLE CONVERTIBLE
    PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................  $ 1,174  $ 1,582    $ 1,609
  Accrued employee costs........................    1,462    2,770      1,955
  Accrued liabilities...........................      579    1,043      1,070
  Deferred revenue..............................    2,889    4,710      4,976
  Income taxes payable..........................      901    1,822      1,148
                                                  -------  -------    -------
    Total current liabilities...................    7,005   11,927     10,758
                                                  -------  -------    -------
Commitments and contingencies (Note 9)
Mandatory Redeemable Convertible Preferred Stock
 (Note 6):
 $.001 par value, 875,000 shares designated,
  issued and outstanding at June 30, 1994.......    7,308      --         --
                                                  -------  -------    -------
Stockholders' equity (Notes 5, 6 and 7):
  Preferred Stock: $.001 par value; 5,000,000
   shares authorized; none issued and
   outstanding..................................      --       --         --
  Common Stock: $0.001 par value; 20,000,000
   shares authorized; shares issued and
   outstanding; 2,965,507 at June 30, 1994,
   5,605,545 at June 30, 1995 and 5,633,052 at
   December 31, 1995 (unaudited)................        2        5          5
  Additional paid-in capital....................      675   31,775     31,377
  Notes receivable from stockholders............      (33)     (32)       (26)
  Retained earnings.............................    4,821    8,159      8,773
                                                  -------  -------    -------
    Total stockholders' equity..................    5,465   39,907     40,129
                                                  -------  -------    -------
                                                  $19,778  $51,834    $50,887
                                                  =======  =======    =======

                 See notes to consolidated financial statements

                               TGV SOFTWARE, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           SIX MONTHS ENDED
                                   YEAR ENDED JUNE 30,       DECEMBER 31,
                                 ------------------------  ------------------
                                  1993    1994     1995      1994      1995
                                 ------- -------  -------  --------  --------
                                                              (UNAUDITED)
Net revenues:
  License fees.................. $12,395 $16,225  $19,019  $  8,872  $  7,615
  Service fees..................   2,325   3,176    5,223     2,144     3,430
                                 ------- -------  -------  --------  --------
    Net revenues................  14,720  19,401   24,242    11,016    11,045
                                 ------- -------  -------  --------  --------
Cost of revenues:
  License fees..................     530     561      762       390       355
  Service fees..................     738   1,644    2,651     1,088     1,819
                                 ------- -------  -------  --------  --------
    Total cost of revenues......   1,268   2,205    3,413     1,478     2,174
                                 ------- -------  -------  --------  --------
Gross margin....................  13,452  17,196   20,829     9,538     8,871
                                 ------- -------  -------  --------  --------
Operating expenses:
  Sales and marketing...........   3,519   6,740    8,647     4,063     4,868
  Research and development......   2,479   4,640    5,960     2,750     3,434
  General and administrative....   2,517   2,682    2,550     1,249     1,185
  Other charges (income), net...     754  (1,810)  (1,242)     (621)     (621)
                                 ------- -------  -------  --------  --------
    Total operating expenses....   9,269  12,252   15,915     7,441     8,866
                                 ------- -------  -------  --------  --------
Income from operations..........   4,183   4,944    4,914     2,097         5
Interest income.................     118     206    1,029       253       881
                                 ------- -------  -------  --------  --------
Income before provision for
 income taxes...................   4,301   5,150    5,943     2,350       886
Provision for income taxes......   1,892   2,978    2,140       846       272
                                 ------- -------  -------  --------  --------
Net income...................... $ 2,409 $ 2,172  $ 3,803  $  1,504  $    614
                                 ======= =======  =======  ========  ========
Net income per share............ $  0.66 $  0.49  $  0.72  $   0.33  $   0.10
                                 ======= =======  =======  ========  ========
Weighted average common shares
 and equivalents................   3,664   4,554    5,331     4,786     6,332
                                 ======= =======  =======  ========  ========

                 See notes to consolidated financial statements

                               TGV SOFTWARE, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                          NOTES
                            COMMON STOCK    ADDITIONAL  RECEIVABLE
                          -----------------   PAID-        FROM     RETAINED
                           SHARES    AMOUNT IN CAPITAL STOCKHOLDERS EARNINGS  TOTAL
                          ---------  ------ ---------- ------------ -------- -------
Balance at June 30,
 1992...................  2,520,000   $  1   $    --       $ --      $4,136  $ 4,137
Issuance of Common Stock
 upon exercise of stock
 options................    837,500      1        96        (88)        --         9
Net income..............        --     --        --         --        2,409    2,409
                          ---------   ----   -------       ----      ------  -------
Balance at June 30,
 1993...................  3,357,500      2        96        (88)      6,545    6,555
Issuance of Common Stock
 upon exercise of stock
 options including tax
 benefit of $504........    257,700      1       542        --          --       543
Repurchase of Common
 Stock, net of
 compensation expense
 (Notes 6 and 7)........   (649,693)    (1)      (31)       --       (3,541)  (3,573)
Payment on notes
 receivable.............        --     --        --          55         --        55
Amortization of
 compensation costs
 related to stock option
 grants.................        --     --         68        --          --        68
Accretion of Mandatory
 Redeemable Convertible
 Preferred Stock
 redemption value.......        --     --        --         --         (355)    (355)
Net income..............        --     --        --         --        2,172    2,172
                          ---------   ----   -------       ----      ------  -------
Balance at June 30,
 1994...................  2,965,507      2       675        (33)      4,821    5,465
Issuance of Common Stock
 upon exercise of stock
 options including tax
 benefit of $263........    121,038    --        289        --          --       289
Issuance of Common Stock
 upon initial public
 offering net of
 issuance costs of
 $2,558.................  1,644,000      2    23,746        --          --    23,748
Conversion of Preferred
 Stock to common stock
 upon initial public
 offering...............    875,000      1     6,999        --          --     7,000
Payment on notes
 receivable.............        --     --        --           1         --         1
Amortization of
 compensation costs
 related to stock option
 grants.................        --     --         66        --          --        66
Accretion of Mandatory
 Redeemable Convertible
 Preferred Stock
 redemption value.......        --     --        --         --         (465)    (465)
Net income..............        --     --        --         --        3,803    3,803
                          ---------   ----   -------       ----      ------  -------
Balance at June 30,
 1995...................  5,605,545      5    31,775        (32)      8,159   39,907
Issuance of Common Stock
 upon exercise of stock
 options including tax
 benefit of $397
 (unaudited)............    128,650    --        540        --          --       540
Repurchase of Common
 Stock (unaudited)......   (150,000)   --     (1,369)       --          --    (1,369)
Issuance of Common Stock
 pursuant to employee
 stock purchase plan
 (unaudited)............     48,857    --        395        --          --       395
Payment on notes
 receivable
 (unaudited)............        --     --        --           6         --         6
Amortization of
 compensation costs
 related to stock option
 grants (unaudited).....        --     --         36        --          --        36
Net income (unaudited)..        --     --        --         --          614      614
                          ---------   ----   -------       ----      ------  -------
Balance at December 31,
 1995 (unaudited).......  5,633,052   $  5   $31,377       $(26)     $8,773  $40,129
                          =========   ====   =======       ====      ======  =======

                 See notes to consolidated financial statements

                               TGV SOFTWARE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 SIX MONTHS
                                                                   ENDED
                                    YEAR ENDED JUNE 30,         DECEMBER 31,
                                  --------------------------  -----------------
                                   1993     1994      1995     1994      1995
                                  -------  -------  --------  -------  --------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
 Net income.....................  $ 2,409  $ 2,172  $  3,803  $ 1,504  $    614
 Adjustments to reconcile net
  income to net cash provided by
  operating activities:
  Depreciation and
   amortization.................      535      959     1,194      465       430
  Stock compensation expense....      --        68        66       37        36
  Deferred income taxes.........     (275)    (459)     (450)     --        --
  Write-off of investment in
   BSDI.........................      --     1,465       --       --        --
  Changes in assets and
   liabilities:                                                              --
   Accounts receivable..........     (157)  (1,290)     (863)     307     1,117
   Income taxes refundable......       58      308       --       --        --
   Prepaid expenses and other...      (31)      23      (398)    (138)      187
   Other assets.................     (177)    (193)       70       64        44
   Accounts payable.............       75    1,018       408     (181)       27
   Accrued liabilities..........      687    1,208     1,772      732      (804)
   Deferred revenue.............      302    1,215     1,821      627       266
   Income taxes payable.........      176    1,036     1,151      (73)     (261)
                                  -------  -------  --------  -------  --------
     Net cash provided by
      operating activities.......    3,602    7,530     8,574    3,344     1,656
                                  -------  -------  --------  -------  --------
Cash flows from investing
 activities:
 Purchase of property and
  equipment.....................     (568)  (1,748)   (1,450)    (638)     (630)
 Investment in BSDI.............     (250)  (1,215)      --       --        --
 Purchase of marketable
  securities....................      --       --    (24,720)  (5,950)  (15,140)
 Sale of marketable securities..      --       --      2,322      --     12,305
 Purchase of technology
  license.......................   (1,138)    (107)      --       --        --
                                  -------  -------  --------  -------  --------
      Net cash used in investing
       activities...............   (1,956)  (3,070)  (23,848)  (6,588)   (3,465)
                                  -------  -------  --------  -------  --------
Cash flows from financing
 activities:
 Proceeds from sale of Common
  Stock.........................        9       39    23,774        3       538
 Proceeds from sale of Mandatory
  Redeemable Convertible
  Preferred Stock, net of
  issuance costs................      --     6,953       --       --        --
 Receipt of payment under
  stockholder notes receivable..      --        55         1      --          6
 Repurchase of Common Stock.....      --    (3,573)               --     (1,369)
 Payment of Preferred Stock
  dividend......................               --       (773)     --        --
                                  -------  -------  --------  -------  --------
      Net cash provided by (used
       in) financing activities..       9    3,474    23,002        3      (825)
                                  -------  -------  --------  -------  --------
Net change in cash and cash
 equivalents....................    1,655    7,934     7,728   (3,241)   (2,634)
Cash and cash equivalents at
 beginning of period............    3,404    5,059    12,993   12,993    20,721
                                  -------  -------  --------  -------  --------
Cash and cash equivalents at end
 of period......................  $ 5,059  $12,993  $ 20,721  $ 9,752  $ 18,087
                                  =======  =======  ========  =======  ========
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:
Income taxes paid during the
 period.........................  $ 1,930  $ 1,937  $  1,430  $   919  $    531
                                  =======  =======  ========  =======  ========

                 See notes to consolidated financial statements

                              TGV SOFTWARE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 IS UNAUDITED)

NOTE 1 - DESCRIPTION OF THE COMPANY:

  TGV Software, Inc. (the "Company") develops, markets and supports internetworking software products which enable connectivity between disparate computer systems over local area, enterprise wide and global computing networks. The Company operates in one business segment.

 Delaware reincorporation

  TGV, Inc. was incorporated in California in July 1988. In November 1994, the Company's Board of Directors approved the reincorporation of the Company in Delaware as TGV Software, Inc. and the related exchange of the Company's Common and Preferred Stock into shares of the Delaware corporation's stock.

 Initial public offering of common stock

  On March 7, 1995, the Company issued 1,644,000 shares of Common Stock in its initial public offering. Total net proceeds to the Company amounted to approximately $23,748,000.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES:

 Principles of consolidation

  The consolidated financial statements of the Company include the accounts of TGV Software, Inc. and its wholly and majority owned subsidiaries. All significant intercompany transactions and accounts have been eliminated. The Company has consolidated 100% of the operating losses of its majority owned subsidiary, Empirical Tools and Technologies, Inc. ("ET&T"), inasmuch as the minority shareholder's equity has been exhausted and the Company does not expect such shareholders to provide additional investment. ET&T ceased operations in June 1994.

 Revenue recognition

  Software license fees are recognized when the software has been shipped, the Company has the right to invoice the customer, collection of the receivable is probable and there are no significant obligations remaining. The Company does not provide customers with product return or exchange rights in connection with the sale of software licenses. The Company provides for future warranty costs based upon historical experience.

  Service fees received from the sales of software support contracts provide customers access to technical support and minor enhancements to licensed releases and are recognized over the life of such contracts. Revenues from consulting and training services are recognized as services are performed.

 Cash, cash equivalents and marketable securities

  The Company invests certain of its excess cash in debt instruments of financial institutions, corporations and governmental entities with strong credit ratings. At June 30, 1995, the Company's marketable securities were principally tax-exempt municipal debt with maturities of between one day and sixteen months. All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents, those with original maturities greater than three months are considered short-term marketable securities and those with maturities greater than twelve months from the balance sheet date are considered long-term marketable securities. Management believes they have established guidelines relative to diversification and maturities that maintain safety and liquidity.

                              TGV SOFTWARE, INC.

  Effective July 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). FAS 115 requires investment securities to be classified as either Held to Maturity, Trading, or Available for Sale. The adoption of FAS 115 did not have a material impact on the Company's financial condition or results of operations.

  The Company has classified all marketable securities as available-for-sale. At December 31, 1995, estimated fair value approximated cost, and the amount of gross unrealized gains and gross unrealized losses were not significant.

 Concentration of credit risk

  The Company's accounts receivable are derived from revenues earned from customers primarily located in the U.S., Europe and Canada. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. No customer accounted for more than 5% of net revenues in any period presented in the consolidated financial statements.

 Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Amortization of leasehold improvements is computed using the straight-line method over the lease term.

 Capitalized software development costs

  The Company capitalizes software development costs incurred after technological feasibility has been demonstrated. Such capitalized amounts are amortized, commencing with product introduction, on the straight-line basis utilizing an estimated economic life of up to three years. To date, capitalized software development costs and the related amortization have not been material.

 Technology licenses

  Technology licenses, purchased primarily from SRI International, Inc. for $1,200,000, are classified with other assets in the accompanying balance sheet and are being amortized on the straight-line basis over three years, which approximates their estimated useful lives. Accumulated amortization at June 30, 1994 and 1995 and December 31, 1995 was $664,000, $1,200,000 and
$1,200,000, respectively. Technology license costs are classified with other assets in the accompanying balance sheet.

 Research and development costs

  Research and development costs are charged to expense as incurred.

 Income taxes

  The Company records income tax expense using the liability method pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("FAS 109") which was adopted effective July 1, 1993. The liability approach requires that the expected future consequences of temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes be recognized as deferred tax assets and liabilities. The effect of adopting FAS 109 did not have a material impact on the consolidated financial statements.

                              TGV SOFTWARE, INC.

 Net income per share

  Net income per share is based upon the weighted average number of outstanding shares of Common Stock, Common Stock issuable upon conversion of the Mandatory Redeemable Convertible Preferred Stock (using the if-converted method) and common stock equivalent shares from the exercise of stock options and warrants (using the modified treasury stock method). Pursuant to the Securities and Exchange Commission's Staff Accounting Bulletin, stock options issued during the 12-month period prior to the Company's initial public offering are included in the calculations (using the treasury stock method and the initial public offering price) as if they were outstanding for all periods presented prior to the date of the initial public offering.

 Interim results - unaudited

  The consolidated balance sheet at December 31, 1995 and the consolidated statements of income, and of cash flows for the six month periods ended December 31, 1994 and 1995 and the consolidated statement of stockholders' equity for the six months ended December 31, 1995 are unaudited. In the opinion of management, these consolidated statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's results of operations and cash flows for the six months ended December 31, 1994 and 1995. The data disclosed in these notes to financial statements for these periods are unaudited.

 Stock-based compensation

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation." TGV has decided to adopt this accounting standard through disclosure only.

NOTE 3 - PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following (in thousands):

                                                                   JUNE 30,
                                                                ---------------
                                                                 1994    1995
                                                                ------  -------
   Equipment................................................... $1,392  $ 2,455
   Furniture and fixtures......................................    294      461
   Leasehold improvements......................................  1,042    1,253
                                                                ------  -------
                                                                 2,728    4,169
   Less accumulated depreciation and amortization..............   (660)  (1,264)
                                                                ------  -------
                                                                $2,068  $ 2,905
                                                                ======  =======

                              TGV SOFTWARE, INC.

NOTE 4 - INCOME TAXES:

  The provision for income taxes is comprised of the following (in thousands):

                                                         YEAR ENDED JUNE 30,
                                                         ----------------------
                                                          1993    1994    1995
                                                         ------  ------  ------
   Current:
     Federal............................................ $1,727  $2,787  $1,995
     State..............................................    446     650     595
                                                         ------  ------  ------
                                                          2,173   3,437   2,590
                                                         ------  ------  ------
   Deferred:
     Federal............................................   (256)   (392)   (373)
     State..............................................    (25)    (67)    (77)
                                                         ------  ------  ------
                                                           (281)   (459)   (450)
                                                         ------  ------  ------
                                                         $1,892  $2,978  $2,140
                                                         ======  ======  ======

  The components of the net deferred tax asset are as follows (in thousands):

                                                                    JUNE 30
                                                                 --------------
                                                                  1994    1995
                                                                 ------  ------
   Accrued expenses............................................. $  233  $  570
   Capital loss carryforwards and other.........................    662     662
   State taxes, net of federal benefit..........................    204     198
   Depreciation.................................................     30     170
   Other........................................................     (8)    (29)
                                                                 ------  ------
   Gross deferred tax asset.....................................  1,121   1,571
   Deferred tax asset valuation allowance.......................   (662)   (662)
                                                                 ------  ------
   Net deferred tax asset....................................... $  459  $  909
                                                                 ======  ======

  Capital loss carryforwards and other losses from equity investments resulted primarily from the Company's write-off of its investment in BSDI during fiscal 1994. The write-off represents a capital loss for tax purposes which will only be available to be used against future capital gains, if any. Such carryforwards will expire in 1999. A valuation allowance has been established for the deferred tax assets associated with these losses as their realization is uncertain. See Note 10.

  A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate is as follows:

                                                         YEAR ENDED JUNE 30,
                                                         ----------------------
                                                          1993    1994    1995
                                                         ------  ------  ------
   Statutory rate.......................................   35.0%   35.0%   35.0%
   State income taxes, net of federal tax benefit.......    6.1     6.1     5.8
   Research and development credits.....................    --     (4.6)   (4.0)
   Tax exempt interest..................................    --      --     (4.1)
   Capital and other losses not given benefit...........    3.0    15.2     --
   Nondeductible stock compensation.....................    --      9.2     --
   Other, net...........................................   (0.1)   (3.1)    3.3
                                                         ------  ------  ------
   Effective tax rate...................................   44.0%   57.8%   36.0%
                                                         ======  ======  ======

                              TGV SOFTWARE, INC.

  For the six months ended December 31, 1994 and 1995, income taxes were provided based on the estimated annual effective tax rates for the respective fiscal years.

NOTE 5 - STOCK OPTIONS:

  Under the terms of the 1990 and 1995 Stock Option Plans, 3,250,000 shares of Common Stock are reserved for issuance. Options are generally exercisable in equal annual installments over four or five years from the grant date. Options generally expire after ten years. Stock option activity under the 1990 and 1995 Stock Option Plans was as follows:

                                                      NUMBER OF      OPTION
                                                       OPTIONS       PRICE
                                                      ---------  --------------
   Outstanding at June 30, 1992...................... 1,700,000  $0.04 -  0.25
     Granted.........................................    45,000          $0.25
     Exercised.......................................  (837,500) $0.04 -  0.25
     Canceled........................................   (75,000) $0.10 -  0.25
                                                      ---------
   Outstanding at June 30, 1993......................   832,500  $0.04 -  0.25
     Granted.........................................   782,750  $0.25 -  5.50
     Exercised.......................................  (257,700) $0.04 -  0.25
     Canceled........................................   (26,000) $0.10 -  3.50
                                                      ---------
   Outstanding at June 30, 1994...................... 1,331,550  $0.04 -  5.50
     Granted.........................................   179,050  $5.50 - 22.125
     Exercised.......................................  (121,038) $0.10 -  5.50
     Canceled........................................   (76,550) $0.10 - 10.00
                                                      ---------
   Outstanding at June 30, 1995...................... 1,313,012  $0.04 - 22.125
     Granted (unaudited).............................   390,750  $8.75 - 14.25
     Exercised (unaudited)...........................  (128,650) $0.04 -  6.50
     Canceled (unaudited)............................   (76,600) $5.50 - 22.125
                                                      ---------
   Outstanding at December 31, 1995 (unaudited)...... 1,498,512  $0.04 - 14.25
                                                      =========

  At December 31, 1995, there were 386,600 shares of Common Stock available for future grants and options for 407,570 shares of Common Stock were exercisable under the Company's 1990 and 1995 Stock Option Plans.

  The Company recognized stock compensation expense of approximately $68,000, $66,000 and $36,000 during the years ended June 30, 1994, 1995 and the six months ended December 31, 1995, respectively. The Company will record additional compensation expense of approximately $180,000 on a pro rata basis if and when the remaining options vest.

  In November 1993, the Company granted its Chief Executive Officer an option to purchase 470,000 shares of the Company's Common Stock at an exercise price of $3.50 per share. The options vest over various periods and a portion may be accelerated upon the Company's achievement of certain milestones. At December 31, 1995, a total of 202,500, shares of Common Stock were exercisable under this option agreement.

NOTE 6 - MANDATORY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND COMMON STOCK
        WARRANTS:

  In December 1993, the Company issued 875,000 shares of Series A Mandatory Redeemable Convertible Preferred Stock (the "Series A Stock") for cash of $7,000,000. In conjunction with the Series A Stock sale, the

                              TGV SOFTWARE, INC.

Company issued warrants to purchase 250,000 shares of the Company's Common Stock for $8.00 per share. The warrants, which expire thirty days after the issuance of the Company's financial statements for the year ended June 30, 1996, may be exercised at any time at the option of the holder. A nominal value was ascribed to the warrants. In accordance with the terms of the Series A Stock sale, the Company used $4,548,000 of the proceeds to repurchase 649,693 shares of its Common Stock. See Note 7.

  Holders of the Series A Stock were entitled to receive cumulative annual dividends of $0.68 per share. At the time of the Company's initial public offering, all outstanding shares of Mandatory Redeemable Convertible Preferred Stock were automatically converted into 875,000 shares of common stock and preferred stock dividends of $773,000 were paid to preferred stockholders. After consideration of the accretion of the redemption value of Series A Stock, net income available to common stockholders was $2,409,000, $1,817,000 and $3,338,000 for the fiscal years ended June 30, 1993, 1994 and 1995, respectively.

NOTE 7 - STOCKHOLDERS' EQUITY:

  In connection with the Company's Series A Stock sale, the Company repurchased 649,693 shares of its Common Stock at $7.00 per share, for a total of $4,548,000, in accordance with the terms of the Series A Stock purchase agreement. The Company has determined that the Common Stock, which was acquired from current employees and one former employee, was repurchased at a premium to its deemed fair value. The Company recorded the excess of the purchase price over deemed fair value, totalling $975,000, as compensation expense during the year ended June 30, 1994.

NOTE 8 - EMPLOYEE BENEFIT PLANS:

  On January 9, 1995, the Company's Board of Directors approved the TGV Software, Inc. 1995 Employee Stock Purchase Plan (the "1995 Stock Purchase Plan"). Under the terms of the 1995 Stock Purchase Plan, all employees of the Company may contribute, through payroll deduction, up to 10% of their annual compensation toward the purchase of the Company's Common Stock. The Company has reserved 240,000 shares for issuance under the 1995 Stock Purchase Plan.

  The purchase price per share is the lesser of (a) 85% of the fair market value of the common stock on the date the purchase period begins or (b) 85% of the fair market value of the Common Stock on the last day of the purchase period. The 1995 Stock Purchase Plan will terminate on the day preceding the tenth anniversary of its date of adoption, unless earlier terminated by the Board of Directors. As of June 30, 1995 there have been no shares of stock purchased pursuant to the 1995 Stock Purchase Plan.

  Effective July 1, 1990, the Company adopted the TGV, Inc. Profit Sharing Plan (the "Profit Sharing Plan"), a defined contribution plan which covers all full-time eligible employees. Contributions to the Profit Sharing Plan are determined by the Board of Directors as a percent of each participating employee's salary and are funded on an annual basis. Total Profit Sharing Plan expense for the fiscal years ended June 30, 1993, 1994 and 1995 was $460,000, $594,000 and $0, respectively.

  Effective July 1, 1994, the Company's Board of Directors amended the Profit Sharing Plan to allow for participant contributions pursuant to Section 401(k) of the Internal Revenue Code. Substantially all employees of the Company are eligible to participate in the amended plan and may contribute up to 15% of their annual compensation up to maximums allowed by law. The Company will match 25% of participant contributions in addition to a discretionary profit sharing contribution, if any, as may be determined by the Board of Directors. Total Company matching contributions for the year ended June 30, 1995 was $154,000.

                              TGV SOFTWARE, INC.

NOTE 9 - COMMITMENTS AND CONTINGENCIES:

  The Company leases its facilities under operating leases which expire through August 2000 and require the Company to pay property taxes, insurance and maintenance expenses. Future minimum lease payments at June 30, 1995 under these leases are as follows (in thousands):

   YEAR ENDING JUNE 30,
   --------------------
     1996................................................................ $  617
     1997................................................................    578
     1998................................................................    448
     1999................................................................    346
     2000................................................................    313
     Thereafter..........................................................     20
                                                                          ------
                                                                          $2,322
                                                                          ======

  Total rent expense under operating leases for facilities was $169,000, $356,000 and $553,000 for the years ended June 30, 1993, 1994 and 1995 and
$254,000 and $370,000 for the six months ended December 31, 1994 and 1995, respectively.

  The Company is not a party to any material litigation and is not aware of any pending or threatened litigation that could have a material adverse effect upon the Company's business, operating results or financial condition.

NOTE 10 - OTHER CHARGES (INCOME):

  Other charges (income) consist of the following (in thousands):

                                                                SIX MONTHS
                                                                   ENDED
                                        YEAR ENDED JUNE 30,    DECEMBER 31,
                                        ---------------------  --------------
                                        1993  1994     1995     1994    1995
                                        ---- -------  -------  ------  ------
   Expenses (settlement) of lawsuit.... $754 $(3,275) $(1,242)  $(621)  $(621)
   Write-off of investment in Berkeley
    Software Design, Inc...............  --    1,465      --      --      --
                                        ---- -------  -------  ------  ------
                                        $754 $(1,810) $(1,242)  $(621)  $(621)
                                        ==== =======  =======  ======  ======

  The amounts reported as other charges (income) in fiscal 1993 include legal fees incurred with respect to a copyright infringement claim filed by the Company. Other charges (income) for fiscal 1994 represents the net effect of an initial payment to the Company of $2.6 million related to the settlement of the claim and subsequent payments under a promissory note delivered in connection with the settlement agreement of $800,000, which were offset by $100,000 in additional legal fees. Other charges (income) for fiscal 1995 represents additional payments to the Company of $1.2 million under the note. At June 30, 1995, $1.9 million remains outstanding under this promissory note and the Company is entitled to receive quarterly payments of $311,000, consisting of principal and interest (at prime). These payments will be recorded by the Company in the period the payments are received due to their uncertainty of collection.

  In July 1993, the Company entered into two agreements in principle to purchase a forty-nine percent interest in Berkeley Software Design, Inc. ("BSDI"), which is engaged in the development and marketing of standards-based networking and applications software for desktop computers. At June 30, 1994, the Company had paid a total of $1,465,000 in exchange for 4,400,000 shares of BSDI Series A convertible preferred stock, 1,000,000

                              TGV SOFTWARE, INC.

shares of BSDI common stock, a $450,000 promissory note from BSDI and warrants to purchase 500,000 shares of BSDI common stock. In addition, the Company has the option to purchase the remainder of all outstanding BSDI common stock over the next one to four years.

  In fiscal 1994, the Company determined that its investment in BSDI was permanently impaired. This assessment was based upon the absence of estimated future net income or positive cash flows associated with this investment. Accordingly, the Company wrote-off its entire investment in BSDI.

NOTE 11 - EXPORT SALES:

  Substantially all of the Company's operations are currently located in the United States. The Company's export sales are denominated in U.S. currency and consist of the following (in thousands):

                                                               SIX MONTHS ENDED
                                          YEAR ENDED JUNE 30,    DECEMBER 31,
                                          -------------------- -----------------
                                           1993   1994   1995    1994     1995
                                          ------ ------ ------ -------- --------
                                                                  (UNAUDITED)
   Canada................................ $  641 $  807 $  937 $    396 $    575
   Europe................................  1,833  2,308  2,244    1,130    1,014
   Other.................................    818    722    803      315      456
                                          ------ ------ ------ -------- --------
                                          $3,292 $3,837 $3,984   $1,841   $2,045
                                          ====== ====== ====== ======== ========

NOTE 12 - SUBSEQUENT EVENT

  On January 23, 1996, the Company announced an agreement whereby Cisco Systems, Inc. ("Cisco") will acquire the Company in a stock swap in which shares of Cisco common stock will be exchanged for all outstanding shares, and the shares underlying all of the outstanding options and warrants of the Company (the "Merger"). Under the terms of the agreement, one share of Cisco common stock will be exchanged for every 2.5 outstanding shares of the Company's common stock. The transaction is expected to be completed on or about March 29, 1996, and is subject to various conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended; approval by the Company's stockholders, the effectiveness of the Registration Statement on Form S-4 filed by Cisco and covering the shares of Cisco common stock to be issued in the Merger and receipt of all necessary approvals under state securities laws; the absence of any restraining order or injunction prohibiting consummation of the Merger; receipt of all necessary government and other consents and approvals, and the satisfaction of any conditions with respect thereto; receipt of accountants' letters with respect to the qualification of the Merger as a "pooling of interests;" receipt of legal opinions with respect to the tax consequences of the Merger and other matters; and the absence of any material adverse changes in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations on prospects of both Cisco and the Company and their respective subsidiaries, taken as a whole.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              CISCO SYSTEMS, INC.,

                        BIG SKY ACQUISITION CORPORATION

                                      AND

                               TGV SOFTWARE, INC.

                                JANUARY 23, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I

 THE MERGER...............................................................   A-1
    1.1  The Merger.......................................................   A-1
    1.2  Closing; Effective Time..........................................   A-1
    1.3  Effect of the Merger.............................................   A-2
    1.4  Certificate of Incorporation; Bylaws.............................   A-2
    1.5  Directors and Officers...........................................   A-2
    1.6  Effect on Capital Stock..........................................   A-2
    1.7  Surrender of Certificates........................................   A-3
    1.8  No Further Ownership Rights in Target Common Stock...............   A-4
    1.9  Lost, Stolen or Destroyed Certificates...........................   A-4
    1.10 Tax and Accounting Consequences..................................   A-4
    1.11 Taking of Necessary Action; Further Action.......................   A-4

                                   ARTICLE II

 REPRESENTATIONS AND WARRANTIES OF TARGET.................................   A-5
    2.1  Organization, Standing and Power.................................   A-5
    2.2  Capital Structure................................................   A-5
    2.3  Authority........................................................   A-6
    2.4  SEC Documents; Financial Statements..............................   A-7
    2.5  Absence of Certain Changes.......................................   A-7
    2.6  Absence of Undisclosed Liabilities...............................   A-8
    2.7  Litigation.......................................................   A-8
    2.8  Restrictions on Business Activities..............................   A-8
    2.9  Governmental Authorization.......................................   A-8
    2.10 Title to Property................................................   A-8
    2.11 Intellectual Property............................................   A-8
    2.12 Environmental Matters............................................   A-9
    2.13 Taxes............................................................  A-10
    2.14 Employee Benefit Plans...........................................  A-11
    2.15 Certain Agreements Affected by the Merger........................  A-12
    2.16 Employee Matters.................................................  A-12
    2.17 Interested Party Transactions....................................  A-13
    2.18 Insurance........................................................  A-13
    2.19 Compliance With Laws.............................................  A-13
    2.20 Minute Books.....................................................  A-13
    2.21 Complete Copies of Materials.....................................  A-13
    2.22 Pooling of Interests.............................................  A-13
    2.23 Brokers' and Finders' Fees.......................................  A-13
    2.24 Registration Statement; Proxy Statement/Prospectus...............  A-13
    2.25 Opinion of Financial Advisor.....................................  A-14
    2.26 Vote Required....................................................  A-14
    2.27 Board Approval...................................................  A-14
    2.28 Section 203 of the DGCL Not Applicable...........................  A-14
    2.29 Inventory........................................................  A-14
    2.30 Accounts Receivable..............................................  A-14
    2.31 Customers and Suppliers..........................................  A-14
    2.32 Representations Complete.........................................  A-15

                                                                            PAGE
                                                                            ----
                                  ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB................  A-15
    3.1  Organization, Standing and Power.................................  A-15
    3.2  Capital Structure................................................  A-15
    3.3  Authority........................................................  A-16
    3.4  SEC Documents; Financial Statements..............................  A-16
    3.5  Absence of Certain Changes.......................................  A-17
    3.6  Absence of Undisclosed Liabilities...............................  A-17
    3.7  Litigation.......................................................  A-17
    3.8  Restrictions on Business Activities..............................  A-17
    3.9  Governmental Authorization.......................................  A-18
    3.10 Compliance With Laws.............................................  A-18
    3.11 Complete Copies of Materials.....................................  A-18
    3.12 Pooling of Interests.............................................  A-18
    3.13 Broker's and Finders' Fees.......................................  A-18
    3.14 Registration Statement; Proxy Statement/Prospectus...............  A-18
    3.15 Board Approval...................................................  A-18
    3.16 Title to Property................................................  A-18
    3.17 Internal Revenue Code Section 368(c).............................  A-19
    3.18 Representations Complete.........................................  A-19

                                   ARTICLE IV

 CONDUCT PRIOR TO THE EFFECTIVE TIME......................................  A-19
    4.1  Conduct of Business of Target and Acquiror.......................  A-19
    4.2  Conduct of Business of Target....................................  A-20
    4.3  No Solicitation..................................................  A-20

                                   ARTICLE V

 ADDITIONAL AGREEMENTS....................................................  A-22
    5.1  Proxy Statement/Prospectus; Registration Statement...............  A-22
    5.2  Meeting of Stockholders..........................................  A-23
    5.3  Access to Information............................................  A-23
    5.4  Confidentiality..................................................  A-23
    5.5  Public Disclosure................................................  A-23
    5.6  Consents; Cooperation............................................  A-23
    5.7  Pooling Accounting...............................................  A-24
    5.8  Affiliate Agreements.............................................  A-24
    5.9  Voting Agreement.................................................  A-24
    5.10 FIRPTA...........................................................  A-25
    5.11 Legal Requirements...............................................  A-25
    5.12 Blue Sky Laws....................................................  A-25
    5.13 Employee Benefit Plans...........................................  A-25
    5.14 Letter of Acquiror's and Target's Accountants....................  A-26
    5.15 Form S-8.........................................................  A-26
    5.16 Indemnification..................................................  A-26
    5.17 Option Agreement.................................................  A-27
    5.18 Listing of Additional Shares.....................................  A-27
    5.19 Nasdaq Quotation.................................................  A-27

                                                                           PAGE
                                                                           ----
    5.20 Employees......................................................   A-27
    5.21 Pooling Letters................................................   A-27
    5.22 Warrants.......................................................   A-27
    5.23 Best Efforts and Further Assurances............................   A-28

                                   ARTICLE VI

 CONDITIONS TO THE MERGER...............................................   A-28
    6.1  Conditions to Obligations of Each Party to Effect the Merger...   A-28
    6.2  Additional Conditions to Obligations of Target.................   A-29
    6.3  Additional Conditions to the Obligations of Acquiror and
          Merger Sub....................................................   A-29

                                  ARTICLE VII

 TERMINATION, AMENDMENT AND WAIVER......................................   A-31
    7.1  Termination....................................................   A-31
    7.2  Effect of Termination..........................................   A-31
    7.3  Expenses and Termination Fees..................................   A-32
    7.4  Amendment......................................................   A-33
    7.5  Extension; Waiver..............................................   A-33

                                  ARTICLE VIII

 GENERAL PROVISIONS.....................................................   A-33
    8.1  Non-Survival at Effective Time.................................   A-33
    8.2  Notices........................................................   A-33
    8.3  Interpretation.................................................   A-34
    8.4  Counterparts...................................................   A-34
    8.5  Entire Agreement; Nonassignability; Parties in Interest........   A-34
    8.6  Severability...................................................   A-34
    8.7  Remedies Cumulative............................................   A-34
    8.8  Governing Law..................................................   A-35
    8.9  Rules of Construction..........................................   A-35

 FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION................   A-36

                                   SCHEDULES

                           TARGET DISCLOSURE SCHEDULE
                          ACQUIROR DISCLOSURE SCHEDULE

Schedule 2.10--Target Real Property

Schedule 2.11--Target Intellectual Property

Schedule 2.14--Target Employee Plans

Schedule 5.8(a)--Target Affiliates

Schedule 5.8(b)--Acquiror Affiliates

Schedule 5.9--Target Voting Agreement Signatories

Schedule 5.13--Outstanding Options

Schedule 5.20--List of Employees

Schedule 5.22--Outstanding Warrants

Schedule 6.3(f)--Material Adverse Change

                                    EXHIBITS

Exhibit A--Certificate of Merger

Exhibit B-1--Target Affiliate Agreement

Exhibit B-2--Acquiror Affiliate Agreement

Exhibit C--Voting Agreement

Exhibit D--FIRPTA Notice

Exhibit E--Option Agreement

Exhibit F--Acquiror's Legal opinion

Exhibit G--Target's Legal opinion

Exhibit H-1, et. seq.--Employment and Non-Competition Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of January 23, 1996, by and among Cisco Systems, Inc., a California corporation ("Acquiror"), Big Sky Acquisition Corporation, a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Acquiror, and TGV Software, Inc., a Delaware corporation ("Target").

                                   RECITALS

  A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

  B. Pursuant to the Merger, among other things, the outstanding shares of Target Common Stock, $.001 par value ("Target Common Stock"), shall be converted into shares of Acquiror Common Stock, no par value ("Acquiror Common Stock"), at the rate set forth herein.

  C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

  D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

  E. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

  F. Concurrent with the execution of this Agreement and as an inducement to Acquiror and Merger Sub to enter into this Agreement, (a) Target and Acquiror have entered into a stock option agreement dated the date hereof (the "Option Agreement") providing for the purchase by Acquiror of newly-issued shares of Target's Common Stock, and (b) certain of the affiliates of Target who are stockholders, officers or directors have on the date hereof entered into an agreement to vote the shares of Target's Common Stock owned by such person to approve the Merger and against any competing proposals.

  NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware and with the Recorder of the County in which the registered office of each of Target and Merger Sub is located, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4 Certificate of Incorporation; Bylaws.

    (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is TGV Software, Inc."

    (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be John T. Chambers and Larry R. Carter. The officers of the Surviving Corporation shall be the initial officers of Merger Sub, until their respective successors are duly elected or appointed and qualified.

  1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

    (a) Conversion of Target Common Stock. At the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Target Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and be converted automatically into the right to receive one-fifth (0.20) of a share of Acquiror Common Stock (the "Exchange Ratio").

    (b) Cancellation of Target Common Stock Owned by Acquiror or Target. At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock and each share of Target Common Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

    (c) Target Stock Option Plans. At the Effective Time, the Target 1990 Stock Option Plan and the Target 1995 Stock Option Plan (collectively, the "Target Stock Option Plans") and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plans shall be assumed by Acquiror in accordance with Section 5.13.

    (d) Warrants. All the Effective Time, each warrant to purchase Target Common Stock then outstanding ("Target Warrants") shall be assumed by Acquiror in accordance with Section 5.22.

    (e) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, $.0001 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $.0001 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

    (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock occurring after the date hereof and prior to the Effective Time.

    (g) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Acquiror Common Stock for the ten most recent days that Acquiror Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

  1.7 Surrender of Certificates.

    (a) Exchange Agent. The First National Bank of Boston shall act as exchange agent (the "Exchange Agent") in the Merger.

    (b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Common Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g).

    (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
  Section 1.6.

    (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

    (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

    (f) No Liability. Notwithstanding anything to the contrary in this
  Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.8 No Further Ownership Rights in Target Common Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests.

  1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF TARGET

  In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

  In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters.

  Except as disclosed in a document of even date herewith and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"), Target represents and warrants to Acquiror and Merger Sub as follows:

  2.1 Organization, Standing and Power. Each of Target and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Target and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Certificate of Incorporation and Amended and Restated Bylaws or other charter documents, as applicable, of Target and each of its subsidiaries, each as amended to date, to Acquiror. Neither Target nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Target is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Target free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Target or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Target SEC Documents (as defined in Section 2.4), Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

  2.2 Capital Structure. The authorized capital stock of Target consists of 20,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value, of which there were issued and outstanding as of the close of business on January 22, 1996, 5,811,117 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after January 22, 1996 other than pursuant to the Option Agreement, the exercise of options outstanding as of such date under the Target Stock Option Plans or pursuant to the Target 1995 Employee Stock Purchase Plan (the "Target ESPP") or the exercise of the Target Warrants. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation, as amended, or Amended and Restated Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the close of business on January 22, 1996, Target has reserved (i) 3,250,000 shares of Common Stock for issuance to employees and consultants pursuant to the Target Stock Option Plans, of which 1,542,388 shares have been issued pursuant to option exercises or direct stock purchases, 1,321,012 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights, (ii) 240,000 shares of Common Stock for issuance to employees pursuant to the Target ESPP, of which 49,422 shares have been issued and (iii) 250,000 shares of Common Stock for issuance to holders of Target Warrants, of which no shares have been issued pursuant to exercises of Target Warrants and all of which are subject to outstanding, unexercised Target Warrants. Since January 22, 1996, Target has not (i) issued or granted additional options under the Target Stock Option Plans, or (ii) accepted enrollments in the Target ESPP. Except for (i) the rights created pursuant to this Agreement, the Option Agreement, the Target Stock Option Plans, the Target ESPP and the Target Warrants and (ii) the Target's right to repurchase any unvested shares under the Target Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its stockholders and (ii) to the best of Target's knowledge, between or among any of Target's stockholders, except for the stockholders named in Schedule 5.9 of this Agreement. The terms of the Target Stock Option Plans and Target Warrants permit the assumption or substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. The current "Purchase Period" (as defined in the Target ESPP) commenced under the Target ESPP on January 1, 1996 and will end prior to the Effective Time as provided in this Agreement, and except for the purchase rights granted on such commencement date to participants in the current Purchase Period, there are no other purchase rights or options outstanding under the Target ESPP. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plans or Target ESPP have been made available to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Acquiror.

  2.3 Authority. Target has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders as contemplated by Section 6.1(a). Each of this Agreement and the Option Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms. The execution and delivery of this Agreement and the Option Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under
(i) any provision of the Certificate of Incorporation or Amended and Restated Bylaws of Target or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its subsidiaries or any of their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Target. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target or any of its subsidiaries in connection with the execution and delivery of this Agreement, the Option Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD") of the Proxy Statement (as defined in
Section 2.24) relating to the Target

Stockholders Meeting (as defined in Section 2.24), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement or the Option Agreement.

  2.4 SEC Documents; Financial Statements. Target has furnished or made available to Acquiror a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act")), definitive proxy statement and other filing filed with the SEC by Target since February 28, 1995, and, prior to the Effective Time, Target will have furnished Acquiror with true and complete copies of any additional documents filed with the SEC by Target prior to the Effective Time (collectively, the "Target SEC Documents"). In addition, Target has made available to Acquiror all exhibits to the Target SEC Documents filed prior to the date hereof, and will promptly make available to Acquiror all exhibits to any additional Target SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Target SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Target nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Target SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the Target SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Target SEC Document. The financial statements of Target, including the notes thereto, included in the Target SEC Documents (the "Target Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Target Financial Statements fairly present the consolidated financial condition and operating results of Target and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Target accounting policies except as described in the notes to the Target Financial Statements.

  2.5 Absence of Certain Changes. Since September 30, 1995 (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Target; (ii) any acquisition, sale or transfer of any material asset of Target or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any material contract entered into by Target or any of its subsidiaries, other than in the ordinary course of business and as provided to Acquiror, or any material amendment or termination of, or default under, any material contract to which Target or any of its subsidiaries is a party or by which it is bound; or (vi) any negotiation or agreement by Target or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

  2.6 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Target's Quarterly Report on Form 10-Q for the period ended September 30, 1995 (the "Target Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

  2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target or any of its subsidiaries, threatened against Target or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree or order against Target or any of its subsidiaries, or, to the knowledge of Target and its subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target.

  2.8 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target or any of its subsidiaries, any acquisition of property by Target or any of its subsidiaries or the conduct of business by Target or any of its subsidiaries as currently conducted or as proposed to be conducted by Target or any of its subsidiaries.

  2.9 Governmental Authorization. Target and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any of such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

  2.10 Title to Property. Target and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of Target and its subsidiaries are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.10 identifies each parcel of real property owned or leased by Target or any of its subsidiaries.

  2.11 Intellectual Property.

    (a) Target and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of Target and its subsidiaries as currently conducted or as proposed to be conducted by Target and its subsidiaries, except to the extent that the failure to have such rights have not had and would not reasonably be expected to have a Material Adverse Effect on Target.

    (b) Schedule 2.11 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, which Target considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Target is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Target product that is material to its business.

    (c) There is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or any of its subsidiaries, any trade secret material to Target or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Target or any of its subsidiaries, by any third party, including any employee or former employee of Target or any of its subsidiaries. Neither Target nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

    (d) Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on Target.

    (e) All patents, registered trademarks, service marks and copyrights held by Target are valid and subsisting. Target (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of Target's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, except where such infringement would not have a Material Adverse Effect on Target.

    (f) Target has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target does not already own by operation of law.

    (g) Target has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

  2.12 Environmental Matters.

    (a) The following terms shall be defined as follows:

      (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

      (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

      (iii) "Property" shall mean all real property leased or owned by Target or its subsidiaries either currently or in the past.

      (iv) "Facilities" shall mean all buildings and improvements on the Property of Target or its subsidiaries.

    (b) Target represents and warrants as follows: (i) to the best of Target's knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) Target and its subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to the best of Target's knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to the best of Target's knowledge, neither Target nor its subsidiaries are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (vi) to the best of Target's knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property;
  (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) Target has not deposited, stored, disposed of or located polychlorinated biphenyls (PCBs) on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) to the best of Target's knowledge, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) to the best of Target's knowledge, the Facilities and Target's and its subsidiaries uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) Target and its subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits.

  2.13 Taxes. Target and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Target or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by it, have paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax returns. Except as disclosed in the SEC Documents, (i) no material claim for Taxes has become a lien against the property of Target or any of its subsidiaries or is being asserted against Target or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Target or any of its subsidiaries is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Target or any of its subsidiaries and is currently in effect, and (iv) Neither Target nor any of its subsidiaries has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense pursuant to Sections 162(m) or 280G of the Code. Neither Target nor any of its subsidiaries has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a deductible expense that is permanently disallowed under Section 404 of the Code. Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither Target nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement nor does Target or any of its subsidiaries owe any amount under any such agreement. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in
(i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation,) estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes. Target and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sparing agreement or order of a foreign government and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sparing agreement or order.

  2.14 Employee Benefit Plans.

    (a) Schedule 2.14 lists, with respect to Target, any subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of
  Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "Target Employee Plans").

    (b) Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

    (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Target Employee

  Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Target and each subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Target Employee Plans, which default or violation could reasonably be expected to have a Material Adverse Effect on Target; (iv) neither Target nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans which have a material adverse effect on any such parties; (v) all material contributions required to be made by Target or any subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no Target Employee Plan is covered by, and neither Target nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any Target subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

    (d) With respect to each Target Employee Plan, Target and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

    (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target, any Target subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

    (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target, any Target subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

  2.15 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by Target or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

  2.16 Employee Matters. Target and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not have a Material Adverse Effect on Target. There are no pending claims against Target or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Neither Target nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have a Material Adverse Effect on Target. There are no controversies pending or, to the knowledge of Target or any of its subsidiaries, threatened, between Target or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Target. Neither Target nor any of its subsidiaries is a party to any collective bargaining agreement or other labor unions contract nor does Target nor any of its subsidiaries know of any activities or proceedings of any labor union or organize any such employees.

  2.17 Interested Party Transactions. Except as disclosed in the Target SEC Documents, neither Target nor any of its subsidiaries is indebted to any director, officer, employee or agent of Target or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since February 28, 1995.

  2.18 Insurance. Target and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which Target has received a denial, or to the best of Target's knowledge, which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

  2.19 Compliance With Laws. Each of Target and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

  2.20 Minute Books. The minute books of Target and its subsidiaries made available to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

  2.21 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document that has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target and its subsidiaries.

  2.22 Pooling of Interests. Neither Target nor any of its subsidiaries nor, to the knowledge of Target, any of their respective directors, officers or stockholders has taken any action which would interfere with Acquiror's ability to account for the Merger as a pooling of interests.

  2.23 Brokers' and Finders' Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  2.24 Registration Statement; Proxy Statement/Prospectus. The information supplied by Target for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Acquiror Common Stock to be issued in the Merger will be registered with the

SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Target for inclusion in the proxy statement/prospectus to be sent to the stockholders of Target in connection with the meeting of Target's stockholders to consider the Merger (the "Target Stockholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Target's stockholders, at the time of the Target Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Target which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Target shall promptly inform Acquiror and Merger Sub. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub which is contained in any of the foregoing documents.

  2.25 Opinion of Financial Advisor. Target has been advised in writing by its financial advisor, Wessels, Arnold & Henderson, that in such advisor's opinion, as of the date hereof, the consideration to be received by the stockholders of Target is fair, from a financial point of view, to the stockholders of Target.

  2.26 Vote Required. The affirmative vote of the holders of a majority of the shares of Target Common Stock outstanding on the record date set for the Target Stockholders Meeting is the only vote of the holders of any of Target's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

  2.27 Board Approval. The Board of Directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Target approve this Agreement and the Merger.

  2.28 Section 203 of the DGCL Not Applicable. The Board of Directors of Target has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Option Agreement.

  2.29 Inventory. Target has no inventory.

  2.30 Accounts Receivable. The accounts receivable disclosed in the Target SEC Documents as of September 30, 1995, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed Target SEC Documents, or as accrued on the books of Target in the ordinary course of business consistent with past practices in accordance with generally accepted accounting principles since the last filed Target SEC Documents represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discounts, and the amount earned for doubtful accounts and allowances disclosed in each of such Target SEC Documents or accrued on such books is sufficient to provide for any losses that may be sustained on realization of the receivables.

  2.31 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of Target's gross revenues during the 12 month period preceding the date hereof has indicated to Target that it will stop, or decrease the rate of, buying services or products of Target, or has at any time on or after September 30, 1995 decreased materially its usage of the services or products of Target. As of the date hereof, no material supplier of Target has indicated to Target that it will stop, or decrease the rate of, supplying materials, products or services to Target. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

  2.32 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, or the Target SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

  Except as disclosed in a document of even date herewith and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub represent and warrant to Target as follows:

  3.1 Organization, Standing and Power. Each of Acquiror and its subsidiaries, including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and each of its subsidiaries, each as amended to date, to Target. Neither Acquiror nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Acquiror is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Acquiror free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Acquiror or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Acquiror SEC Documents (as defined in Section 3.4), Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

  3.2 Capital Structure. The authorized capital stock of Acquiror consists of 600,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value, of which there were issued and outstanding as of the close of business on January 22, 1996, 279,742,090 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after January 22, 1996 upon the exercise of options issued under the Acquiror Amended and Restated 1987 Stock Option Plan, Crescendo Communications, Inc. 1990 Stock Option Plan, Newport Systems Solution, Inc. 1990 Stock Option Plan, Combinet, Inc. Incentive and Non-Qualified Stock Option Plan, Grand Junction Networks, Inc. 1992 Stock Plan, Kalpana, Inc. 1989 Stock Option Plan (collectively, the "Acquiror Stock Option Plan"). The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.0001 par value, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the close of business on January 22, 1996, Acquiror has reserved 112,554,707 shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Acquiror Stock Option Plan, of which 74,067,520 shares have been issued pursuant to option exercises, and 26,645,874 shares are subject to outstanding, unexercised options. Other than this Agreement and pursuant to the Cisco 1989 Employee Stock Purchase Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

  3.3 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or
(ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Acquiror. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the SEC and NASD of the Registration Statement, (iii) the filing of a Form 8-K with the SEC and NASD within 15 days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR,
(vi) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plan assumed by Acquiror, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

  3.4 SEC Documents; Financial Statements. Acquiror has furnished to Target a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities
Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since July 26, 1992, and, prior to the Effective Time, Acquiror will have furnished Target with true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Target SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the

Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Acquiror accounting policies except as described in the notes to the Acquiror Financial Statements.

  3.5 Absence of Certain Changes. Since October 29, 1995 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, such a Material Adverse Effect to Acquiror; (ii) any acquisition, sale or transfer of any material asset of Acquiror or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquiror or any revaluation by Acquiror of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its shares of capital stock; (v) any material contract entered into by Acquiror, other than in the ordinary course of business and as provided to Target, or any material amendment or termination of, or default under, any material contract to which Acquiror is a party or by which it is bound; or (vi) any negotiation or agreement by Acquiror or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

  3.6 Absence of Undisclosed Liabilities. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Acquiror's Annual Report on Form 10-K for the period ended October 29, 1995 (the "Acquiror Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice.

  3.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

  3.8 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Acquiror or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of Acquiror or any of its subsidiaries, any acquisition of property by Acquiror or any of its subsidiaries or the conduct of business by Acquiror or any of its subsidiaries as currently conducted or as proposed to be conducted by Acquiror or any of its subsidiaries.

  3.9 Governmental Authorization. Acquiror and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Acquiror or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Acquiror's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Acquiror Authorizations"), and all of such Acquiror Authorizations are in full force and effect, except where the failure to obtain or have any of such Acquiror Authorizations could not reasonably be expected to have a Material Adverse Effect on Acquiror.

  3.10 Compliance With Laws. Each of Acquiror and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Acquiror.

  3.11 Complete Copies of Materials. Acquiror has delivered or made available true and complete copies of each document which has been requested by Target or its counsel in connection with their legal and accounting review of Acquiror and its subsidiaries.

  3.12 Pooling of Interests. Neither Acquiror nor any of its subsidiaries nor, to the knowledge of Acquiror, any of their respective directors, officers or stockholders has taken any action which would interfere with Acquiror's ability to account for the Merger as a pooling of interests.

  3.13 Broker's and Finders' Fees. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  3.14 Registration Statement; Proxy Statement/Prospectus. The information supplied by Acquiror and Merger Sub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Target's stockholders, at the time of the Target Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Acquiror or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror or Merger Sub will promptly inform Target. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Target which is contained in any of the foregoing documents.

  3.15 Board Approval. The Boards of Directors of Acquiror and Merger Sub have unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of their respective stockholders and is on terms that are fair to such stockholders and (iii) recommended that the stockholder of Merger Sub approve this Agreement and the Merger.

  3.16 Title to Property. Acquiror and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Acquiror Balance Sheet or acquired after the Acquiror Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Acquiror Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Acquiror Balance Sheet.

  3.17 Internal Revenue Code Section 368(c). Acquiror does not have any plan or intention to (i) reacquire any of its stock issued in the transaction, (ii) cause Target to issue additional shares of its stock that would cause Acquiror to lose control of Target within the meaning of Section 368(c) of the Code),
(iii) liquidate Target or merge Target with or into another corporation, (iv) sell or otherwise dispose of any of the stock of Target, (v) cause Target to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled (within the meaning of Section 368(c)) of the Code by Target or
(vi) cause Target to discontinue its historic business or discontinue use of a significant portion of its historic business assets in a business.

  3.18 Representations Complete. None of the representations or warranties made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror or Merger Sub pursuant to this Agreement, or the Acquiror SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

  4.1 Conduct of Business of Target and Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Target and Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject (i) to good faith disputes over such debts or taxes and
(ii) in the case of Taxes of Target or any of its subsidiaries, to Acquiror's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its best efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and use its best efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Target and Acquiror agrees to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither Target nor Acquiror shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

    (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

    (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement; provided, however, that Acquiror may, in the ordinary course of business consistent with past practice, grant options for the purchase of Acquiror Common Stock under the Acquiror Option Plan.

    (c) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

    (d) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its employee stock plans or director stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans.

    (e) Pooling. Take any action, which would interfere with Acquiror's ability to account for the Merger as a pooling of interests; or

    (f) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (e) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

  4.2 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld:

    (a) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

    (b) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

    (c) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

    (d) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

    (e) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

    (f) Leases. Enter into any operating lease in excess of an aggregate of $10,000;

    (g) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

    (h) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

    (i) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

    (j) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Acquiror advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

    (k) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

    (l) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

    (m) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole;

    (n) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

    (o) Notices. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

    (p) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

    (q) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (p) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

  4.3 No Solicitation. Target and its subsidiaries and the officers, directors, employees or other agents of Target and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to Target or any of it subsidiaries to, or afford access to the properties, books or records of Target or any of its subsidiaries to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal; provided, nothing herein shall prohibit Target's Board of Directors from taking and disclosing to Target's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall be received by the Board of Directors of Target, then, to the extent the Board of Directors of Target believes in good faith (after consultation with its financial advisor) that such Takeover Proposal would, if consummated, result in a transaction more favorable to Target's stockholders from a financial point of view than the transaction contemplated by the Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Target determines in good faith after consultation with outside legal counsel that it is necessary for the Board of Directors of Target to comply with its fiduciary duties to stockholders under applicable law, Target and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of Target's Board of Directors, and such actions shall not be considered a breach of this Section 4.3 or any other provisions of this Agreement, provided that in each such event Target notifies Acquiror of such determination by the Target Board of Directors and provides Acquiror with a true and complete copy of the Superior Proposal received from such third party, if the Superior Proposal is in writing, or a complete written summary thereof, if it is not in writing, and provides Acquiror with all documents containing or referring to non-public information of Target that are supplied to such third party; provided, further, that (A) the Board of Directors of Target has determined, with the advice of Target's investment bankers, that such third party is capable of making a Superior Proposal upon satisfactory completion of such third party's review of the information supplied by Target, (B) the third party has stated that it intends to make a Superior Proposal, (C) Target may not provide any non-public information to any such third party if it has not prior to the date thereof provided such information to Acquiror or Acquiror's representatives, (D) Target notifies Acquiror in advance of any disclosure of non-public information to any such third party, with a description of the information proposed to be disclosed, and (E) Target provides such non-public information pursuant to a non-disclosure agreement at least as restrictive as the Confidentiality Agreement (as defined in Section 5.4); provided, however, that Target shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal unless Target shall have terminated this Agreement pursuant to Section 7.1(e) and paid Acquiror all amounts payable to Acquiror pursuant to Section 7.3(b). Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to Target or any of its subsidiaries or for access to the properties, books or records of Target or any of its subsidiaries by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice or request and shall provide Acquiror with a true and complete copy of such Takeover Proposal notice or request, if it is in writing, or a complete written summary thereof, if it is not in writing. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or any of its subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, Target or any of its subsidiaries, other than the transactions contemplated by this Agreement.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Target and Acquiror shall prepare, and Target shall use its best efforts to file with the SEC on or before February 8, 1996, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Target and, as promptly as practicable following receipt of SEC comments thereon, Acquiror shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable; provided, however, that Acquiror shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. Subject to the provisions of
Section 4.3, the Proxy Statement shall include the recommendation of the Board of Directors of Target in favor of the Merger; provided that such recommendation may not be included or may be withdrawn if previously included if Target's Board of Directors believes in good faith that a Superior Proposal has been made and, upon written advice of its outside legal counsel, shall determine that to include such recommendation or not withdraw such recommendation if previously included would constitute a breach of the Board's fiduciary duty under applicable law.

  5.2 Meeting of Stockholders. Target shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Target Stockholders Meeting within 45 days of the Registration Statement being declared effective by the SEC. Target shall consult with Acquiror regarding the date of the Target Stockholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Target Stockholders Meeting without the consent of Acquiror. Subject to Section 5.1, Target shall use its best efforts to solicit from stockholders of Target proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

  5.3 Access to Information.

    (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's and its subsidiaries' properties, books, contracts, commitments and records, and
  (ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Acquiror shall afford Target and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Acquiror's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acquiror and its subsidiaries as Target may reasonably request. Acquiror agrees to provide to Target and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

    (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

    (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.4 Confidentiality. The parties acknowledge that each of Acquiror and Target have previously executed a non-disclosure agreement dated January 3, 1996 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

  5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

  5.6 Consents; Cooperation.

    (a) Each of Acquiror and Target shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use its best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

    (b) Each of Acquiror and Target shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this

  Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond May 15, 1996. Each of Acquiror and Target shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

    (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b),
  (i) neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror or of Acquiror combined with the Surviving Corporation after the Effective Time or (ii) neither Target nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Target.

  5.7 Pooling Accounting. Acquiror and Target shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Acquiror and Target shall use its best efforts to cause its "Affiliates" (as defined in Section 5.8) not to take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the merger as a pooling of interest.

  5.8 Affiliate Agreements.

    (a) Schedule 5.8(a) sets forth those persons who may be deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Target shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. Target shall use its best efforts to deliver or cause to be delivered to Acquiror, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Target, an executed Affiliate Agreement in the form attached hereto as Exhibit B-1. Acquiror and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by such Affiliates of Target pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Acquiror Common Stock, consistent with the terms of such Affiliates Agreements.

    (b) Schedule 5.8(b) sets forth those persons who may be deemed "Affiliates" of Acquiror within the meaning of Rule 145. Acquiror shall provide Target such information and documents as Target shall reasonably request for purposes of reviewing such list. Acquiror shall use its best efforts to deliver or cause to be delivered to Target, concurrently with the execution of this Agreement (and in each case prior to the Effective
  Time) from each of the Affiliates of Acquiror, an executed Affiliate Agreement in the form attached hereto as Exhibit B-2.

  5.9 Voting Agreement. Target shall use its best efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause each Target stockholder named in Schedule 5.9 to execute and deliver to Acquiror a Voting

Agreement substantially in the form of Exhibit C attached hereto concurrent with the execution of this Agreement.

  5.10 FIRPTA. Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, substantially in the form of Exhibit D attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit D attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

  5.11 Legal Requirements. Each of Acquiror, Merger Sub and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

  5.12 Blue Sky Laws. cquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

  5.13 Employee Benefit Plans.

    (a) At the Effective Time, the Target Stock Option Plans and each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plans, whether vested or unvested, will be assumed by Acquiror. Schedule 5.13 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Option Plans, including the number of shares of Target capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated Schedule 5.13 hereto current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plans, immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Target Stock Option Plans and the documents governing the outstanding options under those Plans, the Merger will not terminate any of the outstanding options under such Plans or accelerate the exercisability or vesting of such options or the shares of Acquiror Common Stock which will be subject to those options upon the Acquiror's assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Acquiror qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 10 business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plans a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror.

    (b) utstanding purchase rights under the Target ESPP shall be exercised upon the earlier of (i) the next scheduled purchase date under the Target ESPP or (ii) immediately prior to the Effective Time, and each participant in the Target ESPP shall accordingly be issued shares of Target Common Stock at that time which shall be converted into shares of Acquiror Common Stock in the Merger. The Target ESPP shall terminate with such exercise date, and no purchase rights shall be subsequently granted or exercised under the Target ESPP. Target employees who meet the eligibility requirements for participation in the Acquiror Employee Stock Purchase Plan shall be eligible to begin payroll deductions under that plan as of the start date of the first offering period thereunder beginning at least thirty (30) days after the Effective Time.

  5.14 Letter of Acquiror's and Target's Accountants.

    (a) Acquiror shall use all reasonable efforts to cause to be delivered to Target a letter of Coopers & Lybrand LLP, Acquiror's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Target, in form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    (b) Target shall use all reasonable efforts to cause to be delivered to Acquiror a letter of Price Waterhouse LLP, Target's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Acquiror, in form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  5.15 Form S-8. Acquiror agrees to file, no later than thirty (30) days after the Closing, a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Stock Option Plans assumed by Acquiror. Target shall cooperate with and assist Acquiror in the preparation of such registration statement.

  5.16 Indemnification.

    (a) After the Effective Time, Acquiror will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of Target (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under Target's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or any indemnification agreement with Target officers and directors to which Target is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Acquiror shall cause the Surviving Corporation to pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

    (b) For two years after the Effective Time, Acquiror will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by Target's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section, Acquiror shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 105% of the amount per annum Target paid in its last full fiscal year, which amount has been disclosed to Acquiror and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.16, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

    (c) The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

  5.17 Option Agreement. Concurrently with the execution of this Agreement, Target shall deliver to Acquiror an executed Option Agreement in the form of Exhibit E attached hereto. Target agrees to fully perform its obligations under the Option Agreement.

  5.18 Listing of Additional Shares. Prior to the Effective Time, Acquiror shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.1(f).

  5.19 Nasdaq Quotation. Target and Acquiror agree to continue the quotation of Target Common Stock and Acquiror Common Stock, respectively, on the Nasdaq National Market during the term of the Agreement so that, to the extent necessary, appraisal rights will not be available to stockholders of Target under Section 262 of the Delaware Law.

  5.20 Employees. Set forth on Schedule 5.20 is a list of employees of Target to whom Acquiror will make an offer of employment comparable to such employee's current position, effective at the Closing. Acquiror will negotiate in good faith to hire the employees on Schedule 5.20 and will incentivize such employees consistent with its policies regarding other employees of Acquiror, including the issuance of options to purchase the Common Stock of Acquiror in such amounts and on such terms as determined by Acquiror in its sole discretion. Target shall cooperate with Acquiror to assist Acquiror in employing such employees.

  5.21 Pooling Letters.

    (a) Target shall use all reasonable effects to cause to be delivered to Acquiror a letter of Price Waterhouse LLP, Target's independent auditors, dated a date within two business days before the date of this Agreement to the effect that the Merger qualifies for pooling of interest accounting treatment if consummated in accordance with this Agreement and in a form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

    (b) Acquiror shall use all reasonable effects to cause to be delivered to Target a letter of Coopers & Lybrand LLP, Acquiror's independent auditors, dated a date within two business days before the date of this Agreement to the effect that the Merger qualifies for pooling of interest accounting treatment if consummated in accordance with this Agreement and in a form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

  5.22 Warrants. At the Effective Time, each Target Warrant will be assumed by Acquiror. Schedule 5.22 hereto sets forth a true and complete list as of the date hereof of all holders of Target Warrants, including the number of shares of Target capital stock subject to each such warrant, the exercise or vesting schedule, the purchase price per share and the term of each such warrant. On the Closing Date, Target shall deliver to Acquiror an updated Schedule 5.22 hereto current as of such date. Each such warrant so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Warrant, immediately prior to the Effective Time, except that (i) such warrant will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed warrant will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Within 10 business days of the surrender to Acquiror of a Target Warrant, Acquiror will issue to each holder of such Target Warrant a document in form and substance satisfactory to Target evidencing the foregoing assumption of such warrant by Acquiror.

  5.23 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

    (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of a majority of the shares of Target Common Stock outstanding as of the record date set for the Target Stockholders Meeting.

    (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

    (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

    (d) Governmental Approval. Acquiror, Target and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR.

    (e) Tax Opinion. Acquiror and Target shall have received substantially identical written opinions of Brobeck, Phleger & Harrison LLP and Morrison & Foerster LLP, respectively, in form and substance reasonably satisfactory to them, and dated on or about the date of and referred to in the Proxy Statement as first mailed to stockholders of Target and shall be to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Acquiror, Merger Sub and Target and certain stockholders of Target.

    (f) Listing of Additional Shares. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plans and Target Warrants assumed by Acquiror shall have been made.

  6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

    (a) Representations, Warranties and Covenants. (i) The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

    (b) Certificate of Acquiror. Target shall have been provided with a certificate executed on behalf of Acquiror by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

      (i) all representations and warranties made by Acquiror and Merger Sub under this Agreement are true and complete in all material respects; and

      (ii) all covenants, obligations and conditions of this Agreement to be performed by Acquiror and Merger Sub on or before such date have been so performed in all material respects.

    (c) Legal Opinion. Target shall have received a legal opinion from Brobeck, Phleger & Harrison LLP, counsel to Acquiror, substantially in the form of Exhibit F hereto.

    (d) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Acquiror and its subsidiaries, taken as a whole.

    (e) Letter from Accountants. Target shall have received a letter from Price Waterhouse LLP, independent auditors, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

    (f) Affiliate Agreements. Target shall have received from each of the Affiliates of Acquiror an executed Affiliate Agreement in substantially the form attached hereto as Exhibit B-2.

    (g) Third Party Consents. Target shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Acquiror or any of its subsidiaries or otherwise.

    (h) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's business following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

  6.3 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

    (a) Representations, Warranties and Covenants. (i) The representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

    (b) Certificate of Target. Acquiror shall have been provided with a certificate executed on behalf of Target by its President and Chief Financial Officer to the effect that, as of the Effective Time:

      (i) all representations and warranties made by Target under this Agreement are true and complete in all material respects; and

      (ii) all covenants, obligations and conditions of this Agreement to be performed by Target on or before such date have been so performed in all material respects.

    (c) Legal Opinion. Acquiror shall have received a legal opinion from Morrison & Foerster LLP, legal counsel to Target, in substantially the form of Exhibit G.

    (d) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Acquiror or any of its subsidiaries or otherwise.

    (e) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

    (f) No Material Adverse Changes. Except as disclosed in Schedule 6.3(f) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target and its subsidiaries, taken as a whole.

    (g) Letter from Accountants. Acquiror shall have received a letter from Coopers & Lybrand LLP, independent auditors, acceptable to Acquiror, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

    (h) Affiliate Agreements. Acquiror shall have received from each of the Affiliates of Target an executed Affiliate Agreement in substantially the form attached hereto as Exhibit B-1.

    (i) FIRPTA Certificate. Target shall, prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit D attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit D attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

    (j) Comfort Letters of Accountants. Acquiror shall have received a letter from Coopers & Lybrand LLP, independent auditors, acceptable to Acquiror and Target, respectively, and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    (k) Employment and Non-Competition Agreements. The employees of Target set forth on Schedule 5.20 shall have accepted employment with Acquiror and shall have entered into an Employment and Non-Competition Agreement substantially in the form attached hereto as Exhibits H-1, et. seq.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

  7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target, this Agreement may be terminated:

    (a) by mutual consent of Acquiror and Target;

    (b) by either Acquiror or Target, if, without fault of the terminating party, the Closing shall not have occurred on or before July 1, 1996 (or such later date as may be agreed upon in writing by the parties hereto);

    (c) by Acquiror, if (i) Target shall breach any of its representations, warranties or obligations hereunder in any material respect (except for such representations, warranties and obligations that are qualified by their terms by a reference to materiality, which representations, warranties and obligations as so qualified shall not be breached in any respect) and such breach shall not have been cured within ten business days of receipt by Target of written notice of such breach, (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing, or (iii) for any reason (other than as the result of the failure to satisfy the conditions specified in Sections 6.3(b) or (d), Target fails to call and hold the Target Stockholders Meeting by May 1, 1996;

    (d) by Target, if Acquiror shall breach any of its representations, warranties or obligations hereunder in any material respect (except for such representations, warranties and obligations that are qualified by their terms by a reference to materiality, which representations, warranties and obligations as so qualified shall not be breached in any respect) and such breach shall not have been cured within ten days following receipt by Acquiror of written notice of such breach;

    (e) by either Acquiror or Target if a Trigger Event (as defined in Section 7.3(b)) or Takeover Proposal shall have occurred and the Board of Directors of Target in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of this Agreement and the transactions contemplated hereby after determining that to cause Target to proceed with the transactions contemplated hereby would not be consistent with the Board of Directors' fiduciary duty to the stockholders of Target;

    (f) by either Acquiror or Target if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

    (g) by Target, in the event (i) of the acquisition, by any person or group of persons (other than persons or groups of persons who (A) acquired shares of Acquiror Common Stock pursuant to any merger of Acquiror in which Acquiror was the surviving corporation or any acquisition by Acquiror of all or substantially all of the capital stock or assets of another person or (B) disclose their beneficial ownership of shares of Acquiror Common Stock on Schedule 13G under the Exchange Act), of beneficial ownership of 30% or more of the outstanding shares of Acquiror Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (ii) the Board of Directors of Acquiror accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Acquiror Common Stock or of Acquiror's consolidated assets.

  7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this
Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

  7.3 Expenses and Termination Fees.

    (a) Subject to subsections (b), (c) and (d) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

    (b) In the event that (i) either Acquiror or Target shall terminate this Agreement pursuant to Section 7.1(e), (ii) either Acquiror or Target shall terminate this Agreement pursuant to Section 7.1(f)(ii) following a failure of the stockholders of Target to approve this Agreement and, prior to the time of the meeting of Target's stockholders, there shall have been (A) a Trigger Event with respect to Target or (B) a Takeover Proposal with respect to Target which at the time of the meeting of Target's stockholders shall not have been (x) rejected by Target and (y) withdrawn by the third party, or (iii) Acquiror shall terminate this Agreement pursuant to Section 7.1(c), due in whole or in part to any failure by Target to use its best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by Target prior to or on the Closing Date or any failure by Target's affiliates to take any actions required to be taken hereby, and prior thereto there shall have been (A) a Trigger Event with respect to Target or (B) a Takeover Proposal with respect to Target which shall not have been (x) rejected by Target and (y) withdrawn by the third party, then Target shall reimburse Acquiror for all of the out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel), and, in addition, the Target shall promptly pay to Acquiror the sum of $4,000,000; provided, however, that with respect to Section 7.3(b)(ii)(A) and Section 7.3(b)(iii)(A), a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 10% or more of Target if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of Target, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Target, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Target (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of Target, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Target or (iv) otherwise acting, alone or in concert with others, to seek control of Target or to seek to control or influence the management or policies of Target. As used herein, a "Trigger Event" shall occur if any Person acquires securities representing 10% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 25% or more, of the voting power of Target.

    (c) In the event that (i) Acquiror shall terminate this Agreement pursuant to Section 7.1(c) or (ii) Acquiror shall terminate this Agreement pursuant to Section 7.1(f)(ii), Target shall promptly reimburse Acquiror for all of the out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

    (d) In the event that Target shall terminate this Agreement pursuant to
  Section 7.1(d), Acquiror shall promptly reimburse Target for all of the out-of-pocket costs and expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including without limitation the fees and expenses of its advisors, accountants and legal counsel).

    (e) In the event that Target shall terminate this Agreement pursuant to
  Section 7.1(g)(ii), Acquiror shall reimburse Target for all of the out-of-pocket costs and expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including without limitation the fees and expenses of its advisors, accountants and legal counsel), and, in addition, Acquiror shall promptly pay to Target the sum of $4,000,000.

  7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Target Common Stock or Merger Sub Common Stock.

  7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

  8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 3.17 (Internal Revenue Code Section 368(c)), Section 5.4 (Confidentiality) 5.7 (Pooling Accounting), 5.8 (Affiliates), 5.10 (FIRPTA), 5.13 (Employee Benefit Plans),
5.15 (Form S-8), 5.16 (Indemnification), 5.22 (Warrants) and 5.23 (Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

    (a) if to Acquiror or Merger Sub, to:

      Cisco Systems, Inc.
      170 W. Tasman Drive
      San Jose, California 95134
      Attention: President
      Facsimile No.: (408) 526-4100
      Telephone No.: (408) 526-4000

      with a copy to:

      Brobeck, Phleger & Harrison LLP
      Attn: Edward M. Leonard, Esq.
      Two Embarcadero Place
      2200 Geng Road
      Palo Alto, California 94303
      Facsimile No.: (415) 496-2885
      Telephone No.: (415) 424-0160

  (b) if to Target, to:

    TGV Software, Inc.
    101 Cooper Street
    Santa Cruz, California 95060
    Attention: President
    Facsimile No.: (408) 457-5208
    Telephone No.: (408) 457-5200

    with a copy to:

    Morrison & Foerster LLP
    Attn: Michael Phillips, Esq.
    755 Page Mill Road
    Palo Alto, CA 94304-1018
    Facsimile No.: (415) 494-0792
    Telephone No.: (415) 813-5600

  8.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 23, 1996. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c) and (g), 1.7-1.9, 5.13, 5.16 and 5.22; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

  8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

  8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          TARGET

                                                   /s/ Craig Conway
                                          By: _________________________________
                                                       CRAIG CONWAY
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                                          ACQUIROR

                                                 /s/ John T. Chambers
                                          By: _________________________________
                                                     JOHN T. CHAMBERS
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                                          MERGER SUB

                                                  /s/ Larry R. Carter
                                          By: _________________________________
                                                      LARRY R. CARTER
                                            VICE PRESIDENT AND CHIEF FINANCIAL
                                                          OFFICER

            SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION

                            AMENDMENT NO. 1 TO THE
                     AGREEMENT AND PLAN OF REORGANIZATION

  THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment") is made as of this 27th day of February, 1996 by and among Cisco Systems, Inc., a California corporation ("Cisco"), Big Sky Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Cisco ("Merger Sub"), and TGV Software, Inc., a Delaware corporation ("TGV").

                                   RECITALS

  WHEREAS, Cisco, Merger Sub, and TGV entered into an Agreement and Plan of Reorganization dated January 23, 1996 (the "Reorganization Agreement"), pursuant to which Merger Sub will merge with and into TGV, with TGV becoming a wholly-owned subsidiary of Cisco;

  NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties, intending to be legally bound, agree as follows:

    1. Subsection (i) of the fourth sentence of Section 2.2 is hereby amended to read as follows:

      (i) 3,250,000 shares of Common Stock for issuance to employees and consultants pursuant to the Target Stock Option Plans, of which 1,542,388 shares have been issued pursuant to option exercises or direct stock purchases, 1,331,262 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights,

    2. Section 6.3(d) is hereby amended to read in its entirety as follows:

      (d) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Target or any of its subsidiaries or otherwise.

    3. Section 7.1(c) is hereby amended to read in its entirety as follows:

      (c) by Acquiror, if (i) Target shall breach any of its representations, warranties or obligations hereunder in any material respect (except for such representations, warranties and obligations that are qualified by their terms by a reference to materiality, which representations, warranties and obligations as so qualified shall not be breached in any respect) and such breach shall not have been cured within ten business days of receipt by Target of written notice of such breach, (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing, or (iii) for any reason (other than as the result of the failure to satisfy the conditions specified in Sections 6.1(b) or (d)) Target fails to call and hold the Target Stockholders Meeting by May 1, 1996;

    4. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

    5. Governing Law. This Amendment shall be governed and construed by and construed in accordance with the laws of the State of California.

    6. Headings. Section headings in this Amendment are included herein for the convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

  IN WITNESS WHEREOF, Cisco, TGV, and Merger Sub have caused this Amendment to be executed as of the date first written above.

                                          CISCO SYSTEMS, INC.

                                          By: /s/ John T. Chambers
                                             -----------------------------
                                             Name: John T. Chambers
                                             Title: President and C.E.O.

                                          BIG SKY ACQUISITION CORPORATION

                                          By: /s/ Larry R. Carter
                                             -----------------------------
                                             Name: Larry R. Carter
                                             Title: Vice President and C.F.O.

                                          TGV SOFTWARE, INC.

                                          By: /s/ Gary Valenzuela
                                             -----------------------------
                                             Name: Gary Valenzuela
                                             Title: Chief Financial Officer


                      [SIGNATURE PAGE TO AMENDMENT NO. 1]

                                   EXHIBIT A
                                   ---------

                             CERTIFICATE OF MERGER

                                    MERGING

                        BIG SKY ACQUISITION CORPORATION

                                 WITH AND INTO

                              TGV SOFTWARE, INC.

                               ----------------

           Pursuant to Section 251 of the General Corporation Law of
                             the State of Delaware

                               ----------------

  Big Sky Acquisition Corporation, a Delaware corporation ("Merger Sub"), and TGV Software, Inc., a Delaware corporation ("Target"), DO HEREBY CERTIFY AS
FOLLOWS:

  FIRST: That Merger Sub was incorporated on June 30, 1995, pursuant to the Delaware General Corporation Law (the "Delaware Law"), and that Target was
incorporated on November    , 1994, pursuant to the Delaware Law.

  SECOND: That an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of January 23, 1996, among Acquiror, a California corporation, Merger Sub and Target, setting forth the terms and conditions of the merger of Merger Sub with and into Target (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware Law.

  THIRD: That the name of the surviving corporation (the "Surviving Corporation") shall be TGV Software, Inc.

  FOURTH: That pursuant to the Reorganization Agreement, the Restated Certificate of Incorporation of the Surviving Corporation is amended to read in its entirety as set forth in Exhibit A hereto.

  FIFTH: That an executed copy of the Reorganization Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

      TGV Software, Inc.
      101 Cooper Street
      Santa Cruz, California 95060

  SIXTH: That a copy of the Reorganization Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

  SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

  IN WITNESS WHEREOF, each of Merger Sub and Target has caused this
Certificate of Merger to be executed in its corporate name this     day of
      , 1996.

                                          BIG SKY ACQUISITION CORPORATION

                                          By:
                                             ----------------------------------
                                             ---------------------,

ATTEST:

---------------------------------
Secretary

                                          TGV SOFTWARE, INC.

                                          By:
                                             ----------------------------------
                                             ---------------------,

ATTEST:

---------------------------------
Secretary

                                   APPENDIX B

                  WESSELS, ARNOLD & HENDERSON FAIRNESS OPINION

              [LETTERHEAD OF WESSELS, ARNOLD & HENDERSON, L.L.C.]

January 23, 1996

The Board of Directors
TGV Software, Inc.
101 Cooper Street
Santa Cruz, CA 95060

Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view and as of the date hereof, to the stockholders of TGV Software, Inc. (the "Company"), of the consideration to be received by the stockholders pursuant to the terms of the proposed Agreement and Plan of Reorganization (the "Agreement") dated January 23, 1996 by and among the Company, Merger Sub, Inc. and Cisco Systems, Inc. (the "Acquiror") (the "Merger"). Capitalized terms used herein shall have the respective meanings ascribed to them in the Agreement unless otherwise defined herein.

  Pursuant to the Agreement, each outstanding share of common stock of the Company is proposed to be converted into and represent the right to receive such number of shares of the Acquiror's common stock as is equal to the Exchange Ratio. The Exchange Ratio is .20 (subject to adjustment in the event of a stock split or stock dividend effected between the date hereof and the Effective Time). The Merger is intended to qualify as a tax-free reorganization for U.S. Federal Income tax purposes and to be accounted for as a pooling-of-interests under applicable accounting principles. The terms and conditions of the Merger are set forth more fully in the Agreement.

  Wessels, Arnold & Henderson, L.L.C. ("Wessels, Arnold & Henderson"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Wessels, Arnold & Henderson acts as a market maker and broker in the publicly traded securities of both the Company and the Acquiror and receives customary compensation in connection therewith, and also provides research coverage for the Company and the Acquiror. In the ordinary course of business, Wessels, Arnold & Henderson actively trades in the publicly traded securities of both the Company and the Acquiror for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. We have acted as financial advisor to the Company's Board of Directors in connection with the Merger and will receive fees for our services, including the rendering of this opinion.

  In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement;
(ii) reviewed and analyzed certain publicly available financial statements and other information of the Company and the Acquiror; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;
(iv) reviewed and analyzed certain internal financial statements and other historical financial and operating data concerning the Acquiror prepared by the management of the Acquiror; (v) reviewed and analyzed certain earnings per share estimates for the Acquiror prepared by various equity research analysts;
(vii) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company;
(viii) conducted discussions with members of the senior management of the Acquiror with respect to the business and prospects of the Acquiror;
(ix) reviewed the reported prices and trading activity for the Company's Common Stock and the Acquiror's Common Stock; (x) compared the financial performance of the Company and the Acquiror and the prices of the Company's Common Stock and the Acquiror's Common Stock with that of certain other comparable publicly-traded companies and their

Cisco Systems, Inc./TGV Software, Inc. Merger
Fairness Opinion
January 23, 1996
Page 2

securities; (xi) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and (xii) participated in discussions and negotiations among representatives of the Company and the Acquiror and their respective financial and legal advisors. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

  In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the foregoing information provided to us by the Company and the Acquiror, and have not independently verified such information. Further, our opinion is based on the assumption that the Merger will qualify as a tax-free reorganization and be accounted for as pooling-of-interests. We have not performed an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or the Acquiror, and we have not been furnished with any such valuation or appraisal. With respect to the Company's financial forecasts, we have assumed that they have been prepared based on the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company and that the assumptions underlying such forecasts are reasonable.

  It is understood that this letter is for the information of the Board of Directors of the Company only, and this letter shall not be published or otherwise used and no public references to Wessels, Arnold & Henderson, L.L.C. shall be made without our prior written consent, which consent shall not be unreasonably withheld; provided, however, that this letter may be included in its entirety in the proxy statement submitted to the stockholders of the Company for the purpose of approving the Merger or disclosed as required by applicable law. Further, our opinion speaks only as of the date hereof and is based on the conditions as they exist and information that we have been supplied as of the date hereof. It shall be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.
  Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by the holders of the Company's Common Stock pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company's Common Stock. Our opinion does not constitute a recommendation to any Board member or stockholder of the Company as to how any such Board member or stockholder should vote on the proposed Merger or otherwise address the Company's decision to effect the Merger.

                                          Very truly yours,

                                          Wessels, Arnold & Henderson, L.L.C.

                                          By: /s/ Bryson D. Hollimon
                                             --------------------------
                                             Bryson D. Hollimon
                                             Managing Director

                                   APPENDIX C

                             STOCK OPTION AGREEMENT

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT (the "Agreement"), dated as of January 23, 1996, by and between Cisco Systems, Inc., a California corporation ("Acquiror"), and TGV Software, Inc., a Delaware corporation ("Target").

  WHEREAS, concurrently with the execution and delivery of this Agreement, Target, Acquiror and Big Sky Acquisition Corporation, a Delaware corporation ("Sub"), are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Reorganization Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Sub will be merged with and into Target (the "Merger"), with Target continuing as the surviving corporation; and

  WHEREAS, as a condition and inducement to Acquiror's willingness to enter into the Reorganization Agreement, Acquiror has required that Target agree, and Target has so agreed, to grant to Acquiror an option with respect to certain shares of Target's common stock on the terms and subject to the conditions set forth herein.

  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Reorganization Agreement, the parties hereto agree as follows:

  1. Grant of Option. Target hereby grants Acquiror an irrevocable option (the "Target Option") to purchase up to 871,667 shares (the "Target Shares") of common stock, par value $.001 per share, of Target (the "Target Common Stock") in the manner set forth below at a price (the "Exercise Price") of $15.575 per Target Share, payable in cash. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Reorganization Agreement.

  2. Exercise of Option. The Target Option may be exercised by Acquiror, in whole or in part (however, in no event shall the initial exercise of the Target Option be for less than 25% of the Target Shares), at any time or from time to time after the occurrence of any of the events described in clauses
(i), (ii) and (iii) of Section 7.3(b) of the Reorganization Agreement. In the event Acquiror wishes to exercise the Target Option, Acquiror shall deliver to Target a written notice (an "Exercise Notice") specifying the total number of Target Shares it wishes to purchase. Each closing of a purchase of Target Shares (a "Closing") shall occur at a place, on a date and at a time designated by Acquiror in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Target Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Reorganization Agreement pursuant to Section 7.1 thereof (other than a termination in connection with which Acquiror is entitled to the payment specified in Section 7.3(b) thereof); or (iii) 180 days following any termination of the Reorganization Agreement in connection with which Acquiror is entitled to the payment specified in Section 7.3(b) thereof (or if, at the expiration of such 180 day period, the Target Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than January 22, 1998. Notwithstanding the foregoing, the Target Option may not be exercised if Acquiror is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Reorganization Agreement.

  3. Conditions to Closing. The obligation of Target to issue the Target Shares to Acquiror hereunder is subject to the conditions that (i) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act"), applicable to the issuance of the Target Shares hereunder shall have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Target Shares hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

  4. Closing. At any Closing, (a) Target will deliver to Acquiror a single certificate in definitive form representing the number of Target Shares designated by Acquiror in its Exercise Notice, such certificate to be registered in the name of Acquiror and to bear the legend set forth in Section 13, and (b) Acquiror will deliver to Target the aggregate price for the Target Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check. At any Closing at which Acquiror is exercising the Target Option in part, Acquiror shall present and surrender this Agreement to Target, and Target shall deliver to Acquiror an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Target Common Stock purchasable hereunder.

  5. Representations and Warranties of Target. Target represents and warrants to Acquiror that (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or any of the transactions contemplated hereby,
(c) this Agreement has been duly executed and delivered by Target and constitutes a valid and binding obligation of Target, and, assuming this Agreement constitutes a valid and binding obligation of Acquiror, is enforceable against Target in accordance with its terms, (d) Target has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Target Option, and at all times from the date hereof through the expiration of the Target Option will have reserved, 871,667 unissued Target Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Target Shares to Acquiror upon the exercise of the Target Option, Acquiror will acquire the Target Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) except as described in Sections 2.2 and 2.3 of the Reorganization Agreement, the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Certificate of Incorporation, as amended, or Amended and Restated By-laws, as amended, of Target or (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a Material Adverse Effect on Target and (g) except as described in Sections 2.2 and 2.3 of the Reorganization Agreement, the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority.

  6. Representations and Warranties of Acquiror. Acquiror represents and warrants to Target that (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding obligation of Acquiror, and, assuming this Agreement constitutes a valid and binding obligation of Target, is enforceable against Acquiror in accordance with its terms, (d) except as described in Section 3.3 of the Reorganization Agreement, the execution and delivery of this Agreement by

Acquiror does not, and the performance of this Agreement by Acquiror will not, result in any Violation pursuant to, (A) any provision of the Articles of Incorporation or By-laws of Acquiror, (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a Material Adverse Effect on Acquiror, (e) except as described in Section
3.3 of the Reorganization Agreement and Section 3(i) of this Agreement, the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority and (f) any Target Shares acquired upon exercise of the Target Option will not be, and the Target Option is not being, acquired by Acquiror with a view to the public distribution thereof.

  7. Certain Repurchases.

  (a) Put and Call. At any time during which the Target Option is exercisable pursuant to Section 2 (the "Repurchase Period"), upon demand by Acquiror, Acquiror shall have the right to sell to Target (or any successor entity thereof) and Target (or such successor entity) shall be obligated to repurchase from Acquiror (the "Put"), and upon demand by Target, subject to
Section 7(c) hereof, Target (or any successor entity thereof) shall have the right to repurchase from Acquiror and Acquiror shall be obligated to sell to Target (or such successor entity) (the "Call"), all or any portion of the Target Option, at the price set forth in subparagraph (i) below, or, at any time prior to January 22, 1998, all or any portion of the Target Shares purchased by Acquiror pursuant thereto, at a price set forth in subparagraph
(ii) below:

    (i) the difference between the "Market/Tender Offer Price" for shares of Target Common Stock as of the date (the "Notice Date") notice of exercise of the Put or Call, as the case may be, is given to the other party (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal (as defined in the Reorganization Agreement) which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the average of the closing prices of shares of Target Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the Notice Date, (the "Market Price")), and the Exercise Price, multiplied by the number of Target Shares purchasable pursuant to the Target Option (or portion thereof with respect to which Acquiror or Target is exercising its rights under this Section 7), but only if the Market/Tender Offer Price is greater than the Exercise Price;

    (ii) the Exercise Price paid by Acquiror for the Target Shares acquired pursuant to the Target Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Target Shares so purchased. For purposes of this clause (ii), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Takeover Proposal during the Repurchase Period.

  (b) Payment and Redelivery of Target Option or Shares. In the event Acquiror or Target exercises its rights under this Section 7, Target shall, within ten business days of the Notice Date, pay the required amount to Acquiror in immediately available funds and Acquiror shall surrender to Target the Target Option or the certificates evidencing the Target Shares purchased by Acquiror pursuant thereto, and Acquiror shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

  (c) Limitation on Call. The Call shall not be exercisable by Target (or any successor entity thereof) unless substantially concurrently therewith Target has consummated the transaction contemplated by a Takeover Proposal or the stockholders of Target have transferred their shares of Target Common Stock pursuant to a tender or exchange offer or other Takeover Proposal.

  8. Voting of Shares. Following the date hereof and prior to the Expiration Date (as defined in Section 9(b)), Acquiror shall vote any shares of Target Common Stock acquired pursuant to this Agreement ("Restricted

Shares") on each matter submitted to a vote of stockholders of Target for and against such matter in the same proportion as the vote of all other stockholders of Target are voted (whether by proxy or otherwise) for and against such matter.

  9. Restrictions on Certain Actions.

    (a) Restrictions. Other than pursuant to the Reorganization Agreement, following the date hereof and prior to the Expiration Date, without the prior written consent of Target, Acquiror shall not, nor shall Acquiror permit its affiliates to, directly or indirectly, alone or in concert or conjunction with any other Person or Group (as defined in Section 9(b)),
  (i) in any manner acquire, agree to acquire or make any proposal to acquire, any securities of, equity interest in, or any material property of, Target (other than pursuant to this Agreement or the Reorganization Agreement), (ii) except at the specific written request of Target, propose to enter into any merger or business combination involving Target or to purchase a material portion of the assets of Target, (iii) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of Target, (iv) form, join or in any way participate in a Group with respect to any voting securities of Target, (v) seek to control or influence the management, Board of Directors or policies of Target, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) advise, assist or encourage any other Person in connection with the foregoing or (viii) request Target (or its directors, officers, employees or agents) to amend or waive any provisions of this Section 9, or take any action which may require Target to make a public announcement regarding the possibility of a business combination or merger with such party. Target shall not adopt any Rights Agreement in any manner which would cause Acquiror, if Acquiror has complied with its obligations under this Agreement, to become an "Acquiring Person" under such Rights Agreement solely by reason of the beneficial ownership of the shares purchasable hereunder.

    (b) Certain Definitions. For purposes of this Agreement, (i) the term "Person" shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act), (ii) the term "Expiration Date" with respect to any obligation or restriction imposed on one party shall mean the earlier to occur of (A) the third anniversary of the date hereof or (B) such time as the other party shall have suffered a Change of Control and
  (iii) a "Change of Control" with respect to one party shall be deemed to have occurred whenever (A) there shall be consummated (1) any consolidation or merger of such party in which such party is not the continuing or surviving corporation, or pursuant to which shares of such party's common stock would be converted in whole or in part into cash, other securities or other property, other than a merger of such person in which the holders of such party's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of such party, or (B) the stockholders of such party shall approve any plan or proposal for the liquidation or dissolution of such party, or (C) any party, other than such party or a subsidiary thereof or any employee benefit plan sponsored by such party or a subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of such party in substantially the same proportions as their ownership of stock of such party, shall become the beneficial owner of securities of such party representing 25% or more of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (D) at any time during the period commencing on the date of this Agreement and ending on the Expiration Date, individuals who at the date hereof constituted the Board of Directors of such party shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by such party's stockholders of each new director during the period commencing on the date of this Agreement and ending on the Expiration Date was approved by a vote of at least two-thirds of the directors then still in office who were directors at the date hereof, or (E) any other event shall occur with respect to such party that would be required to be reported in response to
  Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

  10. Restrictions on Transfer.

    (a) Restrictions on Transfer. Prior to the Expiration Date, Acquiror shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by Acquiror, other than (i) pursuant to Section 7, or
  (ii) in accordance with Section 10(b) or 11.

    (b) Permitted Sales. Following the termination of the Reorganization Agreement, Acquiror shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair and in the best interests of the stockholders of Target, by a majority of the members of the Board of Directors of Target (which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer).

  11. Registration Rights.

    (a) Following the termination of the Reorganization Agreement, Acquiror may by written notice (the "Registration Notice") to Target request Target to register under the Securities Act all or any part of the Restricted Shares beneficially owned by Acquiror (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Acquiror and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any Person (including any Group) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of Common Stock of Target on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by Acquiror and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and
  (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the Fair Market Value of such shares. For purposes of this Section 11, the term "Fair Market Value" shall mean the per share average of the closing sale prices of Target's Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the date of the Registration Notice. Target (and/or any Person designated by Target) shall thereupon have the option exercisable by written notice delivered to Acquiror within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the Fair Market Value of such shares. Any such purchase of Registrable Securities by Target hereunder shall take place at a closing to be held at the principal executive offices of Target or its counsel at any reasonable date and time designated by Target and/or such designee in such notice within 10 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

    (b) If Target does not elect to exercise its option to purchase pursuant to Section 11(a) with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Acquiror shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) Target will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when
  (A) Target is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to Target, such information would have to be disclosed if a registration statement were filed at that time; (B) Target is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

  (C) Target determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Target or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement, the provisions of this Section 11 shall again be applicable to any proposed registration; provided, however, that Acquiror shall not be entitled to request more than two registrations pursuant to this Section 11. Target shall use its best efforts to cause any Registrable Securities registered pursuant to this Section 11 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Acquiror may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Target shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

    (c) The registration rights set forth in this Section 11 are subject to the condition that Acquiror shall provide Target with such information with respect to Acquiror's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Acquiror as, in the reasonable judgment of counsel for Target, is necessary to enable Target to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

    (d) If Target's securities of the same type as the Registrable Securities are then authorized for quotation or trading or listing on the New York Stock Exchange, Nasdaq National Market System, or any other securities exchange or automated quotations system, Target, upon the request of Acquiror, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

    (e) A registration effected under this Section 11 shall be effected at Target's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Acquiror, and Target shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.

  12. Adjustment Upon Changes in Capitalization.

    (a) In the event of any change in Target Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Target Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Acquiror shall receive, upon exercise of the Target Option, the number and class of shares or other securities or property that Acquiror would have received in respect of the Target Common Stock if the Target Option had been exercised immediately prior to such event or the record date therefor, as applicable.

    (b) In the event that Target shall enter in an agreement: (i) to consolidate with or merge into any person, other than Acquiror or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Acquiror or one of its Subsidiaries, to merge into Target and Target shall be the continuing or surviving corporation, but, in connection with such merger, in the then-outstanding shares of Target Common Stock shall be changed into or exchanged for stock or other securities of Target or any other person or cash or any other property or the outstanding shares of Target Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Acquiror or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Acquiror shall receive for each Target Share with respect to which the Target Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Target Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Target Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Target Option would have the same election or similar rights as would the holder of the number of shares of Target Common Stock for which the Target Option is then exercisable).

  13. Restrictive Legends. Each certificate representing shares of Target Common Stock issued to Acquiror hereunder shall include a legend in substantially the following form:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF JANUARY 23, 1996, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

  14. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by Acquiror in compliance with the provisions of Section 11 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until Acquiror shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of Acquiror. Certificates representing shares sold in a registered public offering pursuant to Section 11 shall not be required to bear the legend set forth in Section 13.

  15. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

  16. Entire Agreement. This Agreement and the Reorganization Agreement (including the Disclosure Memorandum relating thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

  17. Further Assurance. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

  18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

  19. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

                       (a)if to Acquiror or Merger Sub, to:

                          Cisco Systems, Inc.
                          170 W. Tasman Drive
                          San Jose, California 95134
                          Attention: President
                          Facsimile No.: (408) 526-4100
                          Telephone No.: (408) 526-4000

                          with a copy to:

                          Brobeck, Phleger & Harrison LLP
                          2200 Geng Road
                          Two Embarcadero Place
                          Palo Alto, CA 94303
                          Attn: Edward M. Leonard, Esq.
                          Facsimile No.: (415) 496-2885
                          Telephone No.: (415) 424-0160

                       (b)if to Target, to:

                          TGV Software, Inc.
                          101 Cooper Street
                          Santa Cruz, California 95060
                          Attention: President
                          Facsimile No.: (408) 457-5208
                          Telephone No.: (408) 457-5200

                          with a copy to:

                          Morrison & Foerster LLP
                          755 Page Mill Road
                          Palo Alto, CA 94304-1018
                          Attn: Michael Phillips, Esq.
                          Facsimile No.: (415) 494-0792
                          Telephone No.: (415) 354-1500

  20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

  21. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

  23. Expenses. Except as otherwise expressly provided herein or in the Reorganization Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  24. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          ACQUIROR

                                                  /s/ John T. Chambers
                                          By: _________________________________

                                                      John T. Chambers
                                            Name: _____________________________

                                               President and Chief Executive
                                                          Officer
                                            Title: ____________________________

                                          TARGET

                                                    /s/ Craig Conway
                                          By: _________________________________

                                                        Craig Conway
                                            Name: _____________________________

                                               President and Chief Executive
                                                          Officer
                                            Title: ____________________________




                      [SIGNATURE PAGE TO OPTION AGREEMENT]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Restated Articles of Incorporation, as amended and Amended By-laws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Company has entered into Indemnification Agreements with each of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed herewith or incorporated by reference herein:

     EXHIBIT
     NUMBER                             EXHIBIT TITLE
     -------                            -------------
      2.1    Agreement and Plan of Reorganization by and among the Registrant,
             Big Sky Acquisition Corporation, and TGV Software, Inc., dated as of January 23, 1996 (attached as Appendix A to the Proxy
             Statement/Prospectus contained in this Registration Statement).
      4.1    Registrant's Restated Articles of Incorporation as currently in effect (incorporated by reference to the Registrant's registration statements (File No. 33-32778)).
      4.2    Registrant's Bylaws, as currently in effect (incorporated by reference to the Registrant's registration statements (File No.
             33-32778)).
      4.3    Form of Specimen Certificate for Registrant's Common Stock
             (incorporated by reference to Exhibit 28.01 of Registrant's
             Registration Statement on Form S-1 (File No. 33-32778)).
      5.1    Opinion of Brobeck, Phleger & Harrison LLP regarding the legality of the securities being issued.
      8.1    Form of opinion of Brobeck, Phleger & Harrison LLP regarding certain tax matters.
      8.2    Form of opinion of Morrison & Foerster LLP regarding certain tax matters.
     23.1    Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
             5.1 and Exhibit 8.1).
     23.2    Consent of Coopers Lybrand L.L.P. with respect to Registrant's financial statements.
     23.3    Consent of Price Waterhouse LLP with respect to TGV's financial statements.
     23.4    Consent of Wessels, Arnold & Henderson, L.L.C.
     23.5    Consent of Morrison & Foerster LLP (included in Exhibit 8.2).
     24.1    Power of Attorney (see page II-3).
     99.1    Form of proxy to be used in soliciting TGV's stockholders for its special meeting.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) that, for purposes of deterring any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof;

    (5) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (6) that every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (7) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

    (8) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN JOSE, STATE OF CALIFORNIA, ON THE 27TH DAY OF FEBRUARY 1996.

                                          Cisco Systems, Inc.

                                                   /s/ John T. Chambers
                                          By: _________________________________
                                             John T. Chambers, President and
                                                 Chief Executive Officer

  KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS JOHN T. CHAMBERS AND LARRY R. CARTER AND EACH OF THEM ACTING INDIVIDUALLY, AS SUCH PERSON'S TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, EACH WITH FULL POWER OF SUBSTITUTION, FOR SUCH PERSON, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE SAME, WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN CONNECTION THEREWITH, AS FULLY TO ALL INTENTS AND PURPOSES AS SUCH PERSON MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR ANY OF THEM, OR THEIR OR HIS OR HER SUBSTITUTES, MAY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
       /s/ John T. Chambers          President and Chief           February 27, 1996
____________________________________   Executive Officer
          John T. Chambers             (Principal Executive
                                       Officer) and Director


       /s/ Larry R. Carter           Vice President, Finance and   February 27, 1996
____________________________________   Administration, Chief
          Larry R. Carter              Financial Officer and
                                       Secretary (Principal
                                       Financial Officer)


                                     Chairman of the Board and     February 27, 1996
____________________________________   Director
         John P. Morgridge


     /s/ Donald T. Valentine         Vice Chairman of the Board    February 27, 1996
____________________________________   and Director
        Donald T. Valentine


    /s/ Dr. Michael S. Frankel       Director                      February 27, 1996
____________________________________
       Dr. Michael S. Frankel


     /s/ Dr. James F. Gibbons        Director                      February 27, 1996
____________________________________
        Dr. James F. Gibbons


       /s/ Robert L. Puette          Director                      February 27, 1996
____________________________________
          Robert L. Puette


        /s/ Masayoshi Son            Director                      February 27, 1996
____________________________________
           Masayoshi Son


                               TGV SOFTWARE, INC.

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                      BALANCE AT           DEDUCTIONS BALANCE AT
                                      BEGINNING             (WRITE-     END OF
                                      OF PERIOD  ADDITIONS   OFFS)      PERIOD
                                      ---------- --------- ---------- ----------
                                                    (IN THOUSANDS)
Allowance for doubtful accounts:
 Fiscal year ended June 30, 1995.....    $135      $195       $(18)      $312
 Fiscal year ended June 30, 1994.....      50       147        (62)       135
 Fiscal year ended June 30, 1993.....      50         7         (7)        50

                                      S-1